UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

Amendment No. 3

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

DRONE USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-0967943
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

16 Hamilton Street, West Haven, CT	06516
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 220-2296

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class	Name of Exchange on which each
to be so registered	class is to be registered

Common Stock, $.0001	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

EXPLANATORY NOTE

Drone USA, Inc. is filing this General Form for Registration of Securities on Form 10, which we refer to as the Form 10, to register its common stock, par value $0.0001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Form 10, the terms "Drone USA," "Company," "we," "us," and "our" refer to Drone USA, Inc.

Drone USA is an "emerging growth company" as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future reports that we file with the United States Securities and Exchange Commission, or SEC.

Drone USA is a "smaller reporting company" as defined in Exchange Act Rule 12b-2. However, we are not currently electing to take advantage of the scaled disclosure available to smaller reporting companies.

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FORWARD LOOKING STATEMENTS

There are statements in this Form 10 that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Form 10 carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward looking statements included in this Form 10 are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Form 10 will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Description of Business

Organizational History

We were formed in Delaware on June 26, 1972 as OCR Corporation, underwent a series of name changes and businesses and on April 25, 2008 changed our name to Texas Wyoming Drilling, Inc. On January 26, 2016, we entered into an Equity Exchange Agreement (the “EEA”) whereby we acquired all of the issued and outstanding membership interests in Drone USA, LLC in exchange for 440,425,388 shares of our common stock and 250 shares of Series A preferred stock, subsequent and pursuant to our completing a 1-for-150 share reverse stock split on all issued and outstanding common stock which resulted in total issued and outstanding shares of common stock of 6,368,224 immediately prior to this issuance. In connection with the EEA, 1,253,202 shares of common stock were relinquished and an additional 44,042,539 shares of common stock were issued pursuant to a previous settlement agreement. In connection with the EEA, effective January 26, 2016, we accepted the resignation of Margaret Cadena, the former Chief Executive Officer and Board member, and Richard Kugelman, Dr. Robert Michet, and Dr. David Durkin, the remaining former officers and Board members, and appointed Michael Bannon as Chief Executive Officer, President, Chairman and Board member and Dennis Antonelos as Chief Financial Officer, Secretary, Treasurer, and Board member. Dennis Antonelos resigned as our CFO and as a member of our Board on July 10, 2017 and Michael Bannon was appointed as CFO. On May 19, 2016, we changed our name to Drone USA, Inc., we changed our ticker symbol to DRUS, and we completed a 1-for-12 share reverse stock split on all issued and outstanding common stock, with a record date of May 24, 2016, which resulted in total issued and outstanding shares of common stock of 40,841,517 on June 17, 2016 when all round lot issuances were completed.

We are currently traded on the OTCQB market under the symbol DRUS.

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On June 1, 2016, we entered into an agreement with BRVANT Technologic Solutions ("BRVANT"), a company in Brazil that develops and manufactures UAV systems, embedded systems and simulators for commercial and military customers. We acquired exclusive rights to BRVANT's UAV technology and intellectual property relating to its UAV technology. As consideration for the agreement, Dr. Rodrigo Kuntz Rangel, BRVANT’s CEO, was appointed to the position of Chief Technology Officer (CTO) and issued a stock option grant for 2,000,000 shares of common stock in Drone USA. We have the option to acquire ownership of all outstanding capital stock of BRVANT for additional consideration of $1 million, but we have not made a decision to make that purchase at this time. The agreement with BRVANT provided the Company a turnkey line card of proven, advanced low-altitude UAVs to begin selling immediately.

On July 7, 2016, we appointed UAV industry executive Paulo Ferro as Chief Strategy Officer and Board member, who was terminated for cause on July 7, 2017. Mr. Ferro previously served as Director of International Business Development for AeroVironment, Inc, the market leader in low-altitude UAVs and most recently as Director of Strategic Development for General Atomics ASI, where he lead their international sales initiatives for the Predator drone. Mr. Ferro has more than 28 years direct involvement in strategic planning, business development, and operations in advanced technologies. He is a subject-matter expert in tactical and Remotely Piloted Aircraft (RPA) and pertinent applications, having worked in most classifications—from nano to large stratospheric platform.

On August 18, 2016, we entered into a Settlement Agreement with Rockwell Capital Partners, Inc. (“Rockwell”) in connection with a section 3(a)(10) transaction under the Securities Act where we issued to Rockwell a convertible note in the principal amount of $102,102.74. To limit the number of our shares that Rockwell would have to sell and thus limit the potential pressure on the trading price of our common stock, in August 2016 we issued 68,500 shares to Rockwell, of which 11,500 were a settlement fee and the balance were for repayment of $58,165 of the convertible note, and in the first quarter of fiscal 2017 issued an additional 460,200 shares for the remaining note balance as part of the Settlement Agreement for a total of 528,700 shares issued to Rockwell.

In September 2016, we entered into an agreement with the Portuguese Government (Secretaria do Mar, Ciência e Tecnologia –“SMCT”), the national aviation authority of Portugal (Navegação Aérea de Portugal – “NAV”) and Aeroportos de Portugal (airports’ management authority – “ANA”) enabling us to fly and test UAVs at the Portugese airport of Santa Maria Island, in the Azores archipelago. The agreement is for five years and will automatically renew unless written notification is provided by one of the parties within 180 days of the renewal date. We are one of five companies to have such access, and the only non-Portuguese company to have such access. We will test and develop UAVs for operations over land and sea but have not yet tested any UAVs in Portugal. We further expect to assist the Azores Regional Government over the coming years that is expected to have a growing demand for UAV technology for environmental monitoring at sea, fisheries control and scientific research, including for climate change.

In September 2016, Drone USA registered with the U.S. State Department and met the requirements of the Arms Export Control Act and International Traffic in Arms Regulations ("ITAR"). The registration allows us to apply for export, and temporary import, of product, technical data, and services related to defense articles.

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On September 9, 2016, Howco became a wholly owned subsidiary of Drone USA. We acquired all of its issued and outstanding shares held by Paul Charles ("Chuck") Joy and Kathryn B. Joy, the founders and officers of Howco, for $3,500,000, a warrant for 500,000 shares of Drone USA common stock with an exercise price of $0.01 per share, and earnout consideration, the funds for which were received from the TCA loan discussed below. We paid $2,600,000 in cash and issued a note to the sellers for $900,000. Howco is a supplier of spare and replacement parts to the United States Federal Government and commercial customers worldwide with expertise in Defense Logistics Agency, TACOM, NECO and other Department of Defense acquisition groups. Howco understands the entire contract and administration management process for Federal Government contracts and supply chain logistics for its Federal Government customers as well as prime contractors with Federal Government contracts. Chuck Joy and Kathryn Joy have been retained under contract for a term of two years, a salary of $125,000 and a tiered bonus-structure that is dependent on the gross margin performance of Howco in the subsequent 12 and 24 month periods immediately following the acquisition. Prior to the acquisition, Howco reported revenues of approximately $18.78 million and $24.86 million, and net income of approximately $903,000 and $1,013,000, for the period from October 1, 2015 through September 9, 2016 and the year ended September 30, 2015, respectively. For the six months ended March 31, 2017, three customers accounted for approximately 65%, 12% and 11% of Howco’s total sales. The customers are the Defense Logistics Agency-Columbus, Defense Logistics Agency-Richmond and the Defense Logistics Agency-Philadelphia, respectively. Howco’s dependence on three significant customers, all part of the Federal Government, is a risk for its ability to maintain or increase its future revenues since the loss of one or both could have significant adverse financial consequences for Howco and Drone USA.

On November 18, 2016, we entered into `a Manufacturing Agreement and a lease with Empirical Systems Aerospace, Inc. ("ESAero"). ESAero specializes in cost-effective development and production of UAV and aerospace flying platforms. Under the terms of the Manufacturing Agreement, ESAero will assist us with the manufacturing and integration of the component parts of our UAVs, including attending customer and vendor meetings at our request.

On November 17, 2016, we entered into a sublease with ESAero for a period of two years commencing February 1, 2017, of office space and engineering design space of approximately 10,000 square feet at a monthly cost of $15,000. The sublease is at 3580 Sueldo Street, San Luis Obispo, CA 93401. We have not made any lease payments since inception of this sublease. Although we are not currently involved in engineering design activity we believe that the relationship with ESAero is important to us and if we are unable to start making payments of the past due lease obligations to ESAero this could have a material adverse impact on our ability to achieve our business plan by jeopardizing our relationship with ESAero.

In November 2016, we demonstrated our quadcopter system for a NATO member country and have submitted a proposal for 600 Shadow quadcopter systems, priced at approximately $40,000 per system, totaling $24 million. This NATO member country plans to use the quadcopters for ISR purposes. We were not awarded the contract but were encouraged by this NATO company representatives to submit proposals for the second and third tranches of this order in 2018 and 2019, respectively, where each tranche is expected to equal or exceed the magnitude of the first tranche.

In December 2016, we demonstrated our quadcopter system to an international transportation company. The UAVs will be used for perimeter security, surveillance and search and rescue. The international transportation company has invited us back to demonstrate our quadcopter in late 2017.

In December 2016, we reached a verbal agreement to integrate a leading camera and software application into our precision agriculture platform that we are developing for commercial release. At this time we are in the development and testing phase of the platform and camera integration. The platform is being tested on commercial farms in Brazil.

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On January 7, 2017, we entered into an agreement with Ardour Capital Investments, LLC (“Ardour”) to provide advisory and capital raising services for a fee of $22,500 that was paid over three months. In addition, we will pay them for any capital investments they introduce to us that invest in us a fee of 7% of the total dollar amount raised as cash compensation and a warrant equal to 3% of the total shares issued in the transaction at an exercise price equal to 110% of the transaction market price. Ardour also will receive a cash fee of 3% of gross proceeds received from any straight debt-related transaction. In the event Ardour advises us in connection with any merger, acquisition or divestiture in whole or part of any of our assets or the acquisition of any target company and/or its assets, we will pay Ardour a cash success fee equal to 5% on the first $10,000,000 of Transaction Value (as defined in the agreement with Ardour), 4% on the next $5,000,000 of Transaction Value, 3% on the next $5,000,000 of Transaction Value and 2% on the balance of the total Transaction Value.

In February 2017, we signed a non-binding MOU that outlines terms for a reseller agreement for a Tier-II Vertical-takeoff-and-landing (“VTOL”)–to-forward-flight (“VTOL-to-forward-flight”) UAV. Under the terms of the MOU, we will promote, market and sell the UAV and collaborate with the OEM on opportunities in the United States and internationally, except for opportunities with the United States Department of Defense unless prior written consent is obtained from the OEM. We will have the ability to market the OEM’s product with non-exclusive, non-transferable rights to their trademark and corporate names in campaign territories without any compensation. The term of the agreement is for one year from February 28, 2017 and shall automatically renew each year unless a written cancellation is delivered within three months of the renewal date by either party. The MOU calls for best efforts to conclude a definitive reseller agreement as soon as possible between the Company and the OEM, and the Company is granted the right to begin selling and marketing the UAV immediately. We have initiated several international sales campaigns with foreign governments for this system. In June 2017, we demonstrated the Tier II UAV in collaboration with the OEM to representatives of a foreign government, who are interested in purchasing with an expected contract value of $1.6 to $2.5 million. A purchasing decision for this opportunity is expected by October 2017.

On February 13, 2017, we entered into an agreement with Continental Advisory Services, LLC (“Continental”) to receive due diligence services with regards to securing debt financing for unspecified, potential business combinations, for an initial term of 180 days from February 17, 2017. Total fees for these services are $50,000, with $15,000 payable upon signing and the remaining $35,000 payable on May 10, 2017. In May 2017, the Company cancelled the agreement, and as of June 15, 2017 the Company has not paid the $35,000 that was due on May 10, 2017. We are contesting the remaining unpaid balance.

On March 28, 2017, we entered into an agreement with TCA Global Credit Master Fund, LP (“TCA”) to receive a range of advisory services, particularly assistance with preparation of a business plan and financing strategies, for a total of $1,200,000. If we are quoted on a listed exchange, TCA will accept a single preferred share convertible into common stock never to exceed 4.99% of the total issued and outstanding shares of our common stock. The number of shares issued will be set at 100% of the amount due up to availability and subject to a make-whole provision. We have recorded this as an accrued liability – advisory fee as of March 31, 2017.

On February 17, 2017, we entered into an agreement with Caro Partners, LLC (“Caro”) to receive consulting services consisting of introductions to sources of financing, investor relations and public relations services, for a period of six months from February 17, 2017. In connection with the agreement, we agreed to issue 400,000 vested shares of common stock for a payment of $200 and to pay Caro consulting fees of $10,000 per month. The shares were valued on the February 17, 2017 measurement date at $0.23 per share or a total of $92,000 based on the quoted trading price which we will recognize over the six month service period.

In April 2017, we demonstrated our quadcopter system for various police departments in the State of Connecticut. As a result of our marketing efforts in the state, in May 2017, we received a purchase order from a Connecticut police department for one of our Shadow quadcopters. The UAV is scheduled for delivery to the police department in September 2017.

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In June 2017, we entered into an agreement with an investment bank to provide placement agent services on an exclusive basis as it relates to a private placement (“the placement”). The agreement calls for the investment bank to receive 9% of the gross proceeds of the placement and 2.5% warrant coverage of the amount of raised. The warrants shall entitle the investment bank to purchase securities of the Company at a purchase price equal to 110% of the implied price per share of the placement or 100% of the public market closing price of the Company’s common stock on the date of the placement, whichever is lower. The warrants shall have a term of five years after the closing of the placement. The agreement expires on September 30, 2017.

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Growth Strategy

We intend to become a primary developer and manufacturer of low-altitude UAVs and related technologies and plan to grow organically and through acquisition of companies with innovative, proven technologies such as UAV systems, UAV sensors, UAV software and engineering expertise. Most of our immediate sales opportunities will arrive through our established and proven network of end users, purchasers, UAV executives and sales representatives around the world. We plan to offer low-altitude UAV systems, designed specifically for the customer’s mission, at a lower price than our competition.

Our network has already lead to opportunities in the United States, Middle East, Asia, Europe and with various commercial organizations. Existing sales opportunities range in size from $10,000 to $26,000,000.

We plan to market our products to our network of global sales representatives by assembling a dedicated demonstration team and building a dedicated demonstration UAV fleet. The demonstration team will travel to countries where our sale representatives reside and perform demonstrations for a consortium of end users, potential customers, government officials and decision makers.

In addition to producing and selling our own line of products, we will seek to become a reseller of low-altitude UAVs, and of UAVs in classes outside of low-altitude, such as the Medium-altitude-long-endurance (“MALE”) class and the VTOL-to-forward-flight class. We have already identified three prospective UAVs for resale.

We are seeking to finalize development of our biological-control platform for use in soy, wheat, cotton and corn farms worldwide. Through a planned joint venture with a commercial crop farm in Brazil, and with Rodrigo Kuntz, our CTO, we plan to finalize development and patent a proprietary payload and UAV system to autonomously drop biological control agents onto the aforementioned crop fields to kill designated parasites, increasing yield and allowing farmers to avoid the use of harsh chemicals. We expect to partner with a large supplier of biological control agents to offer our UAV solution to the supplier’s clients and to jointly sell into new markets.

Acquisitions are an important pillar to our overall growth strategy, providing revenue, earnings, infrastructure and synergies. We seek opportunities with innovative and commercially proven technologies primarily in the UAV industry. We seek profitable firms that complement our overall strategy. We are currently evaluating companies worldwide.

An important element of our mergers and acquisitions strategy is to acquire companies with complementary capabilities/technologies and an established customer base in our target markets.  We believe that the customer base of each potential acquisition will present an opportunity to cross-sell solutions to the customer base of other acquired companies. We are looking to expand our public sector clients beyond what the Howco acquisition has brought us. Public sector customers provide very large multi-year contracts that we believe can provide secure revenue visibility typically for three to five years.  Based on our experience in government contracting, we have a core competency in bidding on government requests for proposals (RFPs). We are actively seeking companies that have built a backlog with various government agencies that can complement our existing contracts through Howco.

Drone USA's Products and Services

Drone USA’s strategy is to acquire, license, and/or resell UAV technology, precluding the risks, time involved, and capital required with traditional research and development. Our agreement with BRVANT provided us a turnkey line card of proven products to begin selling immediately into government and commercial markets. Currently, we sell the following products, exclusively licensed from BRVANT:

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1.	Shadow: Quadcopter UAV

2.	Vespa: Fixed-wing UAV

3.	Delta-Eye: Fixed-wing UAV

4.	Cardinal: Fixed-wing UAV

5.	Pegasus: Fixed-wing UAV

6.	Cyclops: Fixed-wing UAV

7.	Hawkeye: Fixed-wing UAV

We plan to add the following products through resale agreements and joint ventures in 2017:

1.	MALE Optionally Piloted Aircraft (“OPAs”)

2.	VTOL-to-forward-flight UAV

3.	130kg fixed-wing UAV

4.	Manned ISR solution

Where possible, we will seek to own the customer relationship, providing training, service and support to end users. This will include contracts for spare and replacement parts. In addition to providing products, we plan to provide consulting and advisory services centered around UAV use and procurement for commercial and ISR purposes.

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Drone's Markets

The market for commercial drones has grown significantly over the last several years and is expected to continue doing so following the release of recent rules by the FAA for commercial drone use. The FAA in its discussion of the new rules governing commercial drones stated that that the drone rules could generate more than $82 billion and create more than 100,000 jobs over the next 10 years. The Teal Group estimated that the global commercial UAV marketplace reached $387 million in 2016 and projects the market to reach $6.5 billion by 2025 with a CAGR of 32.6%.

The military has transformed into a smaller, more agile fighting force in need of a network of technologies to provide improved observation, communication and precision targeting of combat troop locations, which are often embedded in dense population centers or dispersed in remote locations. According to the Teal Group, the global military UAV marketplace reached $2.8 billion in 2016 and is expected to generate more than $9.8 billion in UAV purchases by 2025 with a CAGR of 14.4%.

The markets for our systems on a stand-alone basis and/or combined with other payloads relates to the following applications, among others:

Government Markets:

1.	International and U.S. federal, state and local governments as well as U.S. and foreign government agencies, including the U.S. Department of Defense (“DoD”), U.S. Drug Enforcement Agency (“DEA”), U.S. Homeland Security, U.S. Customs and Border Patrol, U.S. Environmental Protection Agency (“EPA”), U.S. Department of State, U.S. Federal Emergency Management Agency (“FEMA”), U.S. and state departments of transportation, penitentiaries, and police forces;

2.	Military, including U.S. Army Space and Missile Defense Agency (“SMDC”) and U.S. Air Force installations;

3.	ISR including Joint Improvised Explosive Device Defeat Organization (“JIEDDO”);

4.	Border security monitoring, including U.S. Homeland Security, to deter and detect illegal entry;

5.	Drug enforcement along U.S. borders;

6.	Monitoring environmental pollution and sampling air emissions; and

7.	Vehicle traffic monitoring, including aerial speed enforcement by state and local law enforcement agencies.

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Commercial Markets:

1.	Mining

2.	Agriculture monitoring, including monitoring crop health, field monitoring to reduce costs and increase yields;

3.	Security for large events, including crowd management;

4.	Natural disaster instant infrastructure to support first responders;

5.	Oil pipeline monitoring and exploration; and

6.	Atmospheric and climate research.

7.	TV and media production mobile communications systems, expanding on-site reporting capabilities to include aerial videography and photography;

8.	Surveying, mapping and photogrammetry;

9.	Biological control for agriculture;

10.	Utilities inspection.

UAV manufacturing and development has essentially gone from a lab-testing concept to a battle-tested technology that we see in the news on a frequent basis. UAV’s have proven their value in operations internationally and are considered an essential component to U.S. military and the Department of Defense.

Market research media analysts have found that there is a widening gap between growing a UAV fleet and UAV infrastructure development, especially in such sectors as training; service, support and maintenance and data management. This gap creates a number of market opportunities for UAV vendors, both large defense contractors and small technology companies. According to UAV Market Research, military procurement of UAVs, including unmanned aircrafts and payloads, makes the Department of Defense the single largest consumer of UAV technology in the world. We believe that the U.S. Government will continue to invest in UAVs as much as needed to keep its dominance, both technologically and to demonstrate its power, in the next decades.

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Given the growth and demand in this market, we believe that UAV’s will be a universal tool for government bodies and agencies, particularly focused on law enforcement. Police departments have spent hundreds of millions of dollars to buy firearms, armored cars and electronic surveillance gear, according to the annual reports submitted by local and state agencies to the Justice Department’s Equitable Sharing Program. Police and law enforcement agencies purchase an expensive mix of high-tech military products, in particular electronic surveillance equipment, for both their technological innovations for supporting their efforts to promote public and citizen confidence by demonstrating their receptiveness to new practices of upholding the law and protecting the public well-being.

Howco's Services

Howco is a premier supplier of spare and replacement parts to a wide variety of Federal Government agencies, U.S. military prime contractors and commercial customers worldwide. Founded in 1990 and located in Vancouver, Washington, Howco's services encompass bid solicitation, contract management, packaging and logistics for construction, transportation, mining and heavy equipment spare and replacement parts to customers worldwide utilizing a wide variety of supply chain solutions. Howco was the winner of the 2012 United States’ Department of Defense Logistics Agency’s Bronze Supplier Award. Howco reported revenues of approximately $18.78 million and $24.86 million, and net income of approximately $903,000 and $1,013,000, for the period from October 1, 2015 through September 9, 2016 and the year ended September 30, 2015 respectively.

Howco's Government Services Contracts

Howco enters into various types of contracts with our customers, such as Indefinite Delivery, Indefinite Quantity (IDIQ), Cost-Plus-Fixed-Fee (CPFF) Level of Effort (LOE), Cost-Plus-Fixed-Fee (CPFF) Completion, Cost-reimbursement (CR), Firm-Fixed-Price (FFP), Fixed-Price Incentive (FPI) and Time-and-Materials (T&M). Approximately 91% of Howco’s and revenues are FFP and approximately 11% of its revenues are IDIQ.

IDIQ contracts provide for an indefinite quantity of services or stated limits of supplies for a fixed period. They are used when the customer cannot determine, above a specified minimum, the precise quantities of supplies or services that the government will require during the contract period. IDIQs help streamline the contract process and speed service delivery. IDIQ contracts are most often used for service contracts and architect-engineering services. Awards are usually for base years and option years. The customer places delivery orders (for supplies) or task orders (for services) against a basic contract for individual requirements. Minimum and maximum quantity limits are specified in the basic contract as either a number of units (for supplies) or as dollar values (for services).

CPFF LOE contracts will be issued when the scope of work is defined in general terms requiring only that the contractor devote a specified LOE for a stated time period.  A CPFF completion contract will be issued when the scope of work defines a definite goal or target which leads to an end product deliverable (e.g., a final report of research accomplishing the goal or target).

CR contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract. These contracts establish an estimate of total cost for the purpose of obligating funds and establishing a ceiling that the contractor may not exceed (except at its own risk) without the approval of the contracting officer and are suitable for use only when uncertainties involved in contract performance do not permit costs to be estimated with sufficient accuracy to use any type of fixed-price contract.

FFP contract will be issued when acquiring supplies or services on the basis of definite or detailed specifications and fair and reasonable prices can be established at the outset.

FPI target delivery contract will be issued when acquiring supplies or services on the basis of reasonably definite or detailed specifications and cost can be reasonably predicted at the outset wherein the cost risk will be shared. A firm target cost, target profit, and profit adjustment formula will be negotiated to provide a fair and reasonable incentive and a ceiling that provides for the contractor to assume an appropriate share of the risk.

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T&M contracts provide for acquiring supplies or services on the basis of (i) direct labor hours at specified fixed hourly rates that include wages, overhead, general and administrative expenses, and profit; and (ii) actual cost for materials. A customer may use this contract when it is not possible at the time of placing the contract to estimate accurately the extent or duration of the work or to anticipate costs with any reasonable degree of confidence.

Market Size

According to Todd Harrison, author of “Analysis of the FY 2017 Budget,” one-third of the DoD budget request, $184.4 billion, is for procurement and research, development, test, and evaluation (“RDT&E”). The U.S. Government spends a portion of this budget on the shipping of replacement parts annually.

Intellectual Property

We review each of our intellectual properties and make a determination as to the best means to protect such property, by trademark, by copyright, by patent, by trade secret, or otherwise. We believe that we have taken appropriate steps to protect our intellectual properties, based on our evaluation of the factors unique to each such property, but cannot guarantee that this is the case.

As we develop commercial drones, we expect that we will rely on patents, trade secrets, copyrights, trademarks, non-disclosure agreements and other contractual provisions. In certain cases, when appropriate, we opt to protect our intellectual property through trade secrets as opposed to filing for patent protection in order to preserve confidentiality.  All of our employees are subject to non-disclosure agreements and other contractual provisions to establish and maintain our proprietary rights.

Regulatory Matters

The use of unmanned aerial vehicles for commercial purposes is governed by the Federal Aviation Administration (“FAA”). On August 29, 2016, the new FAA rules took effect for commercial use of small drones. Under the FAA rules commercial drones must be under 55 pounds and be registered with the FAA. The rules require a new "remote pilot certificate", daylight-only operations 30 minutes before official sunrise and 30 minutes after official sunset, a requirement that all flights travel at a maximum groundspeed of 100 miles per hour remain, remain below 400 feet or within 400 feet of a structure and yield the right of way to other aircraft. Under the FAA rules, drone pilots must be at least 16 years old or be supervised by an adult with a remote pilot certificate. The pilot must also maintain "visual line of sight" with the drone at all times, among other requirements. The new rules also require that any drone-related incident that results in at least $500 worth of damage or causes serious injury be reported to the FAA within 10 days. The new restrictions can be waived, but pilots will need to apply directly to the FAA for an exemption and/or a waiver.

Competition

Drone USA

We believe that the principal competitive factors in the markets for UAVs include product performance, features, acquisition cost, lifetime operating cost, ease of use, integration with existing equipment, size, mobility, quality, reliability, customer support, brand and reputation. We intend to acquire companies that give us a competitive advantage with our prospective government and commercial customers.

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The market leaders in UAV manufacturing are mostly international and are located in tech hubs. Asia has the most UAV manufacturers currently in operation. Chinese manufacturer DJI is the market leader in the mid to high end recreational platform, followed by French based Parrot with a mid-market recreational platform, and several companies such as XAircraft American based in the United States, with low to mid-market recreational platforms. In addition, in the United States there are large defense contractors, among them Boeing, Northrup Grumman, TCOM, Raytheon, Lockheed Martin, ISL, ILC Dover, Compass Systems, Raven Aerostar and American Blimp Corporation offering military grade free flying drones to the U.S. Government. There is also potential competition from commercial grade tethered drone systems which remain tethered to the ground via a high strength armored tether, such as offered by Elistair located in Lyon, France and Cyphy Works Inc. located in Danvers, Massachusetts.

Howco

The business of supplying spare and replacement parts to Federal Government agencies, U.S. military prime contractors and commercial customers is very competitive. Among our U.S. based competitors are JGILS that supplies parts manufactured by Fairbanks Morse/Coltec and other brands,  Ohio Cat that supplies Caterpillar parts, and Kampi Components and Brighton Cromwell, both of which compete with us in several brands.

Employees

We have 13 full-time employees, three of whom are with Drone USA and ten of whom are with Howco, and two part-time employees with Howco. We have no labor union contracts and believe relations with our employees are satisfactory.

Debt Instruments

On April 1, 2016, we entered into a revolving line of credit with Key Bank. This revolving line of credit is in the amount of $50,000, and is personally guaranteed by our Chief Executive Officer ("CEO"). The loan bears interest at a fluctuating rate equal to the prime rate, currently 3.50%, plus 4.25%. As of March 31, 2017, the balance of the line of credit is approximately $49,000.

We have an $840,000 convertible note dated December 11, 2015, payable with Abatement Industries Group, Inc., an entity controlled by our CEO. The Note bears interest at an annual rate of 7% with a maturity date of June 11, 2017, at which time all unpaid principal and interest is due. In June 2017, the maturity date of the note was extended to December 11, 2017. The holder of the note has the option to convert the outstanding principal and accrued interest, in whole or in part, into shares of common stock at a conversion price equal to the volume weighted average price per share of common stock for the 30-day period prior to conversion. As of March 31, 2017, the note payable has not been converted and the balance of the note is approximately $688,000, and accrued interest was approximately $52,000.

We issued a convertible note dated July 1, 2016, payable to our CEO for $117,000. The note bears interest at an annual rate of 7% with a maturity rate of January 1, 2018. The holder of the note has the option to convert the outstanding principal and accrued interest, in whole or in part, into shares of common stock at a conversion price equal to the volume weighted average price per share of common stock for the 30-day period prior to conversion. As of March 31, 2017, the note payable has not been converted and the balance of the note is approximately $122,000, and accrued interest was approximately $6,000.

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In connection with the acquisition of Howco on September 9, 2016, we issued a note payable to the sellers in the amount of $900,000. The note bears an interest of 5.5% and all unpaid principal and accrued interest is due on September 9, 2017. The note is subordinated to the TCA loan described below. As of March 31, 2017, the note payable has a balance of approximately $900,000.

Effective September 13, 2016, we entered into a senior secured credit facility agreement (the “Credit Facility” or the “Agreement”) with TCA Global Credit Master Fund L.P (“TCA”) to provide capital for the acquisition of HowCo. We can borrow up to $6,500,000, with an initial loan at closing of $3,500,000. The Credit Facility is secured by substantially all our assets and our subsidiaries and bears interest at a rate of 18%, requires monthly payments of $52,500 which is interest only starting on October 13, 2016 through February 13, 2017, and monthly payments, including interest and principal, of $298,341 starting on March 13, 2017 through maturity on March 13, 2018. Events of default are defined in the Agreement. In the event of default the note balance will bear interest at 25%. In connection with this Agreement, we are obligated to pay additional advisory fees of $850,000 payable in the form of cash or common stock in accordance with the terms of the Agreement. We were also required to reserve 7,000,000 shares of common stock related to this transaction. The reserved shares will be released upon the satisfaction of the loan. In the event TCA makes additional loans under the Agreement, we agree to pay additional advisory fees under similar terms as the $850,000 fee. Under the terms of the Credit Facility, except in limited circumstances, we are not permitted to encumber any of our assets, sell any shares of common stock or incur additional indebtedness without TCA's prior written consent. All of our assets, including the assets of Howco, are secured by the TCA credit facility, which could be sold by TCA to satisfy the debt we owe it should we not be able to repay TCA in full.

As of March 31, 2017, we issued to TCA 539,204 shares of common stock in satisfaction of the $850,000 advisory fees in accordance with the terms of the Credit Facility. Based upon the value of the shares, at the time TCA sells the shares, we may be required to redeem unsold shares for the difference between the $850,000 and TCA’s sales proceeds. Accordingly, the $850,000 has been reflected as a current liability as of September 30, 2016 and March 31, 2017. Notwithstanding anything contained in the Agreement to the contrary, in the event TCA has not realized net proceeds from the sale of Advisory Fee Shares equal to at least the Advisory Fee by the earlier to occur of: (A) the twelve (12) month anniversary of the Effective Date; (B) the occurrence of an Event of Default; or (C) the Maturity Date, then at any time thereafter, TCA shall have the right, upon written notice to us, to require that we redeem all Advisory Fee Shares then in TCA’s possession for cash equal to the Advisory Fee, less any cash proceeds received by TCA from any previous sales of Advisory Fee Shares, if any. In the event such redemption notice is given by TCA, we shall redeem the then remaining Advisory Fee Shares in TCA’s possession for an amount of Dollars equal to the Advisory Fee, less any cash proceeds received by TCA from any previous sales of Advisory Fee Shares, if any, payable by wire transfer to an account designated by TCA within five (5) Business Days from the date TCA delivers such redemption notice to us. As of March 31, 2017, the note payable has not been converted and the balance of the note was $3,500,000 and accrued interest was $51,917. The Credit Facility is only convertible upon default or mutual agreement by both parties. Once a default occurs the note will be accounted for as stock settled debt at its fixed monetary value and any shares issued upon conversion are also subject to a make whole provision similar to that described above for the $850,000. On March 13, 2017, we defaulted on the monthly principal and interest payment of $298,341. On April 13, 2017, the Company received a default notice from the lender and was given a 10-day period to cure the default. The note became convertible and the interest rate increased to 25% (default rate) upon expiration of the default cure period, as the default was not cured. From March to June 2017, the Company has not made the required monthly contracted payments. We have been in discussions with TCA and believe that TCA will work with us to achieve our business plan as long as we are continuing to make progress in that regard.

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In June 2016, we opened a credit card account with American Express Bank. Payment of the entire balance is due monthly upon receipt of the statement. The card has been cancelled and as of March 31, 2017 has a current unpaid balance of approximately $172,000.

On August 18, 2016, we entered into a Settlement Agreement with Rockwell Capital Partners, Inc. (“Rockwell”) in connection with a section 3(a)(10) transaction under the Securities Act where we issued to Rockwell a convertible note in the principal amount of $102,102.74. To limit the number of our shares that Rockwell would have to sell and thus limit the potential pressure on the trading price of our common stock in August 2016 we issued 68,500 shares of our common stock to Rockwell, of which 11,500 were a settlement fee and the balance were for payment of $58,105 of the convertible note, and in the first quarter of fiscal 2017 issued an additional 460,200 shares for the remaining balance of the note as part of the Settlement Agreement for a total of 528,700 shares issued to Rockwell.

In October 2016, we opened a revolving credit card account with Capital One Financial Corporation. The credit card has a limit of $5,000. As of March 31, 2017, the credit card is active and the balance of the credit card was approximately $5,000.

In November 2016, we opened a credit card account with Bank of America. Payment of the entire balance is due monthly upon receipt of the statement. The credit card has a limit of $100,000 and as of March 31, 2017 the credit card is active and the balance was approximately $7,000.

Emerging Growth Company

We are and we will remain an "emerging growth company" as defined under The Jumpstart Our Business Startups Act (the “JOBS Act”), until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a "large accelerated filer" (with at least $700 million in public float) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

As an "emerging growth company", we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

• only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis” disclosure;

• reduced disclosure about our executive compensation arrangements;

• no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

• exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced burdens, and thus the information we provide stockholders may be different from what you might receive from other public companies in which you hold shares.

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In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time as we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act (“SOX”) requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

Item 1A. Risk Factors.

RISKS RELATING TO OUR DRONE BUSINESS AND OUR INDUSTRY

We have an extremely limited operating history.

With respect to the manufacturing and sale of drones, we are currently a start-up company without any current sales of our drone products.  There is no historical basis to make judgments on the capabilities associated with our enterprise, management and/or employee’s ability to produce a commercial drone product leading to a profitable company beyond what we have acquired through our purchase of Howco which is in the business of spare parts and replacement parts.

We will need to raise additional capital.

Given our lack of revenues from sales of our drone products to date, with no assurance as to when we may begin to receive revenues sufficient to acquire companies in the drone industry, we expect that Drone USA will need to obtain additional operating capital either through equity offerings, debt offerings or a combination thereof, in the future.  In addition, if, in the future, we are not capable of generating sufficient revenues from operations and its capital resources are insufficient to meet future requirements, we may have to raise funds to allow us to continue to commercialize, market and sell our products.  We presently have no committed sources of funding and we have not entered into any agreements or arrangements with respect to our fundraising efforts.  We cannot be certain that funding will be available on acceptable terms or at all.  To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution.  Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct business.  If we are unable to raise additional capital if required or on acceptable terms, we may have to significantly scale back, delay or discontinue the development and/or commercialization of our drone products, restrict our operations or obtain funds by entering into agreements on unattractive terms.

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Our financial status raises doubt about our ability to continue as a going concern.

Our cash and cash equivalents were $134,392 at March 31, 2017, compared with $631,020 at September 30, 2016. For the six months ended March 31, 2017, we have incurred losses of approximately $4,620,000 and used cash in operations of approximately $497,000. Our working capital deficit, stockholders' deficit and accumulated deficit was $8,259,649, $4,241,035, and $10,649,953, respectively, at March 31, 2017. Furthermore, on April 13, 2017, we received a default notice on our payment obligations under the senior secured credit facility agreement with TCA and as of June 2017 have received demand notices from collection agencies on behalf of two vendors with individual claims of not more than $36,000 and we have been suspended access to our corporate offices in One World Trade Center until a rent repayment plan is established. These matters raise substantial doubt about our ability to continue as a going concern for a period of twelve months from the issuance date of our financial statements included elsewhere in this Form 10. Our ability to continue as a going concern is dependent upon management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or debt. We plan to implement cost-cutting measures, raise equity through a private placement, restructure or repay our secured obligations and structure payment plans, if necessary, with vendors and service providers who are owed money. The accompanying consolidated financial statements elsewhere in this Form 10 do not include any adjustments that might be required should we be unable to continue as a going concern. We continue to incur significant operating losses, and management expects that significant on-going operating expenditures will be necessary to successfully implement our business plan and develop and market our products. Implementation of our plans and our ability to continue as a going concern will depend upon our ability to market our drone technology, continue with sales of equipment spare and replacement parts to the U.S. Government and commercial customers and raise additional capital.

Management believes that we have access to capital resources through possible public or private equity offerings, exchange offers, debt financings, corporate collaborations or other means. In addition, we continue to explore opportunities to strategically monetize our technology and our services, although there can be no assurance that we will be successful with such plans. We have historically been able to raise capital through equity and debt offerings, although no assurance can be provided that we will continue to be successful in the future. If we are unable to raise sufficient capital through 2017 or otherwise, we may be required to severely curtail, or even to cease, our operations.

We are behind in our monthly office lease payments at the World Trade Center and our sublease with ESAero which could result in Drone USA being evicted and having to find new office space and engineering design and manufacturing space, respectively, which is disruptive to our business and threatens our future success.

As of July 15, 2017, we are six months delinquent in payment of our office lease at the World Trade Center and five months delinquent in payment of our sublease with ESAero for engineering design and manufacturing space. While we intend to raise equity or debt financing to meet current payments, including under the terms of our lease at the World Trade Center and our sublease with ESAero, we may not be successful in doing so which could result in Drone USA being evicted from the World Trade Center office and the ESAero facility, litigation being initiated by the World Trade Center landlord and by ES Aero against us for the unpaid rent, searching for new office and engineering design and manufacturing space which is more affordable, and prompting an event of default under our Credit Facility with TCA and all the adverse consequences arising from such an event as set forth in these Risk Factors and elsewhere in this Form 10, and a distraction for our management team that could have significant adverse results for our successful operation of our business or being able to conduct any further business.

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Most of our management has limited experience in the drone industry

With the exception of our CTO, our management has limited experience in aerospace, aviation and unmanned aerial systems manufacturing sectors. While our management has considerable general management experience, some have specialized knowledge and abilities in the unmanned aerial industry, but none of the managers have experience managing a business that manufacturers and markets aircrafts. The management will rely on contracted individuals with the specified skills, qualifications and knowledge related to aircraft manufacturing and marketing, without impacting the overall budget for compensation.

Potential product liabilities may harm our operating results.

As a manufacturer of a UAV products, and with aircrafts and aviation sector companies being scrutinized heavily, we may be subject to FAA mandates and/or regulations, which could result in potential law suits. Defects in our product may lead to life, health and property risks.  Currently, the unmanned aerial systems industry lacks a formative insurance market.  It is possible that our operations could be adversely affected by the costs and disruptions of responding to such liabilities even if insurance against liabilities is available.

If our proposed marketing efforts are unsuccessful we may not earn enough revenue to become profitable.

Our success will depend on investment in marketing resources and the successful implementation of our marketing plan.  Our marketing plan may include attendance at trade shows and making private demonstrations, advertising and promotional materials and advertising campaigns in print and/or broadcast media.  We cannot give any assurance that our marketing efforts will be successful.  If they are not, revenue may not be sufficient to cover our fixed costs and we may not become profitable.

We may be unable to respond to rapid technology changes and innovative products.

In a constantly changing and innovative technology market with frequent new product introductions, enhancement and modifications, we may be forced to implement and develop new technologies into our products for anticipation of changing customer requirements that may significantly impact costs in order to retain or enhance our competitive position in existing and new markets.

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There is intense competition in our market.

The aerospace and aviation markets are very saturated and intensely competitive. By entering this sector, our management is aware that failure to compete with direct market leading companies and new entrants will affect overall business and the product. Therefore, the faster innovative applications and technologies are implemented to the developed product, the better the pricing and commercial business strategies management will be able to offer to businesses purchasing drones. Competitive factors in this market are all related to product performance, price, customer service, training platforms, reputation, sales and marketing effectiveness.

Future acquisitions may be unsuccessful and may negatively affect operations and financial condition.

The integration of businesses, personnel, product lines and technologies can be difficult, time consuming and subject to significant risks. Any difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and decrease our revenue.

We may be unable to protect our intellectual property.

Our ability to protect our proprietary technology and operate without infringing the rights of others will allow our UAV business to compete successfully and achieve future revenue growth. If we are unable to protect our proprietary technology or infringe upon the rights of others, it could negatively impact our operating results.

We will be reliant on information systems, electronic communication systems, and internal and external data and applications.

Business operations and manufacturing are dependent on computer hardware, software and communication systems. Information systems are vulnerable and are subject to failures that could create internal or external events that will affect our business and operations. Management is mindful of these risks since we have developed a strategy by adopting third party information technology and system practices. Any breach of security could disrupt our overall UAV business and result in various effects in operations and efficiency. UAVs could encounter increased overhead costs, loss of important information and data, which may also hinder our reputation.

If we lose our key personnel or are unable to hire additional personnel, we will have trouble growing our business.

We depend to a large extent on the abilities of our key management.  The loss of any key employee or our inability to attract or retain other qualified employees could seriously impair our results of operations and financial condition.

Our future success depends on our ability to attract, retain and motivate highly skilled technical, marketing, management, accounting and administrative personnel.  We plan to hire additional personnel in all areas of our business as we grow. Competition for qualified personnel is intense.  As a result, we may be unable to attract and retain qualified personnel.  We may also be unable to retain the employees that we currently employ or to attract additional technical personnel.  The failure to retain and attract the necessary personnel could seriously harm our business, financial condition and results of operations.

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Because our executive officers collectively own a majority of our outstanding shares, they can elect our directors without regard to other stockholders’ votes.

Our CEO, Michael Bannon, has majority voting control through his ownership of 250 shares of Series A preferred stock.  As a result, he may elect all of our directors, who in turn elect all executive officers, without regard to the votes of other stockholders.  The voting control of Mr. Bannon gives him the ability to authorize change-in-control transactions, amendments to our certificate of incorporation and other matters that may not be in the best interests of our minority stockholders.  In this regard, Mr. Bannon has absolute control over our management and affairs.

We face a higher risk of failure because we cannot accurately forecast our future revenues and operating results.

The rapidly changing nature of the markets in which we compete makes it difficult to accurately forecast our revenues and operating results.  Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•	the timing of sales of our UAV products;

•	unexpected delays in introducing new UAV products;

•	increased expenses, whether related to sales and marketing, or administration;

•	costs related to anticipated acquisitions of businesses.

Our UAV products may suffer defects.

Products may suffer defects that may lead to substantial product liability, damage or warranty claims. Given our complex platforms and systems within our product, errors and defects may be related to flight and/or communications. Such an event could result in significant expenses arising from product liability and warranty claims, and reduce sales, which could have a material adverse effect on business, financial condition and results of operations.

Our products are subject to FAA regulations.

Compliance with the new FAA regulations by businesses interested in using UAVs may negatively affect commercial usage of our UAVs, which will adversely affect our operations and overall sales.

Since we intend to pursue acquisitions, investments or other strategic relationships or alliances, this will consume significant resources, may be unsuccessful and could dilute holders of our common stock.

Acquisitions, investments and other strategic relationships and alliances, if pursued, may involve significant cash expenditures, debt incurrence, operating losses, and expenses that could have a material adverse effect on our financial condition and operating results. Acquisitions involve numerous other risks, including:

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• Diversion of management time and attention from daily operations;

• Difficulties integrating acquired businesses, technologies and personnel into our business;

• Inability to obtain required regulatory approvals and/or required financing on favorable terms;

• Entry into new markets in which we have little previous experience;

• Prior approval of any acquisition by TCA;

• Potential loss of our key employees, key contractual relationships or key customers of acquired companies; and

• Assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

If these types of transactions are pursued, it may be difficult for us to complete these transactions quickly and to integrate these acquired operations efficiently into its current business operations. Any acquisitions, investments or other strategic relationships and alliances by us may ultimately harm our business and financial condition. In addition, future acquisitions may not be as successful as originally anticipated and may result in impairment charges.

We may be required to record a significant charge to earnings as we are required to reassess our goodwill or other intangible assets arising from acquisitions.

We are required under U.S. GAAP to review our intangible assets, including goodwill for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment annually or more frequently if facts and circumstances warrant a review. Factors that may be considered a change in circumstances indicating that the carrying value of our amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization and slower or declining growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined.

Our products may be subject to export regulations; government agencies may require terms that are disadvantageous to our business.

Our business model contemplates working with law enforcement and possibly military agencies.  Because we may sell our products to these customers, we may need to register with the U.S. Department of State under its International Trafficking in Arms Regulations (ITAR). If we choose to sell our products overseas, we may be required to obtain a license form the State Department or face substantial fines or, in an extreme case, a shutdown of our business. Additionally, government agencies typically require provisions in their contracts that allow them to terminate agreements or change purchasing terms in their discretion without notice. Such contractual provisions, if exercised by our customers in the future, could have a material adverse effect on our cash flow and business performance.

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Risks Related to Consolidated Operations

Since we have recently acquired Howco, it is difficult for potential investors to evaluate our future consolidated business.

We completed the Howco acquisition on September 9, 2016. Therefore, our limited combined operating history makes it difficult for potential investors to evaluate our business or prospective operations and your purchase of our securities. Therefore, we are subject to the risks inherent in the financing, expenditures, complications and delays inherent in a newly combined business. These risks are described below under the risk factor titled “Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.” In addition, while the former Howco shareholders have indemnified us from any undisclosed liabilities, there may not be adequate resources to cover such indemnity. Furthermore, there are risks that Howco's vendors, suppliers and customers may not renew their relationships for which there is no indemnification. Accordingly, our business and success faces risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion

The Howco acquisition requires a substantial expansion of our systems, workforce and facilities. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of the Howco and planned acquisitions is expected to place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. Howco’s growth strategy includes broadening its service and product offerings, implementing an aggressive marketing plan and employing leading technologies. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. The integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force. There can be no assurance that we would be able to accomplish such an expansion on a timely basis. If we are unable to affect any required expansion and is unable to perform its contracts on a timely and satisfactory basis, its reputation and eligibility to secure additional contracts in the future could be damaged. The failure to perform could also result in a contract terminations and significant liability. Any such result would adversely affect our business and financial condition.

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We will need to increase the size of our organization, and we may experience difficulties in managing growth, which would hurt our financial performance.

In addition to employees hired from Howco and any other companies which we may acquire, we will need to expand our employee infrastructure for managerial, operational, financial and other resources at the parent company level. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including sales professionals. Competition for personnel, particularly those with expertise in government consulting and a security clearance is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. In addition, our ability to recruit, hire and indirectly deploy former employees of the U.S. Government is subject to complex laws and regulations, which may serve as an impediment to our ability to attract such former employees.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees who may become part of our organization in connection with our acquisitions. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

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We expect to expand our business, in part, through future acquisitions, but we may not be able to complete the pending acquisition or identify or complete suitable acquisitions, which could harm our financial performance.

Acquisitions are a significant part of our growth strategy. We continually review, evaluate and consider potential investments and acquisitions. In such evaluations, we are required to make difficult judgments regarding the value of business opportunities and the risks and cost of potential liabilities. We plan to use acquisitions of companies or technologies to expand our project skill-sets and capabilities, expand our geographic markets, add experienced management and increase our product and service offerings. Although we have identified several acquisition considerations, we may be unable to implement our growth strategy if we cannot reach agreement with acquisition targets on acceptable terms or arrange required financing for acquisitions on acceptable terms. In addition, the time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may divert members of our management from the operations of our company.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

•the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

•we may find that the acquired company or technologies do not improve market position as planned;

•we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

•key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

•we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

•we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence or adequately adjust for in our acquisition arrangements;

•our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

•we may incur one-time write-offs or restructuring charges in connection with the acquisition;

•we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

•we may not be able to realize the cost savings or other financial benefits we anticipated.

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We cannot assure you that we will successfully integrate Howco or profitably manage any other acquired business. In addition, we cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

If we are unable to comply with certain financial and operating restrictions in our credit facilities, we may be limited in our business activities and access to credit or may default under our credit facilities

Pursuant to our existing Credit Agreement with TCA, all of our assets, including the assets of Howco, are secured with our senior lender. Provisions in the Credit Agreement and debt instruments impose restrictions or require prior approval on our and certain of our subsidiaries’ ability to, among other things:

• incur additional debt;

• pay cash dividends and make distributions;

• make certain investments and acquisitions;

• guarantee the indebtedness of others or our subsidiaries;

• redeem or repurchase capital stock;

• create liens or encumbrances;

• enter into transactions with affiliates;

• engage in new lines of business;

• sell, lease or transfer certain parts of our business or property;

• restrictions on incurring obligations for capital expenditures;

• issue additional capital stock of the Company or any subsidiary of the Company;

• acquire new companies and merge or consolidate.

These agreements also contain other customary covenants, including covenants that require us to meet specified financial ratios and financial tests. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and cause us to be unable to borrow under our credit facilities and debt instruments. In addition to preventing additional borrowings under these agreements, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under these agreements, which would require us to pay all amounts outstanding. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all. Our failure to repay our bank indebtedness would result in the bank foreclosing on all or a portion of our assets and force us to curtail our operations.

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Our obligations to our senior secured lender, TCA, are secured by a security interest in substantially all of our assets, so if we default on those obligations, TCA could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations.

Under the Credit Facility, effective September13, 2016, with TCA Global Credit Master Fund, L.P. (“TCA”), we borrowed $3.5 million to acquire Howco and pay certain creditors. The initial loan was due 18 months from the date of the loan and bears interest of 18% per annum. As of March 31, 2017, we had approximately $3,552,000 in outstanding principal and interest owed to TCA. Under the terms of the Credit Facility, all amounts due under it are secured by our assets, including the assets of Howco. As a result of being in default of our payment obligations under the Credit Facility, TCA could foreclose on its security interest and liquidate or take possession of some or all of these assets, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease, operations.

TCA has certain rights upon an event of default under its Credit Facility that could harm our business, financial condition and results of operations and could require us to curtail or cease our operations.

In light of being in default under our payment obligations to TCA, it has certain rights under the Credit Facility to protect its financial position, including an increase in the interest rate on any amounts in default under the terms of the Credit Facility, the right to accelerate the payment of any outstanding loans made pursuant to the Credit Facility and the right to foreclose on our assets, among other rights. The Credit Facility includes in its definition of an event of default, among other occurrences, the failure to pay any principal or interest when due, our termination, winding up, liquidation or dissolution, a change of control, a material adverse change in our financial condition and the filing of any lien not bonded, vacated or dismissed within 60 days of its filing. The exercise of any of these rights upon an event of default could substantially harm our financial condition and force us to curtail, or even to cease, our operations.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

The loss of our Chief Executive Offer or other key personnel may adversely affect our operations.

The Company’s success depends to a significant extent upon the operation, experience, and continued services of certain of its officers, including our CEO, as well as other key personnel. While our CEO and the executive officers of Howco are all employed under employment contracts, there is no assurance we will be able to retain their services. The loss of our CEO or several of the other key personnel could have an adverse effect on the Company. If a CEO or other executive officers were to leave we would face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience. In addition, our CEO, CFO and other key personnel do not have prior experience in SEC reporting obligations. Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

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Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, including those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Our financial performance could be adversely affected by decreases in spending on technology products and services by our public sector customers.

Our sales to our public sector customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for approximately 95% of Howco's net sales. An adverse change in government spending policies (including budget cuts at the federal level resulting from sequestration), budget priorities or revenue levels could cause our public sector customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

Our business could be adversely affected by the loss of certain vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include OEMs and wholesale distributors. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies and purchase discounts. In the event we were to lose one of our significant vendor partners, our business could be adversely affected.

We expect to enter into joint ventures, teaming and other arrangements, and these activities involve risks and uncertainties.

We expect to enter into joint ventures, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements.

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Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We have not registered any patents or copyrights for any of the intellectual property we have acquired or developed. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

Risks Relating to Howco’s Business and Industry

We depend on the U.S. Government for a substantial portion of our business and changes in government defense spending could have adverse consequences on our financial position, results of operations and business.

Approximately 98% of our U.S. revenues from Howco's operations have been from and will continue to be from sales and services rendered directly or indirectly to the U.S. Government. Our revenues from the U.S. Government largely result from contracts awarded to us under various U.S. Government programs, primarily defense-related programs with the Department of Defense (DoD), as well as a broad range of programs with the Department of Homeland Security, the intelligence community and other departments and agencies. Cost cutting including through consolidation and elimination of duplicative organizations and insurance has become a major initiative for DoD. The funding of our programs is subject to the overall U.S. Government budget and appropriation decisions and processes which are driven by numerous factors, including geo-political events and macroeconomic conditions. The overall level of U.S. defense spending increased in recent years for numerous reasons, including increases in funding of operations in Iraq and Afghanistan. However, with the winding down of both wars, defense spending levels are becoming increasingly difficult to predict and are expected to be affected by numerous factors. Such factors include priorities of the Administration and the Congress, and the overall health of the U.S. and world economies and the state of governmental finances.

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The Budget Control Act of 2011 enacted 10-year discretionary spending caps which are expected to generate over $1 trillion in savings for the U.S. Government, a substantial portion of which comes from DoD baseline spending reductions. In addition, the Budget Control Act of 2011 provides for additional automatic spending cuts (referred to as “sequestration”) totaling $1.2 trillion over nine years. These reduction targets will further reduce DoD and other federal agency budgets. Although the Office of Management and Budget has provided guidance to agencies on implementing sequestration cuts, there remains much uncertainty about how exactly sequestration cuts will be implemented and the impact those cuts will have on contractors supporting the government. Given the potential impasse over raising the debt ceiling, we are not able to predict them impact of budget cuts, including sequestration, on our company or our financial results. However, we expect that budgetary constraints and concerns related to the national debt will continue to place downward pressure on DoD spending levels and that implementation of the automatic spending cuts without change will reduce, delay or cancel funding for certain of our contracts - particularly those with unobligated balances - and programs and could adversely impact our operations, financial results and growth prospects.

Significant reduction in defense spending could have long-term consequences for our size and structure. In addition, reduction in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition. In addition, we are involved in U.S. Government programs, which are classified by the U.S. Government and our ability to discuss these programs, including any risks and disputes and claims associated with and our performance under such programs, could be limited due to applicable security restrictions.

The U.S. Government Systems spare parts business is intensely competitive and we may not be able to win government bids when competing against much larger companies, which could reduce our revenues and profitability.

Large spare parts contracts awarded by the U.S. Government are few in number and are awarded through a formal competitive bidding process, including indefinite delivery/indefinite quantity ("IDIQ"), GSA Schedule and other multi-award contracts. Bids are awarded on the basis of price, compliance with technical bidding specifications, technical expertise and, in some cases, demonstrated management ability to perform the contract. There can be no assurance that the Company will win and/or fulfill additional contracts. Moreover, the award of these contracts is subject to protest procedures and there can be no assurance that the Company will prevail in any ensuing legal protest. Howco’s failure to secure a significant dollar volume of U.S. Government contracts in the future would adversely affect us.

The U.S. Government spare parts business is intensely competitive and subject to rapid change. Many of the existing and potential competitors have greater financial, operating and technological resources than Howco. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. Our response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, any of which could harm our business and/or financial condition.

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Our financial performance is dependent on our ability to perform on our U.S. Government contracts, which are subject to termination for convenience, which could harm our financial performance.

Our financial performance is dependent on our performance under our U.S. Government contracts. Government customers have the right to cancel any contract for its convenience. An unanticipated termination of, or reduced purchases under, one of the Company’s major contracts whether due to lack of funding, for convenience or otherwise, or the occurrence of delays, cost overruns and product failures could adversely impact our results of operations and financial condition. If one of our contracts were terminated for convenience, we would generally be entitled to payments for our allowable costs and would receive some allowance for profit on the work performed. If one of our contracts were terminated for default, we would generally be entitled to payments for our work that has been accepted by the government. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor.

Our failure to comply with a variety of complex procurement rules and regulations could result in our being liable for penalties, including termination of our U.S. Government contracts, disqualification from bidding on future U.S. Government contracts and suspension or debarment from U.S. Government contracting that could adversely affect our financial condition.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. Government contracts, which affect how we do business with our customers and may impose added costs on our business. U.S. Government contracts generally are subject to the Federal Acquisition Regulation (FAR), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. Government, department-specific regulations that implement or supplement DFAR, such as the DOD’s Defense Federal Acquisition Regulation Supplement (DFARS) and other applicable laws and regulations. We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. A contractor’s failure to comply with these regulations and requirements could result in reductions to the value of contracts, contract modifications or termination, and the assessment of penalties and fines and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. In addition, government contractors are also subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. During the term of any suspension or debarment by any U.S. Government agency, contractors can be prohibited from competing for or being awarded contracts by U.S. Government agencies. The termination of any of the Company’s significant Government contracts or the imposition of fines, damages, suspensions or debarment would adversely affect the Company’s business and financial condition.

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The U.S. Government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

Our industry has experienced, and we expect it will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies, and recovery of costs, among other items. U.S. Government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. Government agencies, such as increased usage of fixed price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or renew our existing contracts when those contracts are recompeted. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues, profitability and prospects.

We may incur cost overruns as a result of fixed priced government contracts which would have a negative impact on our operations.

A number of Howco’s current U.S. Government contracts are multi-award, multi-year IDIQ task order based contracts, which generally provide for fixed price schedules for products and services, have no pre-set delivery schedules, have very low minimum purchase requirements, are typically competed among multiple awardees and force us to carry the burden of any cost overruns. Due to their nature, fixed-priced contracts inherently have more risk than cost reimbursable contracts. If we are unable to control costs or if our initials cost estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts, we may not realize their full benefits. Lower earnings caused by cost overruns and cost controls would have a negative impact on our results of operations. The U.S. Government has the right to enter into contracts with other suppliers, which may be competitive with the Company’s IDIQ contracts. The Company also performs fixed priced contracts under which the Company agrees to provide specific quantities of products and services over time for a fixed price. Since the price competition to win both IDIQ and fixed price contracts is intense and the costs of future contract performance cannot be predicted with certainty, there can be no assurance as to the profits, if any, that the Company will realize over the term of such contracts.

Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

Misconduct could include fraud or other improper activities such as falsifying time or other records and violations of laws, including the Anti-Kickback Act. Other examples could include the failure to comply with our policies and procedures or with federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Any data loss or information security lapses resulting in the compromise of personal information or the improper use or disclosure of sensitive or classified information could result in claims, remediation costs, regulatory sanctions against us, loss of current and future contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct, and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation and subject us to fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, reputation and our future results.

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We may fail to obtain and maintain necessary security clearances, which may adversely affect our ability to perform on certain U.S. government contracts and depress our potential revenues.

Many U.S. government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we are not able to obtain and maintain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts, as well as lose existing contracts, which may adversely affect our operating results and inhibit the execution of our growth strategy.

Our future revenues and growth prospects could be adversely affected by our dependence on other contractors.

If other contractors with whom we have contractual relationships either as a prime contractor or subcontractor eliminate or reduce their work with us, or if the U.S. Government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract our financial and business condition may be adversely affected. Companies that do not have access to U.S. Government contracts may perform services as our subcontractor and that exposure could enhance such companies’ prospect of securing a future position as a prime U.S. Government contractor which could increase competition for future contracts and impair our ability to perform on contracts.

We may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of a subcontractor’s personnel or the subcontractor’s failure to comply with applicable law. Current uncertain economic conditions heighten the risk of financial stress of our subcontractors, which could adversely impact their ability to meet their contractual requirements to us. If any of our subcontractors fail to timely meet their contractual obligations or have regulatory compliance or other problems, our ability to fulfill our obligations as a prime contractor or higher tier subcontractor may be jeopardized. Significant losses could arise in future periods and subcontractor performance deficiencies could result in our termination for default. A termination for default could eliminate a revenue source, expose us to liability and have an adverse effect on our ability to compete for future contracts and task orders, especially if the customer is an agency of the U.S. Government.

Our international business exposes us to geo-political and economic factors, regulatory requirements and other risks associated with doing business in foreign countries. ..

We intend to engage in additional foreign operations which pose complex management, foreign currency, legal, tax and economic risks, which we may not adequately address. These risks differ from and potentially may be greater than those associated with our domestic business.

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Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy. Our international sales are subject to U.S. laws, regulations and policies, including the International Traffic in Arms Regulations (ITAR) and the Foreign Corrupt Practices Act (see below) and other export laws and regulations. Due to the nature of our products, we must first obtain licenses and authorizations from various U.S. Government agencies before we are permitted to sell our products outside of the U.S. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations or that certain sales will not be prevented or delayed. Any significant impairment of our ability to sell products outside of the U.S. could negatively impact our results of operations and financial condition.

Our international sales are also subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulations, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively impact our results of operations and financial condition.

We are also subject to a number of other risks including:

• the absence in some jurisdictions of effective laws to protect our intellectual property rights;

• multiple and possibly overlapping and conflicting tax laws;

• restrictions on movement of cash;

• the burdens of complying with a variety of national and local laws;

• political instability;

• currency fluctuations;

• longer payment cycles;

• restrictions on the import and export of certain technologies;

• price controls or restrictions on exchange of foreign currencies; and

• trade barriers.

Our international operations are subject to special U.S. government laws and regulations, such as the Foreign Corrupt Practices Act, and regulations and procurement policies and practices, including regulations to import-export control, which may expose us to liability or impair our ability to compete in international markets.

Our international operations are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations and deal with governmental customers in countries known to experience corruption, including certain countries in the Middle East and in the future, the Far East. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants or contractors that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. We are also subject to import-export control regulations restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work.

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As a U.S. defense contractor we are vulnerable to security threats and other disruptions that could negatively impact our business.

As a U.S. defense contractor, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical security. These types of events could disrupt our operations, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, results of operations and liquidity. We are continuously exposed to cyber-attacks and other security threats, including physical break-ins. Any electronic or physical break-in or other security breach or compromise may jeopardize security of information stored or transmitted through our information technology systems and networks. This could lead to disruptions in mission-critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we have implemented policies, procedures and controls to protect against, detect and mitigate these threats, we face advanced and persistent attacks on our information systems and attempts by others to gain unauthorized access to our information technology systems are becoming more sophisticated. These attempts include covertly introducing malware to our computers and networks and impersonating authorized users, among others, and may be perpetrated by well-funded organized crime or state sponsored efforts. We seek to detect and investigate all security incidents and to prevent their occurrence or recurrence. We continue to invest in and improve our threat protection, detection and mitigation policies, procedures and controls. In addition, we work with other companies in the industry and government participants on increased awareness and enhanced protections against cyber security threats. However, because of the evolving nature and sophistication of these security threats, which can be difficult to detect, there can be no assurance that our policies, procedures and controls have or will detect or prevent any of these threats and we cannot predict the full impact of any such past or future incident. Although we work cooperatively with our customers and other business partners to seek to minimize the impacts of cyber and other security threats, we must rely on the safeguards put in place by those entities. Any remedial costs or other liabilities related to cyber or other security threats may not be fully insured or indemnified by other means. Occurrence of any of these security threats could expose us to claims, contract terminations and damages and could adversely affect our reputation, ability to work on sensitive U.S. Government contracts, business operations and financial results.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. Weak economic conditions sustained uncertainty about global economic conditions, concerns about future U.S. budgetary cuts, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. In the event of extreme prolonged adverse market events, such as a global credit crisis, we could incur significant losses.

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Risks Related to Our Common Stock

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this Form 10 and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this Form 10. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS “Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our directors and executive officers beneficially own a significant number of shares of our common stock. Their interests may conflict with our outside stockholders, who may be unable to influence management and exercise control over our business.

As of the date of this Form 10, our executive officers and directors beneficially own approximately 93.86% of our shares of common stock. As a result, our executive officers and directors may be able to: elect or defeat the election of our directors, amend or prevent amendment to our certificates of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote. Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

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We do not intend to pay cash dividends to our stockholders, so you will not receive any return on your investment in our Company prior to selling your interest in the Company.

We have never paid any dividends to our common stockholders as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. The success of your investment in the Company will likely depend entirely upon any future appreciation. As a result, you will not receive any return on your investment prior to selling your shares in our Company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our Company.

Anti-Takeover, Limited Liability and Indemnification Provisions

Some provisions of our certificate of incorporation and by-laws may deter takeover attempts, which may inhibit a takeover that stockholders consider favorable and limit the opportunity of our stockholders to sell their shares at a favorable price.

Under our certificate of incorporation, our Board of Directors may issue additional shares of common or preferred stock. Our Board of Directors has the ability to authorize “blank check” preferred stock without future shareholder approval. This makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares and/or any other transaction that might otherwise be deemed to be in their best interests, and thereby protects the continuity of our management and limits an investor’s opportunity to profit by their investment in the Company. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

• diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

• putting a substantial voting bloc in institutional or other hands that might undertake to support the incumbent Board of Directors, or

• effecting an acquisition that might complicate or preclude the takeover.

Delaware's Anti-Takeover Law may discourage acquirers and eliminate a potentially beneficial sale for our stockholders.

We are subject to the provisions of the Delaware Shareholder Protection Act concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 5% of our assets, and an interested stockholder includes a stockholder who owns 10% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

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• the transaction in which the stockholder became an interested stockholder is approved by the Board of directors prior to the date the interested stockholder attained that status;

• on consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

• on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Our indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Our bylaws designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

Under the provisions of our amended and restated bylaws (“bylaws”), unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended certificate of incorporation or bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our bylaws related to choice of forum. The choice of forum provision in our bylaws may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Our Chief Executive Officer and Chief Financial Officer will need to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We may need to hire additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, then we may not be able to obtain the independent account and certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to continue to be quoted on the OTCQB or our ability to list our shares on any national securities exchange.

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If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls requirements of the Sarbanes-Oxley Act. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

• our ability to execute our business plan and complete prospective acquisitions;

• changes in our industry;

• competitive pricing pressures;

• our ability to obtain working capital financing;

• additions or departures of key personnel;

• limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

• sales of our common stock (particularly following effectiveness of this Form 10);

• operating results that fall below expectations;

• regulatory developments;

• economic and other external factors;

• period-to-period fluctuations in our financial results;

• our inability to develop or acquire new or needed technologies;

• the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

• changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

• the development and sustainability of an active trading market for our common stock; and

• any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

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Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares.

If an active market should develop, the price may be highly volatile. Because there is currently a low price for our shares of common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans. Furthermore, our securities are currently traded on the OTCQB where it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about these companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or another national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenues of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in these securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

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Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and impair our ability to raise capital through the sale of shares.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us having become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf.

Any substantial sale of stock by existing shareholders could depress the market value of our stock, thereby devaluing the market price and causing investors to risk losing all or part of their investment.

Stockholders, including our directors and officers hold a large number of our outstanding shares. We can make no prediction as to the effect, if any, that sales of shares, or the availability of shares for future sale, will have on the prevailing market price of our shares of common stock. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.

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Our issuance of preferred stock in the future may adversely affect the rights of our common stockholders.

Our certificate of incorporation permits us to issue up to 5,000,000 shares of preferred stock with such rights and preferences as the Board of Directors may designate.  As a result, our Board of Directors may authorize a series of preferred stock that would grant to preferred stockholders preferential rights to our assets upon liquidation; the right to receive dividends before dividends become payable to our common stockholders; the right to redemption of the preferred stock prior to the redemption of our common stock; and super-voting rights to our preferred stockholders.  To the extent that we designate and issue such a class or series of preferred stock, the rights of our common stockholders may be impaired.

Risks Related to Our IP

Our Success May Depend on Our Ability to Obtain and Protect the Proprietary Information on Which We Base Our UAV Products.

As we acquire companies with intellectual property ("IP") that is important to the development of our UAV products, we will need to:

• obtain valid and enforceable patents;

• protect trade secrets; and

• operate without infringing upon the proprietary rights of others.

We will be able to protect our proprietary technology from unauthorized use by third parties only to the extent that such proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Any non-confidential disclosure to or misappropriation by third parties of our confidential or proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

The patent application process, also known as patent prosecution, is expensive and time-consuming, and we and our current or future licensors and licensees may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our current licensors, or any future licensors or licensees, will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, these and any of our patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims or inventorship. If we or our current licensors or licensees, or any future licensors or licensees, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our current licensors or licensees, or any future licensors or licensees, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form or preparation of our patents or patent applications, such patents or applications may be invalid and unenforceable. Any of these outcomes could impair our ability to prevent competition from third parties, which may harm our business.

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The patent applications that we may own or license may fail to result in issued patents in the United States or in other countries. Even if patents do issue on such patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. For example, U.S. patents can be challenged by any person before the new USPTO Patent Trial and Appeals Board at any time within the one year period following that person’s receipt of an allegation of infringement of the patents. Patents granted by the European Patent Office may be similarly opposed by any person within nine months from the publication of the grant. Similar proceedings are available in other jurisdictions, and in the United States, Europe and other jurisdictions third parties can raise questions of validity with a patent office even before a patent has granted. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the patents and patent applications we hold or pursue with respect to our product candidates is successfully challenged, then our ability to commercialize such product candidates could be negatively affected, and we may face unexpected competition that could harm our business. Further, if we encounter delays in our clinical trials, the period of time during which we or our collaborators could market our product candidates under patent protection would be reduced.

The degree of future protection of our proprietary rights is uncertain. Patent protection may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

● we might not have been the first to invent or the first to file the inventions covered by each of our pending patent applications and issued patents;

● others may be able to make, use, sell, offer to sell or import products that are similar to our products or product candidates but that are not covered by the claims of our patents; others may independently develop similar or alternative technologies or duplicate any of our technologies;

● the proprietary rights of others may have an adverse effect on our business;

● any proprietary rights we do obtain may not encompass commercially viable products, may not provide us with any competitive advantages or may be challenged by third parties;

● any patents we obtain or our in-licensed issued patents may not be valid or enforceable; or

● we may not develop additional technologies or products that are patentable or suitable to maintain as trade secrets.

If we or our current licensors or licensees, or any future licensors or licensees, fail to prosecute, maintain and enforce patent protection for our product candidates, our ability to develop and commercialize our product candidates could be harmed and we might not be able to prevent competitors from making, using and selling competing products. This failure to properly protect the intellectual property rights relating to our product candidates could harm our business, financial condition and operating results. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

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Even where laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the outcome of such litigation would be uncertain. If we or one of our collaborators were to initiate legal proceedings against a third party to enforce a patent covering the product candidate, the defendant could assert an affirmative defense or counterclaim that our patent is not infringed, invalid and/or unenforceable. In patent litigation in the United States, defendant defenses and counterclaims alleging non-infringement, invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, anticipation or obviousness, and lack of written description, definiteness or enablement. Patents may be unenforceable if someone connected with prosecution of the patent withheld material information from the USPTO, or made a misleading statement, during prosecution. The outcomes of proceedings involving assertions of invalidity and unenforceability are unpredictable. It is possible that prior art of which we and the patent examiner were unaware during prosecution exists, which would render our patents invalid. Moreover, it is also possible that prior art may exist that we are aware of, but that we do not believe are relevant to our current or future patents, that could nevertheless be determined to render our patents invalid. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability of our patents covering one of our product candidates, we would lose at least part, and perhaps all, of the patent protection on such product candidate. Such a loss of patent protection would harm our business. Moreover, our competitors could counterclaim in any suit to enforce our patents that we infringe their intellectual property. Furthermore, some of our competitors have substantially greater intellectual property portfolios, and resources, than we do.

Our ability to stop third parties from using our technology or making, using, selling, offering to sell or importing our products is dependent upon the extent to which we have rights under valid and enforceable patents that cover these activities. If any patent we currently or in the future may own or license is deemed not infringed, invalid or unenforceable, it could impact our commercial success. We cannot predict the breadth of claims that may be issued from any patent applications we currently or may in the future own or license from third parties.

To the extent that consultants or key employees apply technological information independently developed by them or by others to our product candidates, disputes may arise as to who has the proprietary rights to such information and product candidates, and certain of such disputes may not be resolved in our favor. Consultants and key employees that work with our confidential and proprietary technologies are required to assign all intellectual property rights in their inventions and discoveries created during the scope of their work to our company. However, these consultants or key employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors.

If we are unable to prevent disclosure of our trade secrets or other confidential information to third parties, our competitive position may be impaired.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Our ability to stop third parties from obtaining the information or know-how necessary to make, use, sell, offer to sell or import our products or practice our technology is dependent in part upon the extent to which we prevent disclosure of the trade secrets that cover these activities. Trade secret rights can be lost through disclosure to third parties. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our trade secrets to third parties, resulting in loss of trade secret protection. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how, which would not constitute a violation of our trade secret rights. Enforcing a claim that a third party is engaged in the unlawful use of our trade secrets is expensive, difficult and time consuming, and the outcome is unpredictable. In addition, recognition of rights in trade secrets and a willingness to enforce trade secrets differs in certain jurisdictions.

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If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation could harm our business.

Our commercial success depends significantly on our ability to operate without infringing, violating or misappropriating the patents and other proprietary rights of third parties. Our own technologies we acquire or develop may infringe, violate or misappropriate the patents or other proprietary rights of third parties, or we may be subject to third-party claims of such infringement. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties, exist in the fields in which we are developing our product candidates. Because some patent applications may be maintained in secrecy until the patents are issued, because publication of patent applications is often delayed, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that we were the first to invent the technology or that others have not filed patent applications for technology covered by our pending applications. We may not be aware of patents that have already issued that a third party might assert are infringed by our product candidates. It is also possible that patents of which we are aware, but which we do not believe are relevant to our product candidates, could nevertheless be found to be infringed by our product candidates. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio may thus have no deterrent effect. In the future, we may agree to indemnify our manufacturing partners against certain intellectual property claims brought by third parties.

Intellectual property litigation involves many risks and uncertainties, and there is no assurance that we will prevail in any lawsuit brought against us. Third parties making claims against us for infringement, violation or misappropriation of their intellectual property rights may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. Defense of these claims, regardless of their merit, would cause us to incur substantial expenses and, would be a substantial diversion of resources from our business. In the event of a successful claim of any such infringement, violation or misappropriation, we may need to obtain licenses from such third parties and we and our partners may be prevented from pursuing product development or commercialization and/or may be required to pay damages. We cannot be certain that any licenses required under such patents or proprietary rights would be made available to us, or that any offer to license would be made available to us on commercially reasonable terms. If we cannot obtain such licenses, we and our collaborators may be restricted or prevented from manufacturing and selling products employing our technology. These adverse results, if they occur, could adversely affect our business, results of operations and prospects, and the value of our shares.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

The defense and prosecution of contractual or intellectual property lawsuits, USPTO interference or derivation proceedings, European Patent Office oppositions and related legal and administrative proceedings in the United States, Europe and other countries, involve complex legal and factual questions. As a result, such proceedings may be costly and time-consuming to pursue and their outcome is uncertain.

Litigation may be necessary to:

● protect and enforce our patents and any future patents issuing on our patent applications;

● enforce or clarify the terms of the licenses we have granted or may be granted in the future;

● protect and enforce trade secrets, know-how and other proprietary rights that we own or have licensed, or may license in the future; or

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● determine the enforceability, scope and validity of the proprietary rights of third parties and defend against alleged patent infringement.

Competitors may infringe our intellectual property. As a result, we may be required to file infringement claims to stop third-party infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover its technology or that the factors necessary to grant an injunction against an infringer are not satisfied. An adverse determination of any litigation or other proceedings could put one or more of our patents at risk of being invalidated, interpreted narrowly, or amended such that they do not cover our product candidates. Moreover, such adverse determinations could put our patent applications at risk of not issuing, or issuing with limited and potentially inadequate scope to cover our product candidates or to prevent others from marketing similar products.

Interference, derivation or other proceedings brought at the USPTO, may be necessary to determine the priority or patentability of inventions with respect to our patent applications or those of our licensors or potential collaborators. Litigation or USPTO proceedings brought by us may fail or may be invoked against us by third parties. Even if we are successful, domestic or foreign litigation or USPTO or foreign patent office proceedings may result in substantial costs and distraction to our management. We may not be able, alone or with our licensors or potential collaborators, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings. In addition, during the course of this kind of litigation or proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

Some of our competitors may be able to sustain the costs of patent-related disputes, including patent litigation, more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may not be able to enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly in developing countries. Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Additionally, laws of some countries outside of the United States do not afford intellectual property protection to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property rights. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, if our ability to enforce our patents to stop infringing activities is inadequate. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

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Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and resources from other aspects of our business. Furthermore, while we intend to protect our intellectual property rights in major markets for our products, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

Item 2. Financial Information.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Form 10. Some of the information contained in this discussion and analysis or set forth elsewhere in this Form 10, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" section of this Form 10 for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Drone USA, Inc. is a UAV and related services and technologies company that intends to engage in the research, design, development, testing, manufacturing, distribution, exportation, and integration of advanced low altitude UAV systems, services and products. Drone also provides procurement, distribution, and logistics services through its wholly-owned subsidiary, HowCo Distributing Co., to the United States Department of Defense and Defense Logistics Agency. The Company has operations based in West Haven, Connecticut and Vancouver, Washington. The Company is registered with the U.S. State Department and has met the requirements of the Arms Export Control Act and International Traffic in Arms Regulations (“ITAR”). The registration allows for the company to apply for export, and temporary import, of product, technical data, and services related to defense articles. The Company continues to seek strategic acquisitions and partnerships with UAV firms that offer superior technologies in high-growth markets, as well as acquisitions and partnerships with firms that have complementary technologies and infrastructure.

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On January 26, 2016, Texas Wyoming Drilling, Inc., an inactive company trading on the Over-the-Counter Markets, acquired 100% of the outstanding membership interests of Drone USA, LLC pursuant to an Equity Exchange Agreement and Drone USA, LLC paid a $100,000 cash fee which was expensed and included in Selling, General and Administrative expenses. Pursuant to the merger, the sole member of Drone USA, LLC received 38,309,321 shares of Texas Wyoming Drilling, Inc. common stock. As a result of this merger, the former sole member of Drone USA, LLC owned approximately 94% of the outstanding common stock of Texas Wyoming Drilling, Inc. immediately following the merger. In connection with the merger, the name of the company was changed to Drone USA, Inc. In connection with the merger, effective January 26, 2016, the Company accepted the resignation of the former Chief Executive Officer and any remaining former officers and directors, and appointed a new Chief Executive Officer, President, Chairman, and board member and a new Chief Financial Officer, Secretary, Treasurer, and board member. The transaction has been accounted for as a reverse merger in which Drone USA, LLC is considered to be the acquirer of Texas Wyoming Drilling, Inc. Accordingly, the reverse merger was accounted for as a recapitalization of Drone USA, LLC in which (i) the assets and liabilities of Drone USA, LLC were recorded at their historical book values, (ii) the common stock and additional paid-in capital accounts which replaced Drone USA, LLC’s member interests were retroactively restated to give effect to the exchange of the Drone USA, LLC member interests for Texas Wyoming Drilling, Inc. common stock, and (iii) the historical member deficit of Drone USA, LLC was recorded as stockholders’ (deficiency). There were no assets, liabilities, or equity to be accounted for related to the former operations of Texas Wyoming Drilling, Inc. In connection with the merger, Drone USA, Inc. is deemed to have issued 2,532,196 shares of common stock to the shareholders of Texas Wyoming Drilling, Inc. In February 2016 the Company effected a 1 for 150 reverse split of the common stock as contemplated by the Equity Exchange Agreement and in April 2016 effected a 1 for 12 reverse split of the common stock.

Liquidity and Capital Resources

At September 30, 2016, we had $2,980,281 in current assets, including $631,020 in cash, compared to $0 at September 30, 2015. Current liabilities at September 30, 2016 totaled $6,392,243 compared to $79,051 at September 30, 2015. These comparative differences are the result of the acquisition of Howco we made on September 9, 2016, which significantly expanded our operations.

As of March 31, 2017, we had $2,280,255 in current assets, including $134,392 in cash, compared to $2,980,021 in current assets, including $631,020 in cash, at September 30, 2016. Current liabilities at March 31, 2017 totaled $10,593,904 compared to $6,392,243 at September 30, 2016. The decrease in current assets from September 30, 2016 to March 31, 2017 is primarily due to the decrease in cash of approximately $500,000, the decrease in inventory of approximately $730,000, offset by the increase in accounts receivable of approximately $472,000 and prepaid expenses and other assets of approximately $57,000. The increase in current liabilities from September 30, 2016 to March 31, 2017 is primarily due to the increase in the current portion of the note payable of approximately $2,350,000, the accrued liability for advisory fees of $1,200,000, accrued expenses of approximately $460,000, and accounts payable of approximately $160,000. While we have revenues as of this date, no significant UAV revenues are anticipated until we have implemented our full plan of operations, specifically, initiating sales campaigns for our UAV platforms. We must raise cash to implement our strategy to grow and expand per our business plan. We anticipate over the next 12 months the cost of being a reporting public company will be approximately $250,000.

If we cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, we would be required to cease business operations. As a result, investors would lose all of their investment. Under the terms of our credit agreement with TCA, all potential new investments must first be reviewed and approved by TCA, which may constrain our options for new fundraising.

We anticipate our short-term liquidity needs to be approximately $8,000,000 which will be used to satisfy our existing current liabilities of approximately $10,000,000 reduced by our expected gross profits of approximately $2,000,000. To meet these needs we intend to complete equity financing and refinance or restructure certain existing liabilities. Once this is completed, and we implement our sales and marketing plan to sell UAV products, we anticipate minimal long-term liquidity needs which we expect to meet through equity financing or short-term borrowings.

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Additionally, we will have to meet all the financial disclosure and reporting requirements associated with being a publicly reporting company. Our management will have to spend additional time on policies and procedures to make sure it is compliant with various regulatory requirements, especially that of Section 404 of the Sarbanes-Oxley Act of 2002. This additional corporate governance time required of management could limit the amount of time management has to implement the business plan and may impede the speed of its operations.

The following is a summary of the Company’s cash flows provided by (used in) operating, investing and financing activities:

	Year Ended September 30, 2016	Period from July 20, 2015 (inception) through September 30, 2015
Net Cash Used in Operating Activities	$(1,059,058)	$(77,666)
Net Cash Used in Investing Activities	$(2,434,515)	$-
Net Cash Provided by Financing Activities	$4,124,593	$77,666
Net Increase in Cash and Cash Equivalents	$631,020	$-

The comparative differences between the years ending 2015 and 2016 are the result of our acquisition of Howco and financing with TCA, that significantly expanded our operations, and our entry into the UAV marketplace, that has caused us to incur selling, general and administrative costs related to the sales and marketing of our UAV products and recruitment and hiring of UAV professionals, which has resulted in operating losses.

	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
Net Cash Used in Operating Activities	$(496,963)	$(436,675)
Net Cash Used in Investing Activities	$-	$-
Net Cash Provided by Financing Activities	$335	$448,675
Net (Decrease) Increase in Cash and Cash Equivalents	$(496,628)	$12,000

Results of Operations

We generated revenues of $1,119,748 for the year ended September 30, 2016 and $0 for the period July 20, 2015 (inception) through September 30, 2015. For the year ended September 30, 2016 we reported cost of goods sold of $1,074,673, selling, general, and administrative costs of $6,290,913, primarily consisting of payroll costs of $4,643,332, rent of $34,795, professional and consulting fees of $1,263,039, office related costs of $62,404, and travel related costs of $68,488, intangibles amortization of $14,722, and interest and financing costs of $150,401, compared to selling, general, and administrative costs of $77,666, consisting of payroll costs of $77,666, and interest and financing costs of $1,385 for the period July 20, 2015 (inception) through September 30, 2015. Included in payroll costs and professional and consulting fees for the year ended September 30, 2016 is $4,928,319 in stock compensation expense. As a result, we reported a net loss before provision for income tax of $6,410,961 for the year ended September 30, 2016 and $79,051 for the period July 20, 2015 (inception) through September 30, 2015. The comparative differences between year ending 2015 and 2016 are the result of our acquisition of Howco, that significantly expanded our operations, and our entry into the UAV marketplace, that has caused us to incur selling, general and administrative costs related to the sales and marketing of our UAV products and recruitment and hiring of UAV professionals, which has resulted in operating losses. We have also granted stock options to key personnel and consultants, which has caused us to recognize non-cash share-based compensation expenses.

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We generated revenues of $5,620,335 and $0 for the quarters ended March 31, 2017 and 2016, respectively. For the quarter ended March 31, 2017 we reported cost of goods sold of $5,168,852, selling, general, and administrative expenses of $3,046,732, amortization expense of $66,249, and interest and financing costs of $1,007,179. Selling, general, and administrative expenses consist primarily of professional and consulting fees of approximately $2,337,000, , payroll costs of approximately $550,000, and rent of approximately $50,000, , compared to selling, general, and administrative costs of $202,661 and interest and financing costs of $4,075 for the quarter ended March 31, 2016. Selling, general, and administrative costs consist primarily of professional and consulting fees and payroll costs, . As a result, we reported a net loss before provision for income tax of $3,668,667 and $206,736 for the quarters ended March 31, 2017 and 2016, respectively.

We generated revenues of $12,604,727 and $0 for the six months ended March 31, 2017 and 2016, respectively. For the six months ended March 31, 2017 we reported cost of goods sold of $11,701,662, selling, general, and administrative expenses of $4,014,208, amortization expense of $132,499, and interest and financing costs of $1,376,769. Selling, general, and administrative expenses consist primarily of professional and consulting fees of approximately $2,586,000, payroll costs of approximately $1,083,000, rent of approximately $100,000, and travel related costs of approximately $50,000, compared to selling, general, and administrative costs of $452,354 and interest and financing costs of $6,407 for the six months ended March 31, 2016. Selling, general, and administrative expenses consist primarily of professional and consulting fees and payroll costs. As a result, we reported a net loss before provision for income tax of $4,620,461 and $458,761 for the six months ended March 31, 2017 and 2016, respectively.

The increase in revenues and cost of goods sold for the 2017 periods is due to the acquisition of Howco. The increase in selling, general, and administrative costs for the 2017 periods is primarily due to the operations of Howco and the granting of stock options to key personnel and consultants. The increase in interest and financing costs is due to the financing obtained for the purchase of Howco.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

For the six months ended March 31, 2017, the Company has incurred net losses of approximately $4,620,000 and used cash in operations of approximately $497,000. The working capital deficit, stockholders' deficit and accumulated deficit was $8,259,649, $4,241,035, and $10,649,953, respectively, at March 31. 2017. Furthermore, on April 13, 2017 the Company received a default notice on its payment obligations under the senior secured credit facility agreement and as of July 2017 have received demand notices from collection agencies on behalf of several vendors and management has been suspended access to their corporate offices by the landlord until a rent repayment plan is established. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or debt. The Company plans to implement cost-cutting measures, raise equity through a private placement, restructure or repay its secured obligations and structure payment plans, if necessary, with vendors and service providers who are owed money. The accompanying consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our consolidated financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management. These estimates are based on Management’s historical industry experience and not the company’s historical experience.

Accounts Receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less the allowance for doubtful accounts, as needed. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. The Company may also use the direct write-off method to account for uncollectible accounts that are not received. Using the direct write-off method, trade receivable balances are written off to bad debt expense when an account balance is deemed to be uncollectible.

Inventory

Inventory consists of finished goods, which are purchased directly from manufacturers. The Company utilizes a just in time type of inventory system where products are ordered from the vender only when the Company has received sales order from its customers. Inventory is stated at the lower of cost and net realizable value on a first-in, first-out basis.

Goodwill and Intangible Assets

The Company’s goodwill and tradename assets are deemed to have indefinite lives and, accordingly, are not amortized, but are evaluated for impairment at least annually, but more often whenever changes in facts and circumstances occur which may indicate that the carrying value may not be recoverable. The customer list was deemed to have a life of four years and will be amortized through September 2020.

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Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In instances where impairment is determined to exist, the Company writes down the asset to its fair value based on the present value of estimated future cash flows.

Revenue Recognition

Sales are recognized upon shipment of product to the customer. Provisions for returns and allowances are recorded in the period the sales occur. Payments received from customers prior to shipment of the product to them, are recorded as customer deposit liabilities.

Net Loss Per Share

Basic loss per share is calculated by dividing the loss attributable to stockholders by the weighted-average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings (loss) of the Company. Diluted loss per share is computed by dividing the loss available to stockholders by the weighted average number of shares outstanding for the period and dilutive potential shares outstanding unless such dilutive potential shares would result in anti-dilution.

Tax Loss Carryforwards

The Company recognizes deferred tax assets and liabilities for the tax effects of differences between the financial statement and tax basis of assets and liabilities. A valuation allowance is established to reduce the deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

Off-Balance Sheet Arrangements

During the year ended September 30, 2016, and as of the six months ended March 31, 2017, we did not engage in any off balance sheet arrangements as defined in item 303(a)(4) of the SEC’s Regulation S-K.

Item 3. Properties.

Drone USA

Our headquarters were located at One World Trade Center, 285 Fulton Street, 85th Floor, New York, NY 10007 but as a result of being delinquent in lease payments we vacated that space and have been sued in the New York Supreme Court for past due rent as described below in “Legal Proceedings”. We are currently using temporary office space made available through the Company’s management at no cost while management is looking for a facility to serve as a factory for domestic drone production. By way of background, in May 2016, we entered into a lease agreement for office space at One World Trade Center. The lease provided for monthly rent of approximately $5,000 per month with a rent-free period from May 1, 2016 through July 31, 2016. The lease required a $10,000 security deposit and the lease term begins May 1, 2016 and expires April 30, 2017. In May 2016, we entered into a second lease agreement for additional office space. The second lease provided for monthly rent of approximately $2,500 per month with a rent-free period from July 1, 2016 through October 31, 2016. The second lease required a security deposit of $2,500 and the second lease term began July 1, 2016 and expired June 30, 2017. In July 2016, we entered into a third lease agreement for additional office space. The third lease provided for monthly rent of approximately $3,500 per month with a rent-free period from September 1, 2016 through October 31, 2016. The third lease required a security deposit of $3,500 and the second lease term began September 1, 2016 and expires August 31, 2017. As of July 15, 2017 we are six months behind in making the monthly lease payments and were in discussions with the landlord regarding anticipated financing to become current with our obligations. We were suspended from accessing the premise until a satisfactory repayment plan could be agreed to by both parties.

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Our U.S. manufacturing, testing, engineering, research, development and integration facility is located at 3580 Sueldo Street, San Luis Obispo, CA 93401. ESAero leases the facility, and we have subleased approximately 10,000 square feet of the facility from ESAero for our exclusive use. The lease term commences February 1, 2017 and ends January 31, 2019. The monthly rent payable to ESAero is $15,000. As of July 15, 2017, we are five months behind in making the monthly lease payments and have been in discussions with the landlord regarding anticipated financing to become current with our obligations.

Howco

Howco has its principal office and warehouse at 6025 East 18th St, Vancouver, WA 98661. Howco entered into a lease on April 28, 2009 that was extended on May 15, 2017 to May 31, 2020 for approximately 7,500 square feet for its office and warehouse. The lease provides for monthly rent of approximately $4,629 per month.

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Item 4. Security Ownership of Certain Beneficial Owners and Management.

Security ownership of certain beneficial owners.

The following table sets forth, as of July 15, 2017, certain information concerning the beneficial ownership of our capital stock, including our common stock, and stock options as converted into common stock basis, by:

• each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;

• each director;

• each named executive officer;

• all of our executive officers and directors as a group; and

• each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

The column entitled "Percentage of Class" is based on 42,694,692 shares of common stock outstanding as of July 15, 2017. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of July 15, 2017 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Michael Bannon has voting control through his ownership of 250 shares of Series A preferred stock. Each share of Series A preferred stock entitles the holder to vote on all matters submitted to a vote of our shareholders with each share casting a vote equal to the quotient of the sum of all outstanding shares of common stock divided by 0.99, which based on 42,694,692 shares issued and outstanding equates to voting rights equal to 43,125,951 shares of common stock.

Name and Address[1]	Amount and Nature of Beneficial Ownership	Percentage of Class
Michael Bannon (2)	38,309,321	89.73%
David Y. Williams (3)	250,000	0.58%
Dr. Rodrigo Kuntz Rangel (3)	1,000,000	2.29%
Ike Bavraktar (3)(4)	4,000,000	8.57%
TCA(5)	17,670,000	29.27%
All Officers and Directors as a Group	39,559,321	92.66%

(1) Unless otherwise indicated, the address of such individual is c/o the Company.

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(2) Michael Bannon has voting control through his ownership of 250 shares of Series A preferred stock voting on an as-converted basis. This chart reflects only the issued and outstanding shares of our common stock.

(3) Represents shares issuable upon the exercise of stock options to purchase shares of our common stock that are exercisable within 60 days of July 15, 2017.

(4) Ike Bavraktar is not an officer or director of the Company.

(5) Based upon the right of TCA to convert the unpaid principal and interest owed under the convertible note issued by the Company to TCA. TCA is limited partnership organized under the laws of the Cayman Islands and has its principal office at 19950 West Country Club Drive, 1st Floor, Aventura, Florida 33180.

Item 5. Directors and Executive Officers.

Our number of directors is established at three, divided into three classes, designated as Class I, Class II and Class III. The term of the Class I directors will expire at the 2018 annual meeting of stockholders, the Class II directors will expire at the 2019 annual meeting of stockholders, and the term of the Class III directors will expire at the 2020 annual meeting of stockholders. A plurality of the votes of the shares of the registrant’s common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors are required to elect the directors. The Board members have three year terms and in the absence of a vote at an annual meeting of stockholders, they continue for successive three year terms until they are replaced or resign.

The following table sets forth certain information about our executive officers, key employees and directors as of July 15, 2017.

Name	Age	Position	Class
Michael Bannon	51	President, CEO, CFO, Director	III
David Y. Williams	60	Director	II
Dr. Rodrigo Kuntz Rangel	39	Chief Technology Officer, Director	I
Paul Charles (“Chuck”) Joy	49	Vice President, Howco
Kathryn Joy	48	Vice President, Howco
Matthew Wiles	42	General Manager, Howco

Michael Bannon is President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors, positions he has held since January 26, 2016.  Since 1994 he served and continues to serve as President of Abatement Industries Group, Inc., a company involved in addressing asbestos, lead, mold and PCB problems in commercial buildings.  He graduated from the University of Connecticut with a B.A. degree in 1993, received an M.B.A. degree from the University of New Haven in 1998, received an M.A. degree in Organizational Psychology in 2003 from the University of New Haven and became a Harvard Business School graduate in March 2011 when he completed Harvard Business School’s Owner President Program. We believe that Mr. Bannon is qualified to serve on our Board of Directors based upon his having successfully managed prior companies and his educational background in business.

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Paul Charles "Chuck" Joy has, since 2008, been Executive Vice President of Howco, a company for which he is an owner and founder along with his wife, Kathy Joy. Prior to joining Howco, he served as Western National Sales and Marketing Manager of Hitachi Maxell Corporation from 1996 to 2008. Mr. Joy graduated from Oregon State University with a B.S and Business Administration degree.

Kathryn “Kathy” Joy has, since 2005, been the Operations Manager of Howco, which she founded in September 2005 with her husband, Chuck Joy. Ms. Joy graduated from Northern Arizona University with a B.A. in History.

Matthew Wiles has, since 2017, been the General Manager of Howco. From 2013 to 2014, Mr. Wiles was Director of Operations for Aero Kraft North in Portland, Oregon, a company involved in a specialty segment of aerospace manufacturing, for which he also served as a production manager from 2007 to 2010. From 2010 to 2013, Mr. Wiles was Route Operations Manager Sierra Springs Bottled Water (DS Waters), located in Portland, Oregon, that was a distributor of coffee and bottled water throughout the Northwest. From 2001 to 2007 Mr. Wiles was a Department Manager for Pella Windows, a vinyl window and door manufacturer for the construction industry. Mr. Wiles received his Bachelor of Business Administration degree from Warner Pacific College in Portland, Oregon.

David Y. Williams became a member of the Board on November 2, 2016. Currently Mr. Williams is a founder and principal of Strategic Gold Corporation, which buys, sells and vaults physical gold and silver. From April 2010 to December 2016, Mr. Williams was employed at Wellington Shields & Co., an investment bank, where he acted as floor broker at the New York Stock Exchange executing orders to purchase and sell securities for institutional clients. From April 2005 to April 2010 Mr. Williams was employed as a floor broker by KCCI and also served as a floor broker from 1987-1992 at RBC Dominion Securities (formerly Richardson Greenshields), a leading wealth management firm and at Glenwood Securities, a trading and execution firm. Mr. Williams also currently serves on the board of directors for Strategic Gold Corporation and Reference Point Physical Gold Fund and is a principal of Universal Services, a gold company based in the Bahamas. Mr. Williams graduated from West Point with a B.S. degree. We believe that Mr. Williams is qualified to be a member of the Board based upon his knowledge of Wall Street and financing which is important to us as we seek financings to achieve our business plan.

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Dr. Rodrigo Kuntz Rangel became a member of the Board on April 3, 2017 and has been our CTO since June 2016.  Dr. Rangel has served as Scientific Director of IBRV, the BRVANT Institute of Technology, a non-profit Institute since August 2013.  Since February 2009 Dr. Rangel has served and continues to serve as CEO of BRVANT Technologic Solutions, a Brazilian company that specializes in development of UAV, UGV and USV systems.  From 2002 to 2009 he was Product Development Engineer at Embraer SA, working with the development of avionics, electronic and software systems for military and civil aircraft. Dr. Rangel has specialized in aircraft manufacture engineering through his research activities with the Embraer Engineering Specialization Program. Dr. Rangel also studied computer, robotics, lasers and virtual reality systems applied to flight simulators at the Institute for Advanced Studies (IEAv) as a São Paulo State Foundation for Research Support (FAPESP) scholar.  Dr. Rangel received a B.S. degree in Computer Engineering, M.S. and PhD degrees in Computer and Electronics Engineering from the Technological Institute of Aeronautics in Sao Jose dos Campos, Brazil.

Board Composition and Election of Directors

Our board of directors is currently authorized to have, and consists of, five members. In accordance with the terms of our current certificate of incorporation and by-laws, the term of office of each director expires at our annual meeting of stockholders or until their successors are duly elected and qualified.

Director Independence

Our board of directors has determined that David Y. Williams is independent as defined under NASDAQ Marketplace Rules.

There are no family relationships among any of our directors or executive officers.

Board Committees

Our board of directors does not have a separate, standing audit committee nor a nominating or governance committee. The full board of directors performs the function of an audit committee. We believe that David Y. Williams qualifies as an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K.

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Item 6.    Executive Compensation.

Compensation Discussion and Analysis

Overview

Compensation Philosophy

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers and what we believe are the most important factors relevant to an analysis of these policies and decisions. This section also describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers as of July 2017. Our "named executive officers" for 2017 are Michael Bannon and Dr. Rodrigo Kuntz Rangel. The compensation of each of our other current executive officers is based on individual terms approved by our board of directors. Our board of directors is in the process of developing and implementing the executive compensation program that will be in place following effectiveness of this Form 10. This section highlights key aspects of this program that we expect to implement in 2017

We commenced operations on July 20, 2015. Rodrigo Kuntz Rangel, our Chief Technology Officer appointed in 2016, does not currently receive, and has not historically received, any monetary compensation from us for his service. However, we may in the future determine to compensate him for his service as chief technology officer. During July,2016, the Company entered into an employment agreement with Paulo Ferro, our Chief Strategy Officer, which provides for annual base compensation of $400,000 for a period of three years and provides for other additional benefits as defined in the agreement including a signing bonus of $100,000 payable during the first year of employment. Mr. Ferro was terminated for cause on July 7, 2017.

On October 1, 2016, the Company entered into an employment agreement with the company’s President and CEO, Michael Bannon, that provides for annual base compensation of $370,000 for a period of three years, which can, at the Company’s election, be paid in cash or Common Stock or deferred if insufficient cash is available, and provides for other benefits, including a discretionary bonus and equity a provision for the equivalent of 12 months’ base salary, and an additional one-time severance payment of $2,500,000 upon termination under certain circumstances, as defined in the agreement.

The employment agreement with the company’s Treasurer and CFO Dennis Antonelos, who resigned as an officer and director on July 10, 2017, provides for annual base compensation of $250,000 for a period of three years, which can, at the Company’s election, be paid in cash or Company Common Stock or deferred if insufficient cash is available, and provides for other benefits, including a discretionary bonus and equity a provision for the equivalent of 12 months’ base salary and an additional one-time severance payment of $1,500,000 upon termination under certain circumstances, as defined in the agreement. Under the terms of the employment agreement, a voluntary termination by Mr. Antonelos requires that the Company pay what it owes to Mr. Antonelos through the date of his termination and does not require any severance payment.

Following effectiveness of this Form 10, our compensation committee will oversee these compensation policies and, together with our board of directors, will periodically evaluate the need for revisions to ensure our compensation program is competitive with the companies with which we compete for executive talent.

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Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the board of directors in designing our executive compensation program are to:

∙ attract, retain and motivate experienced and talented executives;

∙ ensure executive compensation is aligned with our corporate strategies, research and development programs and business goals;

∙ recognize the individual contributions of executives while fostering a shared commitment among executives by aligning their individual goals with our corporate goals;

∙ promote the achievement of key strategic, development and operational performance measures by linking compensation to the achievement of measurable corporate and individual performance goals; and

∙ align the interests of our executives with our stockholders by rewarding performance that leads to the creation of stockholder value.

Each of our named executive officers was hired by us before our board of directors established a formal executive compensation program. To achieve these objectives in the future, we expect that our board of directors and compensation committee will evaluate our executive compensation program with the goal of setting and maintaining compensation at levels that are justifiable based on each executive's level of experience, performance and responsibility and that the board believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, we expect that our executive compensation program will tie a substantial portion of each executive's overall compensation to key strategic, financial and operational goals. We have provided, and expect to continue to provide, a portion of our executive compensation in the form of stock options and restricted stock that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

Use of Compensation Consultants and Market Benchmarking

For purposes of determining total compensation and the primary components of compensation for our executive officers in 2016, we did not retain the services of a compensation consultant or use survey information or compensation data to engage in benchmarking. In the future, we expect that our compensation committee will consider publicly available compensation data for national and regional companies in the drone industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. Even if we retain the services of an independent compensation consultant to provide additional comparative data on executive compensation practices in our industry and to advise on our executive compensation program generally, our board of directors and future compensation committee will ultimately make their own decisions about these matters.

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Beginning with the second quarter of 2017, we expect that our annual cash bonus program will be based upon the achievement of specified annual corporate and individual goals that will be established in advance by our board of directors or compensation committee. We expect that our annual cash bonus program will emphasize pay-for-performance and will be intended to closely align executive compensation with achievement of specified operating results as the amount will be calculated on the basis of percentage of corporate goals achieved. The performance goals established by our compensation committee beginning with the second quarter of 2017 for the 2017 fiscal year will be based on the business strategy of the company and the objective of building stockholder value. We expect that there will be three steps to determine if and the extent to which an annual cash bonus is payable to a named executive officer. First, at the beginning of the year, our compensation committee will determine the target annual cash incentive award for the named executive officer based on a percentage of the officer's annual base salary for that year. Second, the compensation committee will establish the specific performance goals, including both corporate and individual objectives, that must be met for the officer to receive the award. Third, shortly after the end of the year, the compensation committee will determine the extent to which these performance goals were met and the amount of the award. We expect that, beginning in 2018, our compensation committee will work with our chief executive officer to develop corporate and individual goals that they believe can be reasonably achieved with hard work over the course of the year and will target total cash compensation, consisting of base salaries and target annual cash bonuses.

Stock-Based Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. While we do not have any equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity awards contributes to executive retention by providing an incentive for our executives to remain in our employ during the vesting period. Currently, our executives are eligible to participate in our 2016 stock incentive plan, which we refer to as the 2016 Plan, and all equity awards granted in 2016 were pursuant to the 2016 Plan. Following the effectiveness of this Form 10, our employees and executives will be eligible to receive stock-based awards pursuant to our 2016 stock incentive plan. Under our 2016 Plan, executives will be eligible to receive grants of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of our board of directors.

Our employee equity awards have typically been in the form of stock options. Because our executives profit from stock options only if our stock price increases relative to the stock option's exercise price, we believe stock options provide meaningful incentives for our executives to achieve increases in the value of our stock over time. While we currently expect to continue to use stock options as the primary form of equity awards that we grant, we may in the future use alternative forms of equity awards, such as restricted stock and restricted stock units. To date, we have generally used equity awards to compensate our executive officers in the form of initial grants in connection with the commencement of employment. In the future, we also generally plan to grant equity awards on an annual basis to our executive officers. We may also make additional discretionary grants, typically in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

In general, the equity awards that we have granted to our executives vest with respect to 25% of the shares on the first anniversary of the grant date and with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of the grant date. Vesting ceases upon termination of employment and exercise rights cease shortly after termination of employment. Prior to the exercise of a stock option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents.

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We have granted, and going forward expect to grant, stock options with exercise prices that are set at no less than the fair value of shares of our common stock on the date of grant as determined by our board of directors.

Benefits and Other Compensation

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Following effectiveness of this Form 10, we expect to maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. All of our executives will be eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

In certain circumstances, we may award cash signing bonuses or may reimburse relocation expenses when executives first join us. Whether a signing bonus is paid or relocation expenses are reimbursed, and the amount of either such benefit, is determined by our board of directors on a case-by-case basis based on the specific hiring circumstances and the recommendation of our chief executive officer.

Severance and Change in Control Benefits

Pursuant to agreements we have entered into with certain of our executives, these executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. Please refer to "—Employment Agreements" for a more detailed discussion of these benefits.

We believe providing these benefits helps us compete for executive talent. Based on the substantial business experience of the members of our board of directors, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives by companies at comparable stages of development in our industry and related industries.

Risk Considerations in Our Compensation Program

Our board of directors is evaluating the philosophy and standards on which our compensation plans will be implemented across our company. It is our belief that our compensation programs do not, and in the future will not, encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program will encourage management to assume excessive risks. We believe that our current business process and planning cycle fosters the behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives. We believe that the following aspects of our executive compensation program that we plan to implement will mitigate the potential for adverse risk caused by the action of our executives:

∙ annual establishment of corporate and individual objectives for our performance-based cash bonus programs for our executive officers, which we expect to be consistent with our annual operating and strategic plans, designed to achieve the proper risk/reward balance and not require excessive risk taking to achieve;

∙ the mix between fixed and variable, annual and long-term and cash and equity compensation, which we expect to be designed to encourage strategies and actions that balance the company's short-term and long-term best interests; and

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∙ equity incentive awards that vest over a period of time, which we believe will encourage executives to take a long-term view of our business.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1,000,000 per person paid to a publicly traded company's chief executive officer and three other most highly paid officers, other than the chief financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We will periodically review the potential consequences of Section 162(m), however, the board of directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

We account for equity compensation paid to our employees in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification Topic 718, Compensation—Stock Compensation, or ASC 718, which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based on an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by or paid to our named executive officers during the fiscal year ended September 30, 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Occupation	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Michael Bannon	2016	$278,056.31	$0	$0	$0	$0	$0	$32,131	$310,187.31
Dennis Antonelos (3)	2016	$131,076.92	$0	$0	$2,000,000	$0	$0	$3,627.50	$2,134,704.42
Paulo Ferro (4)	2016	$98,758.47	$100,000	$0	$1,500,000	$0	$0	$5,037.38	$1,703,795.85
Rodrigo Kuntz Rangel (5)	2016	$0	$0	$0	$400,000	$0	$0	$0	$400,000

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(1) The amounts in the "Option Awards" column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). For the year ended September 30, 2016 the assumptions that we used to calculate these amounts are discussed in Note 16 to our consolidated financial statements appearing at the end of this Form 10.

(2) The amounts in the "All Other Compensation" column reflect health insurance premiums for all the executive officers and automobile lease reimbursements only for Michael Bannon.

(3) Dennis Antonelos resigned as our CFO on July 10, 2017.

(4) Paulo Ferro was terminated for cause as our Chief Strategy Officer on July 7, 2017.

(5) Rodrigo Kuntz Rangel did not receive any compensation from us for his service as our Chief Technology Officer in 2016. We issued to Rodrigo Kuntz Rangel an option to acquire 2,000,000 shares of our common stock in July 2016. 1,000,000 shares vest on July 1, 2017 and 1,000,000 shares vest on July 1, 2018.

Grants of Plan-Based Awards in 2016

The following table sets forth information regarding grants of plan-based awards to our named executive officers during the fiscal year ended September 30, 2016.

Name	Grant Date	All other stock awards: number of shares of stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)(2)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Michael Bannon	7/1/16	—		—
Dennis Antonelos (4)	7/1/16		10,000,000	$0.20	$2,000,000
Paulo Ferro (5)	7/1/16		7,500,000	$0.20	$1,500,000
Dr. Rodrigo Kuntz Rangel	7/1/16		2,000,000	$0.20	$400,000

(1) Option awards vested on the date of issuance except for Dr. Rangel that vest as set forth in the prior table.

(2) Option awards have been granted with exercise prices equal to the fair value of our common stock on the date of grant. For a discussion of our methodology for determining the fair value of our common stock, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Estimates."

(3) The amounts in the "Grant Date Fair Value of Stock and Option Awards" column reflect the grant date fair value of stock and option awards granted in 2016 calculated in accordance with ASC 718.

(4) Dennis Antonelos resigned as our CFO on July 10, 2017.

(5) Paulo Ferro was terminated for cause as our Chief Strategy Officer on July 7, 2017.

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Outstanding Equity Awards at March 31, 2017

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of March 31, 2017.

Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price		Option Expiration		Number of shares that have not vested	Market value of shares that have not vested
Name	Exercisable	Unexercisable	($/Sh)		Date		(#)	($)
Michael Bannon	—	—	—		—
Dennis Antonelos (3)	20,000,000	—	$0.20		7/1/26	(2)
Paulo Ferro (4)	7,500,000	—	$0.20		7/1/26
Rodrigo Kuntz Rangel		4,100,000	$0.21	(1)	7/1/26

(1)	Weighted average exercise price
(2)	One stock option for 10,000,000 shares expires 7/1/26, the other stock option for 10,000,000 shares expires 3/3/27.

(3)	Dennis Antonelos resigned as our CFO on July 10, 2017.
(4)	Paulo Ferro was terminated for cause as our Chief Strategy Officer on July 7, 2017.

Employment Agreements

On October 1, 2016, we entered into a three-year employment agreement with Michael Bannon as President and CEO of Drone USA. Under the terms of the employment agreement, Mr. Bannon's compensation is $370,000 per annum which can at the Company's election be paid in cash or our common stock or deferred if insufficient cash is available. He is entitled to a bonus based on a compensation plan to be agreed to between him and our Board. If the employment agreement is terminated by Drone USA for Cause (as defined in the employment agreement), or if Mr. Bannon resigns without Good Reason (as defined therein), Mr. Bannon shall only receive his compensation earned through the termination date. If the employment agreement is terminated by Drone USA without Cause or if Mr. Bannon terminates his employment for Good Reason, or upon a Change in Control (as defined), Mr. Bannon shall also be entitled to a one-time severance payment of $2,500,000, the greater of (i) 12 months salary or (ii) the remainder of his salary for the term of the employment agreement, acceleration of all non-vested equity in the Company to vest on the date of termination and payment by Drone USA for all healthcare and life insurance coverage through the end of the term of his Employment Agreement.

On October 1, 2016, we entered into a three-year employment agreement with Dennis Antonelos as CFO of Drone USA. Under the terms of the employment agreement, Mr. Antonelos' compensation is $250,000 per annum which can at the Company's election be paid in cash or Company Common Stock or deferred if insufficient cash is available. He is entitled to a bonus based on a compensation plan to be agreed to between him and our Board. If the employment agreement is terminated by Drone USA for Cause (as defined in the employment agreement), or if Mr. Antonelos resigns without Good Reason (as defined therein), Mr. Antonelos shall only receive his compensation earned through the termination date. If the employment agreement is terminated by Drone USA without Cause or if Mr. Antonelos terminates his employment for Good Reason, or upon a Change in Control (as defined), Mr. Antonelos shall also be entitled to a one-time severance payment of $1,500,000, the greater of (i) 12 months salary or (ii) the remainder of his salary for the term of the employment agreement, acceleration of all non-vested equity in the Company to vest on the date of termination and payment by Drone USA for all healthcare and life insurance coverage through the end of the term of the employment agreement.

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On July 7, 2016, we entered into a three-year at-will employment agreement with Paulo Ferro as the Chief Strategy Officer of Drone USA. Under the terms of the employment agreement, Mr. Ferro’s compensation is $400,000 per annum. Mr. Ferro is owed a one-time signing bonus of $100,000, due by July 6, 2017. In addition, Mr. Ferro received options to acquire 7,500,000 shares of our common stock, at an exercise price of $0.20 per share, all of which were vested on July 7, 2016.

On March 28, 2017, we entered into an at-will employment agreement with Matthew Wiles as General Manager of Howco. Under the terms of employment agreement, Mr. Wiles’ compensation is $140,000 per annum and he also will be eligible for a bonus of 10% of Howco’s gross profits over $1.25 million to be paid in cash after the annual financial statements have been completed and, if applicable, audited for filing with the SEC. Mr. Wiles will also receive options to acquire 250,000 shares of Drone USA’s common stock vesting over five years in equal amounts on the anniversary date of his Employment Agreement.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Defined Contribution Plan

In August 2016, Drone established a qualified 401(k) defined contribution plan with a discretionary employer match provision. All employees who are at least twenty-one years of age are eligible to participate in the plan. The plan allows participants to defer up to 90% of their annual compensation, up to statutory limits. There was no employer contribution for the year ended September 30, 2016.

Stock Option and Other Employee Benefit Plans

The purpose of the 2016 Plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of our stockholders.

2016 Stock Incentive Plan

History. On June 7, 2016, the Board of Directors approved and on June 8, 2016, the stockholders approved the 2016 Stock Incentive Plan (the "2016 Plan") under which employees, officers, directors and consultants are eligible to receive grants of stock options, stock appreciation rights ("SAR"), restricted or unrestricted stock awards, restricted stock units, performance awards, other stock-based awards, or any combination of the foregoing. The Plan authorizes up to 100,000,000 shares of our common stock for stock-based awards.

Administration. The 2016 Plan is administered by the Board of Directors or the committee or committees as may be appointed by the Board of Directors from time to time (the "Administrator"). The Administrator determines the persons who are to receive awards, the types of awards to be granted, the number of shares subject to each such award and the terms and conditions of such awards. The Administrator also has the authority to interpret the provisions of the 2016 Plan and of any awards granted there under and to modify awards granted under the 2016 Plan. The Administrator may not, however, reduce the price of options or stock appreciation rights issued under the 2016 Plan without prior approval of the Company's shareholders.

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Eligibility. The 2016 Plan provides that awards may be granted to employees, officers, directors and consultants of Drone USA or of any parent, subsidiary or other affiliate of the Company as the Administrator may determine. A person may be granted more than one award under the 2016 Plan.

Shares that are subject to issuance upon exercise of an option under the 2016 Plan but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted under the 2016 Plan but are forfeited or repurchased by the Company at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 2016 Plan.

Terms of Options and Stock Appreciation Rights. The Administrator determines many of the terms and conditions of each option and SAR granted under the 2016 Plan, including whether the option is to be an incentive stock option or a non-qualified stock option, whether the SAR is a related SAR or a freestanding SAR, the number of shares subject to each option or SAR, and the exercise price of the option and the periods during which the option or SAR may be exercised. Each option and SAR is evidenced by a grant agreement in such form as the Administrator approves and is subject to the following conditions (as described in further detail in the 2016 Plan):

(a) Vesting and Exercisability: Options, restricted shares and SARs become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Administrator in its discretion and as set forth in the related grant agreement. The term of each option is also set by the Administrator. However, a related SAR will be exercisable at the time or times, and only to the extent, that the option is exercisable and will not be transferable except to the extent that the option is transferable. A freestanding SAR will be exercisable as determined by the Administrator but in no event after 10 years from the date of grant.

(b) Exercise Price: Each grant agreement states the related option exercise price, which, in the case of SARs, may not be less than 100% of the fair market value of the Company's shares of common stock on the date of the grant. The exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of shares of the Company's common stock on the date of grant.

(c) Method of Exercise: The option exercise price is typically payable in cash, common stock or a combination of cash of common stock, as determined by the Administrator, but may also be payable, at the discretion of the Administrator, in a number of other forms of consideration.

(d) Recapitalization; Change of Control: The number of shares subject to any award, and the number of shares issuable under the 2016 Plan, are subject to proportionate adjustment in the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like. Except as otherwise provided in any written agreement between the participant and the Company in effect when a change in control occurs, in the event an acquiring company does not assume plan awards (i) all outstanding options and SARs shall become fully vested and exercisable; (ii) for performance-based awards, all performance goals or performance criteria shall be deemed achieved at target levels and all other terms and conditions met, with award payout prorated for the portion of the performance period completed as of the change in control and payment to occur within 45 days of the change in control; (iii) all restrictions and conditional applicable to any restricted stock award shall lapse; (iv) all restrictions and conditions applicable to any restricted stock units shall lapse and payment shall be made within 45 days of the change in control; and (v) all other awards shall be delivered or paid within 45 days of the change in control.

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(e) Other Provisions: The option grant and exercise agreements authorized under the 2016 Plan, which may be different for each option, may contain such other provisions as the Administrator deems advisable, including without limitation, (i) restrictions upon the exercise of the option and (ii) a right of repurchase in favor of the Company to repurchase unvested shares held by an optionee upon termination of the optionee's employment at the original purchase price.

Amendment and Termination of the 2016 Plan. The Administrator, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 2016 Plan or amend the 2016 Plan in any respect; provided that the Administrator may not, without approval of the stockholders, amend the 2016 Plan in a manner that requires stockholder approval.

2016 Director Compensation

We currently do not have a formal non-employee director compensation policy. However, we do reimburse our non-employee directors for their reasonable expenses incurred in connection with attending our board of directors and committee meetings, and we may in the future grant stock options and pay cash compensation to some or all of our non-employee directors. Other than reimbursement of out-of-pocket expenses as described above, we did not provide any cash or equity compensation to our non-employee directors during the year ended September 30, 2016.

Limitation of Liability and Indemnification

Our certificate of incorporation provides that we are authorized to provide indemnification and advancement of expenses to our directors, officers and other agents to the fullest extent permitted by Delaware General Corporation Law.

In addition, our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

• any breach of the director's duty of loyalty to us or our stockholders;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

• any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

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Our certificate of incorporation also provides that we must indemnify our directors and officers and we must advance expenses, including attorneys' fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors.

Item 7.    Certain Relationships and Related Transactions, and Director Independence.

Since entering into the Equity Exchange Agreement in January 2016, we have engaged in the following transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities, and our co-founders. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

We have an $840,000 convertible note dated December 11, 2015, payable with Abatement Industries Group, Inc., an entity controlled by our CEO. The Note bears interest at an annual rate of 7% with an original maturity date of June 11, 2017, at which time all unpaid principal and interest is due. In June 2017, the maturity date of the note was extended to December 11, 2017. The holder of the note has the option to convert the outstanding principal and accrued interest, in whole or in part, into shares of common stock at a conversion price equal to the volume weighted average price per share of common stock for the 30-day period prior to conversion. As of March 31, 2017 the note payable has not been converted and the balance of the note is approximately $688,000, and accrued interest was approximately $52,000.

We issued a convertible note dated July 1, 2016, payable to our CEO for $117,000. The note bears interest at an annual rate of 7% with a maturity rate of January 1, 2018. The holder of the note has the option to convert the outstanding principal and accrued interest, in whole or in part, into shares of common stock at a conversion price equal to the volume weighted average price per share of common stock for the 30-day period prior to conversion. As of March 31, 2017, the note payable has not been converted and the balance of the note is approximately $122,000, and accrued interest was approximately $6,000.

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Indemnification

Our certificate of incorporation in effect upon the effectiveness of this Form 10 provides that we may indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and must advance expenses, including attorneys' fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. In addition, we have entered into indemnification agreements with our directors. See "Compensation Discussion and Analysis—Limitation of Liability and Indemnification" for additional information regarding these indemnification provisions and agreements.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our chief legal officer or, in the event we do not have a chief legal officer, to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

• the related person's interest in the related person transaction;

• the approximate dollar value of the amount involved in the related person transaction;

• the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

• whether the transaction was undertaken in the ordinary course of our business;

• whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

• the purpose of, and the potential benefits to us of, the transaction; and

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• any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

• interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

• a transaction that is specifically contemplated by provisions of our charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Item 8.    Legal Proceedings.

In connection with the merger with Texas Wyoming Drilling, Inc., a vendor has a claim for unpaid bills of approximately $75,000 against the company. The Company and its legal counsel believe the Company is not liable for the claim pursuant to its indemnification clause in the merger agreement.

In response to the Complaint we filed July 12, 2017 against Paulo Ferro in the United States District Court for the Central District of California (Case No. 2:17-cv-05124) seeking damages and injunctive relief for alleged violations of the Federal Trade Secrets Act and the California Trade Secrets Act, breach of his employment agreement, breach of his duty of good faith and fair dealing and violation of the California Business and Professional Code, Mr. Ferro filed an answer and counterclaim on July 31, 2017 seeking damages in the amount of $900,000 based on allegations of breach of his employment agreement by Drone USA as well as additional amounts based on alleged libel and a demand for punitive damages. We intend to vigorously pursue our claims and oppose the counterclaims by Mr. Ferro.

A lawsuit has been filed on July 26, 2017 in the Supreme Court of the State of New York, County of New York (Index No. 655039/2017) in a case styled Sevcorp Fulton Street, LLC v. Drone USA, Inc. for an alleged breach of a Service Agreement in the amounts of $63,360.75 and $52,551.87 in connection with the lease the Company entered into for its former office space at One World Trade Center, 285 Fulton Street, New York, New York 10007. We are reviewing potential defenses to their claims and will explore settlement opportunities as well.

Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Market Information

Our common stock is quoted on the OTCQB under the trading symbol "DRUS".

The following table sets forth the quarterly high and low sales price per share of our common stock for the periods indicated. The prices represent inter-dealer quotations, which do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

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CALENDAR QUARTER ENDED	HIGH	LOW

2017
March 31	$0.51	$0.15

2016
March 31	$0.36	$0.12
June 30	$0.96	$0.01
September 30	$3.60	$0.20
December 31	$1.00	$0.15

2015
March 31	$3.60	$1.44
June 30	$2.88	$0.90
September 30	$1.44	$0.36
December 31	$1.08	$0.36

Equity Compensation Plans

We expect approximately 1,324,475 shares of our common stock will be eligible for sale under Rule 144 90 days following the effective date of this Form 10 registering the common stock subject to outstanding options or reserved for issuance under our 2016 Plan. The Form 10 will become effective sixty days after filing and shares covered by the Form 10 will thereupon be eligible for sale in the public markets, subject to grant of the underlying awards, vesting provisions and Rule 144 limitations applicable to our affiliates. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Holders

As of March 31, 2017, there were 42,694,692 shares of common stock outstanding, which were held by approximately 305 record holders.

As of the date of this Form 10, we have no present commitments to issue shares of our capital stock to any 5% holder, director or nominee, other than pursuant to the exercise of outstanding options as more fully set forth elsewhere in this Form 10.

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Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Stock Not Registered under the Securities Act; Rule 144 Eligibility

Our common stock, including our common stock underlying outstanding options, have not been registered under the Securities Act. Accordingly, the shares of common stock issued and outstanding and the shares of common stock issuable upon the exercise of any options may not be resold absent registration under the Securities Act and applicable state securities laws or an available exemption thereunder.

Rule 144

Shares of our common stock that are restricted securities will be eligible for resale in compliance with Rule 144 or Rule 701 of the Securities Act, subject to the requirements described below. "Restricted securities," as defined under Rule 144, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701. Below is a summary of the requirements for sales of our common stock pursuant to Rule 144, after the effectiveness of this Form 10.

Beginning 90 days after the effectiveness of this Form 10, but further subject to the lock-up agreements described below, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, will generally be entitled to sell within any three month period a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Persons who may be deemed to be our affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, us and may include our directors and officers, as well as our significant stockholders.

For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of common stock held longer than six months, but less than one year, will be subject only to the current public information requirement and can be sold under Rule 144 beginning 90 days after the effectiveness of this Form 10 without restriction. A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

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Rule 701

Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement and the volume and public information requirements. Any of our employees, consultants or advisors, other than our affiliates, who purchased shares from us under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the effective date of this Form 10 before selling their shares under Rule 701. None of our currently outstanding shares will become eligible for sale pursuant to Rule 701 90 days following the effective date of this Form 10.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of March 31, 2017. There are no equity compensation plans that have not been approved by our security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	50,851,200	$0.21	49,148,800

Item 10.    Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock issued, and options granted, by us since January 2016, when we acquired control of the Company under an Equity Exchange Agreement, that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such shares and options and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(1)	From January 1, 2016 to December 31, 2016, under our 2016 Plan, we granted stock options to purchase an aggregate of 27,645,000 shares of our common stock to certain of our employees, officers, consultants and advisors, at an exercise price of $0.20 per share. During the three months ended March 31, 2017, we granted additional stock options under our 2016 Plan to purchase an aggregate of 24,206,200 shares of our common stock to our employees, officers, consultants and advisors, at an exercise price ranging from $0.20 to $0.24 per share. As of the date of this Form 10, no options have been exercised. During the three months ended March 31, 2017, 1,000,000 stock options were relinquished.

(2)	On September 9, 2016, the Company issued 270,271 shares of common stock at $0.37 per share to Avante World Partners LLC in connection with a private placement for investment of $100,000.

(3)	On September 9, 2016, in addition to cash and notes, we issued to Paul Charles Joy and Kathryn Joy warrants for 500,000 shares of common stock as consideration for the acquisition of Howco described above, with an exercise price of $0.01 per share, all vested immediately, and exercisable for five years.

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(4)	On September 14, 2016, the Company issued 539,204 shares of common stock to TCA in satisfaction of the $850,000 in accordance with the terms of the agreement described above. Based upon the value of the shares, at the time the lender sells the shares, the Company may be required to redeem unsold shares for the difference between the $850,000 and the lender’s sales proceeds. TCA has set aside a reserve with our transfer agent for 7,000,000 shares of our common stock to satisfy the transaction fee.

(5)	On October 20, 2016, the Company issued 115,000 shares of common stock to Leventis Investment Partners at $0.50 per share to satisfy a liability of $57,500 for acquisition related services.

(6)	From August 18, 2016 until November 15, 2016, in connection with the Settlement Agreement with Rockwell, we issued to Rockwell a convertible note in the principal amount of $102,102.74. A total of 528,700 shares issued were issued during this period to Rockwell in connection with a section 3(a)(10) transaction under the Securities Act.

(7)	On February 17, 2017, in connection with the agreement with Caro, we agreed to issue 400,000 vested shares of common stock for a payment of $200. The shares were valued on the February 17, 2017, measurement date at $0.23 per share or a total of $92,000 based on the quoted trading price which we will recognize over the six month service period.

No underwriters were involved in the foregoing issuances of securities.

The offers, sales and issuances of the securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, officers, bona fide consultants and advisors and received the securities under our 2016 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs (2), (3) and (4) were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D.

Item 11.    Description of Registrant's Securities to be Registered.

We are registering on this Form 10 only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Form 10, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

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Under the terms of the Certificate of Amendment to our Certificate of Incorporation filed April 27, 2016, the aggregate number of shares which the Corporation will have authority to issue is 205,000,000, 200,000,000 of which shall be common stock, $.0001 par value per share, and 5,000,000 of which shall be preferred stock, $.0001 par value per share, of which 250 have been designated Series A Preferred.

Common Stock

As of March 31, 2017, we had 42,694,692 shares of common stock outstanding. In addition, 50,851,200 options were outstanding, 500,000 warrants were outstanding, convertible notes were convertible into approximately 3,688,000 shares of common stock, a note payable in default was convertible into approximately 17,670,000 shares of common stock, and the advisory fee, which is subject to a make whole provision, would require the issuance of an additional 3,156,448 shares of Common Stock. Holders of shares of common stock have the right to cast one vote for each share of common stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our certificate of incorporation, or by our bylaws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our certificate of incorporation.

There are no restrictions in our certificate of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of shares of our common stock are not entitled to preemptive or subscription or conversion rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors also has the authority to designate the rights and preferences, including but not limited to the voting rights, redemption rights, conversion rights and right to payment of dividends, of our preferred stock. The Board of Directors have designated 250 shares of preferred stock as Series A Preferred Stock. Holders of our Series A Preferred Stock have the right to vote on any matters submitted to a vote of holders of common stock. Each holder of Series A Preferred Stock is entitled to cast that the number of votes equal to the quotient of the sum of all outstanding shares of common stock divided by .99. The Series A Preferred Stock has no other rights or preferences. As of March 31, 2017, all 250 shares of Series A Preferred Stock are held by Michael Bannon, our current Chairman, President and CEO.

Warrants

As of March 31, 2017, we had one outstanding, fully vested warrant to purchase an aggregate of 500,000 shares of Common Stock at a weighted average exercise price of $0.01 per share.

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Convertible Notes

As of March 31, 2017, we had two convertible notes payable described in further detail elsewhere in this Form 10 with an approximate aggregate balance, including accrued interest, of $870,424 with an approximate conversion price of $0.236 per share. If converted, the holders of the note would receive approximately 3,688,000 shares of our common stock.

As of March 31, 2017, the Credit Agreement with TCA described above was in default. The outstanding balance, including accrued interest, totaled $3,551,917 and was convertible into approximately 17,670,000 shares of common stock.

Reserves

On September 13, 2016, we had a 7,000,000 share reserve placed on our common stock by TCA, our senior secured lender, in order to satisfy a future obligation advisory fee of $850,000. As of March 31, 2017, 539,204 shares of our common stock have been issued to TCA in connection with this advisory fee. TCA has the right to request additional shares of common stock to bring the market value of its holdings in our common stock equal to the balance of the advisory fee. TCA must return shares back to the Company if the market values of its holdings in our common stock exceeds the balance of the advisory fee. As of March 31, 2017, if requested, TCA is entitled to receive an additional 3,156,448 shares of our Common Stock based on an approximate price of $0.23 per share. TCA and the future obligation are described in more detail elsewhere in this Form 10.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

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Staggered Board

Our by-laws divide our board of directors into three classes with staggered three year terms. In addition, our by-laws provide that directors may be removed only for cause. Under our by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our by-laws provide that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action

Our certificate of incorporation and by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of the meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Forum in the Chancery Court for Certain Shareholder Lawsuits

Under the provisions of our by-laws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended certificate of incorporation or by-laws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our bylaws related to choice of forum. The choice of forum provision in our bylaws may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

Item 12.    Indemnification of Directors and Officers.

Delaware Law

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

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Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Amended Certificate of Incorporation

Our certificate of incorporation provides that we are authorized to provide indemnification and advancement of expenses to our directors, officers or other agents to the fullest extent permitted by Delaware's General Corporation Law. Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

• for any breach of the director's duty of loyalty to us or our stockholders;

• for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

• for any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

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Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys' fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses, including attorneys' fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Item 13.    Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Form 10.

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.    Financial Statements and Exhibits.

(a)	Financial Statements filed as part of this Form 10:

(b)	Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference.

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DRONE USA, INC. AND SUBSIDIARIES

Consolidated Financial Statements

March 31, 2017

(Unaudited)

DRONE USA, INC. AND SUBSIDIARIES

March 31, 2017

DRONE USA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31,	September 30,
	2017	2016
	(Unaudited)
ASSETS
Current Assets
Cash	$134,392	$631,020
Accounts receivable	1,337,968	865,775
Inventory	659,348	1,391,439
Prepaid expenses and other current assets	148,547	92,047
	2,280,255	2,980,281

Other Assets
Goodwill	2,410,335	2,410,335
Tradename	760,000	760,000
Customer list, net	912,779	1,045,278
	4,083,114	4,215,613

Total Assets	$6,363,369	$7,195,894

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$2,523,962	$2,363,162
Accrued expenses	701,184	239,271
Income tax payable	100	50
Earnout payable	64,500	64,500
Customers deposits	-	78,841
Convertible note payable - related party	122,000	-
Loan Payable - insurance financing	23,695	-
Note payable - net of discounts and premium	3,410,752	1,062,661
Note payable - related party seller	900,000	900,000
Convertible line of credit - related party affiliate	688,444	692,126
Line of credit - bank	48,600	49,583
Settlement payable - vendor	-	75,382
Contingent liability - advisory fees	850,000	850,000
Accrued liability - advisory fees	1,200,000	-
Deferred rent	6,667	16,667
	10,539,904	6,392,243
Other Liabilities
Note payable - net of unamortized financing costs	-	1,361,624
Convertible note payable - related party		117,000
Earnout payable, net of current portion	64,500	64,500
	64,500	1,543,124
Total Liabilities	10,604,404	7,935,367

Commitments and Contingencies (Note 10)

Stockholders’ Deficit
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Series A preferred stock - no par value, 250 shares designated, issued and outstanding	-	-
Common stock - $0.0001 par value, 200,000,000 shares authorized, 42,694,692 and 41,719,492 shares issued and outstanding at March 31, 2017 and September 30, 2016, respectively	4,270	4,172
Additional paid-in capital	6,404,648	5,285,847
Accumulated deficit	(10,649,953)	(6,029,492)
Total Stockholders’ Deficit	(4,241,035)	(739,473)
Total Liabilities and Stockholders’ Deficit	$6,363,369	$7,195,894

See accompanying notes to unaudited consolidated financial statements.

F-1

DRONE USA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Revenues	$5,620,335	$-	$12,604,727	$-

Cost of Goods Sold	5,168,852	-	11,701,662	-

Gross Profit	451,483	-	903,065	-

Selling, General, and Administrative Expenses	3,046,732	202,661	4,014,208	452,354
Amortization	66,249	-	132,499	-

Total Operating Expenses	3,112,981	202,661	4,146,707	452,354

Loss Before Other Expense	(2,661,498)	(202,661)	(3,243,642)	(452,354)

Other Expense
Interest and financing costs	1,007,179	4,075	1,376,769	6,407

Net Loss before Provision for Income Tax	(3,668,677)	(206,736)	(4,620,411)	(458,761)

Provision for Income Tax	-	-	50	-

Net Loss	$(3,668,677)	$(206,736)	$(4,620,461)	$(458,761)

Basic and Diluted Loss Per Share	(0.09)	(0.01)	(0.11)	(0.01)

Weighted Average Number of Common Shares Outstanding - basic and diluted	42,483,456	40,145,859	42,078,659	39,222,571

See accompanying notes to unaudited consolidated financial statements.

F-2

DRONE USA, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Deficit (Unaudited)

For the Six Months Ended March 31, 2017

	Series A				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - September 30, 2016	250	$-	41,719,492	$4,172	$5,285,847	$(6,029,492)	$(739,473)
Share-based compensation	-	-	-	-	894,016	-	894,016
Shares issued for settlement payable conversion	-	-	460,200	46	75,336	-	75,382
Shares issued for services	-	-	515,000	52	149,449	-	149,501
Net loss	-	-	-	-	-	(4,620,461)	(4,620,461)
Balance - March 31, 2017	250	$-	42,694,692	$4,270	$6,404,648	$(10,649,953)	$(4,241,035)

See accompanying notes to unaudited consolidated financial statements.

F-3

DRONE USA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended
	March 31,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(4,620,461)	$(458,761)
Adjustments to reconcile net loss to net cash (used in)
operating activities:
Intangibles amortization	132,499	12,000
Amortization of debt discounts	368,820	-
Premium on convertible note	617,647
Share-based compensation expense	1,043,517	-
Deferred rent	(10,000)	-
Changes in operating assets and liabilities:
Accounts receivable	(472,193)	-
Inventory	732,091	-
Prepaid expenses and other current assets	(56,500)	-
Accounts payable and accrued expenses	1,822,713	10,086
Due to vendor - insurance financing	23,695
Income tax payable	50	-
Customers deposits	(78,841)	-

Cash Used in Operating Activities	(496,963)	(436,675)

Cash Flows from Financing Activities
Repayment of line of credit	(983)	-
Proceeds from (repayment of) lines of credit - related parties	(3,682)	448,675
Proceeds from loan payable - related party	5,000	-

Cash Provided by Financing Activities	335	448,675

Net (Decrease) Increase in Cash	(496,628)	12,000

Cash - beginning	631,020	-

Cash - end	$134,392	$12,000

Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest	$316,759	$-

Noncash financing and investing activities:
Issuance of common stock to satisfy settlement payable	$48,998	$-

Reclassification of debt premium upon conversion	$26,384	$-

See accompanying notes to unaudited consolidated financial statements.

F-4

DRONE USA, INC. AND SUBSIDIARIES

Condensed Notes to Consolidated Financial Statements

March 31, 2017

1 -	Basis of Presentation

The accompanying consolidated financial statements of Drone USA, Inc. (“Drone”) and its wholly owned subsidiaries, Drone USA, LLC and HowCo Distributing Co. (“HowCo”) (collectively, the “Company,”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly certain information and footnote disclosures normally included in financial statements in accordance with GAAP have been omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of financial condition, results of operations and cash flows for the periods presented have been included. All such adjustments are of a normal recurring nature. The results of any interim period are not necessarily indicative of results for any other interim period or the full fiscal year. Management believes that the disclosures included in the accompanying consolidated interim financial statements and footnotes are adequate to make the information not misleading, but should be read in conjunction with the consolidated financial statements and notes thereto for the years ended September 30, 2016 ad 2015 included in the Company’s Form 10.

2 -	Summary of Significant Accounting Policies and Going Concern

a.	Going Concern - The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

For the six months ended March 31, 2017, the Company has incurred net losses of approximately $4,620,000 and used cash in operations of approximately $497,000. The working capital deficit, stockholders’ deficit and accumulated deficit was $8,259,649, $4,241,035, and $10,649,953, respectively, at March 31, 2017. Furthermore, on April 13, 2017 the Company received a default notice on its payment obligations under the senior secured credit facility agreement (note 4 and 12) and as of June 2017 have received demand notices from collection agencies on behalf of several vendors and management has been suspended access to their corporate offices until a rent repayment plan is established. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or debt. The Company plans to implement cost-cutting measures, raise equity through a private placement, restructure or repay its secured obligations and structure payment plans, if necessary, with vendors and service providers who are owed money. The accompanying consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

b.	Use of Estimates - The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt on accounts receivable, reserves on inventory, valuation of non-cash compensation paid in business combinations, fair values of assets acquired and liabilities assumed in business combinations, valuation of goodwill and intangible assets for impairment analysis, valuation of the earn-out liability at balance sheet dates, valuation of stock based compensation and the valuation allowance on deferred tax assets.

F-5

DRONE USA, INC. AND SUBSIDIARIES

Condensed Notes to Consolidated Financial Statements

March 31, 2017

c.	Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Drone USA, Inc., Drone USA, LLC, and HowCo. All significant intercompany accounts and transactions have been eliminated in consolidation.

d.	Inventory - Inventory consists of finished goods, which are purchased directly from manufacturers. The Company utilizes a just in time type of inventory system where products are ordered from the vendor only when the Company has received sales order from its customers. Inventory is stated at the lower of cost and net realizable value on a first-in, first-out basis.

e.	Revenue Recognition - Sales are recognized upon shipment of product to the customer. Provisions for returns and allowances are recorded in the period the sales occur. Payments received from customers prior to shipment of the product to them, are recorded as customer deposit liabilities.

f.	Net (Loss) Per Share - Basic loss per share is calculated by dividing the loss attributable to stockholders by the weighted-average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings (loss) of the Company. Diluted loss per share is computed by dividing the loss available to stockholders by the weighted average number of shares outstanding for the period and dilutive potential shares outstanding unless such dilutive potential shares would result in anti-dilution. As of March 31, 2017, 50,851,200 options were outstanding of which 33,025,000 were exercisable, 500,000 warrants were outstanding of which 500,000 were exercisable, and convertible debt totaling approximately $870,424 was convertible into approximately 3,688,000 shares of common stock. As of March 31, 2017, the Company was in default on the note payable dated September 13, 2016 (see note 4). As of March 31, 2017, the outstanding principal balance, including accrued interest, totaled $3,551,917 and was convertible into approximately 17,670,000 shares of common stock. In addition, as of March 31, 2017, the contingent liability - advisory fees totaling $850,000, which is subject to a make-whole provision, would require the issuance of an additional 3,156,448 shares of common stock.

g.	Recent Accounting Pronouncements - In March 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update that will change how companies account for certain aspects of its share-based payments to employees. For public business entities, the amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for any entity in any interim or annual period. The Company has elected to early adopt. As a result, the Company will recognize share-based award forfeitures in the period they occur as a reversal of previously recognized compensation expense. The reduction in compensation expense will be determined based on the specific awards forfeited during that period. There were no forfeitures during the periods presented in the consolidated financial statements.

In May 2014, the FASB issued a new accounting standard that attempts to establish a uniform basis for recording revenue to virtually all industries financial statements, under U.S. GAAP as amended in March 2016 and April 2016. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. In order to accomplish this objective, companies must evaluate the following five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. There are three basic transition methods that are available - full retrospective, retrospective with certain practical expedients, and a cumulative effect approach. Under the third alternative, an entity would apply the new revenue standard only to contracts that are incomplete under legacy U.S. guidance at the date of initial application and recognize the cumulative effect of the new standard as an adjustment to the opening balance of retained earnings. Prior years would not be restated and additional disclosures would be required to enable users of the financial statements to understand the impact of adopting the new standard in the current year compared to prior years that are presented under legacy U.S. guidance. For public business entities, this standard is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is prohibited. The Company is currently evaluating the impact of this new accounting standard on its consolidated financial position and results of operations.

F-6

DRONE USA, INC. AND SUBSIDIARIES

Condensed Notes to Consolidated Financial Statements

March 31, 2017

In February 2016, the FASB issued a new accounting standard on leases. The new standard, among other changes, will require lessees to recognize a right-of-use asset and a lease liability on the balance sheet for all leases. The lease liability will be measured at the present value of the lease payments over the lease term. The right-of-use asset will be measured at the lease liability amount, adjusted for lease prepayments, lease incentives received and the lessee’s initial direct costs (e.g. commissions). The new standard is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within those annual reporting periods. The adoption will require a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest period presented. The Company is currently evaluating the impact of this new accounting standard on its consolidated financial position and results of operations.

The Company does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3 -	Inventory

At March 31, 2017, inventory consists of finished goods and was valued at $659,348.

4 -	Convertible Notes Payable

The Company has an $840,000 convertible note payable (“Note 1”) dated December 1, 2015 to a related party entity controlled by the Company’s CEO. Note 1 bears interest at an annual rate of 7% with an original maturity date of June 11, 2017, at which time all unpaid principal and interest is due. The holder of Note 1 has the option to convert the outstanding principal and accrued interest, in whole or in part, into shares of common stock at a conversion price equal to the volume weighted average price per share of common stock for the 30-day period prior to conversion. As of March 31, 2017, Note 1 has not been converted and the balance of the note was $688,444 and accrued interest was $52,249. On June 9, 2017, the note was amended to extend the maturity date to December 11, 2017. This note is considered a stock settled debt in accordance with ASC 480 and the fixed amount is equal to the principal amount based on the conversion formula.

The Company has a convertible note payable (“Note 2”) with the Company’s CEO. Note 2 bears interest at an annual rate of 7% with a maturity date of December 31, 2017, at which time all unpaid principal and interest is due. The holder of Note 2 has the option to convert the outstanding principal and accrued interest, in whole or in part, into shares of common stock at a conversion price equal to the volume weighted average price per share of common stock for the 30-day period prior to conversion. As of March 31, 2017, Note 2 has not been converted and the balance was $122,000 and accrued interest was $6,366. This note is considered a stock settled debt in accordance with ASC 480 and the fixed amount is equal to the principal amount based on the conversion formula.

F-7

DRONE USA, INC. AND SUBSIDIARIES

Condensed Notes to Consolidated Financial Statements

March 31, 2017

Effective September 13, 2016, the Company entered into a senior secured credit facility agreement (the “Agreement”) with an investment fund to provide capital for the acquisition of HowCo. The Company can borrow up to $6,500,000, with an initial loan at closing of $3,500,000. The Agreement is secured by substantially all assets of the Company and its subsidiaries and bears interest at a rate of 18%, requires monthly payments of $52,500 which is interest only starting on October 13, 2016 through February 13, 2017, and monthly payments, including interest and principal, of $298,341 starting on March 13, 2017 through maturity on March 13, 2018. Events of default are defined in the Agreement. In the event of default the note balance will bear interest at 25%. In connection with this Agreement, the Company was obligated to pay additional advisory fees of $850,000 payable in the form of cash or common stock in accordance with the terms of the Agreement. The Company was also required to reserve 7,000,000 shares of common stock related to this transaction. The reserved shares will be released upon the satisfaction of the loan. In the event the lender makes additional loans under the Agreement, the Company agrees to pay additional advisory fees under similar terms as the $850,000 fee. As of March 31, 2017, the Company issued 539,204 shares of common stock in satisfaction of the $850,000 in accordance with the terms of the agreement. Based upon the value of the shares, at the time the lender sells the shares, the Company may be required to redeem unsold shares for the difference between the $850,000 and the lender’s sales proceeds. Accordingly the $850,000 has been reflected as a current liability as of September 30, 2016 and March 31, 2017. Notwithstanding anything contained in the Agreement to the contrary, in the event the Lender has not realized net proceeds from the sale of Advisory Fee Shares equal to at least the Advisory Fee by the earlier to occur of: (A) the twelve (12) month anniversary of the Effective Date; (B) the occurrence of an Event of Default; or (C) the Maturity Date, then at any time thereafter, the Lender shall have the right, upon written notice to the Borrower, to require that the Borrower redeem all Advisory Fee Shares then in Lender’s possession for cash equal to the Advisory Fee, less any cash proceeds received by the Lender from any previous sales of Advisory Fee Shares, if any. In the event such redemption notice is given by the Lender, the Borrower shall redeem the then remaining Advisory Fee Shares in Lender’s possession for an amount of Dollars equal to the Advisory Fee, less any cash proceeds received by the Lender from any previous sales of Advisory Fee Shares, if any, payable by wire transfer to an account designated by Lender within five (5) Business Days from the date the Lender delivers such redemption notice to the Borrower. As of March 31, 2017, the note payable has not been converted and the principal balance of the note was $3,500,000 and accrued interest was $51,917. The Agreement is only convertible upon default or mutual agreement by both parties at a conversion rate of 85% of the lowest of the daily volume weighted average price of the Company’s common stock during the 5 business days immediately prior to the conversion date. Once a default occurs the note will be accounted for as stock settled debt at its fixed monetary value and any shares issued upon conversion are also subject to a make whole provision similar to that described above for the $850,000. On March 13, 2017 the Company defaulted on the monthly principal and interest payment of $298,341. Due to this default, the Company has accounted for the embedded conversion option as stock settled debt and recorded a debt premium of $617,647 with a charge to interest expense and the interest rate increased to 25% (default rate). On April 13, 2017 the Company received a default notice from the lender and was given a 10-day period to cure the default. The lender has not notified the Company of any intention to convert the debt into shares and has not provided a notice to accelerate principal payments. The Company is currently in discussion with the lender to restructure the debt. From March to June 2017, the Company has not made the required monthly principal payment.

On March 28, 2017, the Company entered into an agreement with the above senior secured credit facility lender to receive a range of advisory services for a total of $1,200,000 with no definitive terms or length of service which was recorded as an accrued liability – advisory fees as of March 31, 2017. If the Company is a quoted company on any listed exchange, the senior secured credit facility lender will accept a single preferred share convertible into common stock never to exceed 4.99%. The number of shares issued will be set at 100% of the amount due up to availability and subject to a make whole provision. The advisory fee, totaling $1,200,000, was earned upon execution of the agreement and is reported in selling, general, and administrative expenses in the consolidated statements of operations for the three months and six months ended March 31, 2017.

F-8

DRONE USA, INC. AND SUBSIDIARIES

Condensed Notes to Consolidated Financial Statements

March 31, 2017

The note balance was as follows for March 31, 2017 and September 30, 2016:

	March 31, 2017	September 30, 2016

Principal	$3,500,000	$3,500,000
Premium	617,647	-
Discount	(706,895)	(1,075,715)
	3,410,752	2,424,285
Non-current	-	1,361,624
Current	$3,410,752	$1,062,661

5 -	Defined contribution Plan

In August 2016, the Company established a qualified 401(k) plan with a discretionary employer matching provision. All employees who are at least twenty-one years of age and no minimum service requirement are eligible to participate in the plan. The plan allows participants to defer up to 90% of their annual compensation, up to statutory limits. Accrued employer contribution charged to operations for the six months ended March 31, 2017 was $14,615.

The Company’s subsidiary, HowCo, is the sponsor of a qualified 401(k) plan with a safe harbor provision. All employees are eligible to enter the plan within one year of the commencement of employment. Accrued retirement expense for the six months ended March 31, 2017 was $21,871.

6 -	Related Party Transactions

On October 1, 2016, the Company entered into employment agreements with two of its officers. The employment agreement with the company’s President and CEO provides for annual base compensation of $370,000 for a period of three years, which can, at the Company’s election, be paid in cash or Common Stock or deferred if insufficient cash is available, and provides for other benefits, including a discretionary bonus and equity a provision for the equivalent of 12 months’ base salary, and an additional one-time severance payment of $2,500,000 upon termination under certain circumstances, as defined in the agreement. The employment agreement with the company’s Treasurer and CFO provides for annual base compensation of $250,000 for a period of three years, which can, at the Company’s election, be paid in cash or Company Common Stock or deferred if insufficient cash is available, and provides for other benefits, including a discretionary bonus and equity a provision for the equivalent of 12 months’ base salary and an additional one-time severance payment of $1,500,000 upon termination under certain circumstances, as defined in the agreement.

See note 4 for related party convertible notes.

7 -	Common Stock

As of March 31, 2017, the Company is authorized to issue 200,000,000 shares of $0.0001 par value common stock, of which 42,694,692 shares are issued and outstanding.

F-9

DRONE USA, INC. AND SUBSIDIARIES

Condensed Notes to Consolidated Financial Statements

March 31, 2017

In October 2016, the Company issued 115,000 shares of common stock to an entity as payment for acquisition-related services valued at $57,500.

In October through November 2016, the Company issued 460,200 common shares upon conversion of the remaining settlement payable - vendor of $48,998 and the remaining premium of $26,384 was reclassified to equity.

In February 2017, the Company issued 400,000 shares of common stock to an entity as payment for consulting services rendered valued at $92,000 which was expensed.

8 -	Preferred Stock

As of March 31, 2017, the Company has designated 250 shares of $0.0001 par value Series A preferred stock, of which 250 shares have been issued. These preferred shares have voting rights per share equal to the total number of issued and outstanding shares of common stock divided by 0.99.

As of March 31, 2017, the Company is authorized to issue 5,000,000 shares of $.0001 par value preferred stock, with designations, voting, and other rights and preferences to be determined by the Board of Directors of which 4,999,750 remain available for designation and issuance.

9 -	Share Based Payments

The Company established its 2016 Stock Incentive Plan (the “Plan”) that permits the granting of incentive stock options and other common stock awards. The maximum number of shares available under the Plan is 100,000,000 shares. The Plan is open to all employees, officers, directors, and non-employees of the Company.

The Company recorded $830,561 and $894,016 of compensation expense for the three months and six months ended March 31, 2017, respectively, related to its stock options. Total unrecognized compensation expense related to unvested stock options at March 31, 2017 and December 31, 2016 amounted to $4,960,014 and $637,046, respectively.

As of March 31, 2017, 33,025,000 of the 50,851,200 outstanding stock options were exercisable.

For the six months ended March 31, 2017, the Company granted options to purchase 14,566,200 and 10,485,000 shares of its common stock at an exercise price ranging from $0.20 to $0.24 per share with vesting terms ranging from immediately vesting to 5 years valued at approximately $2,995,040 and $2,402,100 at grant date, to employees and certain consultants, respectively. The options were valued using a Black-Scholes option pricing model with the following assumptions; risk-free interest rate of 1.46%, expected dividend yield of 0%, expected option term of 5 years for the shares that vested immediately and 5.75 to 6.5 years for those with vesting terms using the simplified method and expected volatility of 841%.

Effective February 17, 2017, the Company entered into an agreement with a company to receive consulting services, for a period of six months from the effective date. In connection with the agreement, the Company agreed to issue 400,000 vested shares of common stock on February 17, 2017 for a payment of $200, and to pay consulting fees of $10,000 per month. As there is no defined term of the agreement and the shares fee is considered contractually earned upon the execution of the agreement, the shares were valued on the February 17, 2017 measurement date at $0.23 per share or a total of $92,000 based on the quoted trading price which will be recognized over the 6 month service period.

F-10

DRONE USA, INC. AND SUBSIDIARIES

Condensed Notes to Consolidated Financial Statements

March 31, 2017

10 -	Commitments and Contingencies

Legal Matters

In connection with the merger with Texas Wyoming Drilling, Inc., a vendor has a claim for unpaid bills of approximately $75,000 against the company. The Company and its legal counsel believe the Company is not liable for the claim pursuant to its indemnification clause in the merger agreement.

Consulting Services

On January 7, 2017, the Company entered into an agreement with a company to receive advisory services for a fee of $22,500 payable over three months. In addition, at the Company’s option, this company could, on an exclusive basis, act as the placement agent or underwriter for the Company in connection with a proposed institutional financing transaction.

On February 13, 2017, the Company entered into an agreement with a company to receive due diligence services for an initial term of 180 days from February 17, 2017. Total fees for these services are $50,000, with $15,000 payable upon signing and the remaining $35,000 payable on May 10, 2017. In May 2017, the agreement was canceled and the Company disputed the unpaid balance as result of non-delivery of services as agreed to.

Lease Obligations

The Company entered into an agreement with a manufacturer in Pismo Beach, California. The agreement provides for certain services to be provided by the manufacturer as needed by the Company. The agreement has an initial term of three years with one year renewals. In connection with this agreement, the Company has agreed to sublease space based in San Luis Obispo, California from the manufacturer for the purposes of the development and manufacturing of unmanned aerial vehicles. The lease provides for base monthly rent of approximately $15,000 for the initial term to be increased to $16,500 per month upon extension. The lease term begins February 1, 2017 and expires January 31, 2019 with the option to extend the term an additional 24 months. The Company is in default of the rent payments and had received verbal demand of payments. There were no rental charges billed for the month of February 2017. As of June 2017, the Company has not made any of the required monthly rent payments in connection with this agreement.

In May 2016, the Company entered into a lease agreement for office space in New York, New York. The lease provided for monthly base rent of approximately $5,000 per month with a rent-free period from May 1, 2016 through July 31, 2016. The lease term began May 1, 2016 and expired April 30, 2017. A security deposit of $10,000 required by this lease agreement is reported as a component of prepaid expenses and other current assets in the accompanying consolidated balance sheets. The Company entered into two additional leases for additional space with rent-free periods through November 1, 2016. Each lease has a term of one year beginning July 1, 2016 and September 1, 2016, requiring monthly lease payments after the rent-free period of approximately $2,500 and $3,500, respectively. An additional security deposit of $6,000 was required for the additional space. The Company has not made any contractual rent payments from February through June 2017. As a result, subsequent to March 31, 2017, management has been suspended access to the premise until a mutually agreeable payment plan is established with the landlord.

F-11

DRONE USA, INC. AND SUBSIDIARIES

Condensed Notes to Consolidated Financial Statements

March 31, 2017

11 -	Concentrations

Economic Concentrations

With respect to customer concentration, three customers accounted for approximately 65%, 12% and 11% of total sales for the six months ended March 31, 2017.

With respect to accounts receivable concentration, three customer accounted for approximately 60%, 12% and 12% of total accounts receivable at March 31, 2017.

With respect to supplier concentration, two suppliers accounted for approximately 48% and 13% of total purchases for the six months ended March 31, 2017.

With respect to accounts payable concentration, two suppliers accounted for approximately 44% and 11% of total accounts payable at March 31, 2017.

With respect to foreign sales, it totaled approximately $207,000 for the six months ended March 31, 2017.

12 -	Subsequent Events

Subsequent to February 13, 2017, the Company defaulted on the monthly principal and interest payment of $298,341, to a senior secured credit facility agreement (see Note 4). On April 13, 2017 the Company received a default notice from the lender and given a 10-day period to cure the default. The Company is currently in discussion with the lender to restructure the debt.

Subsequent to March 31, 2017, the Company received verbal and written demands for non-payment of five months of rent for its New York location and four months of rent for its California location, non-payment of a past due credit card balance and non-payment of past due amounts for services by several consultants and service providers.

In May 2017, the Company entered into a three month consulting arrangement with an advisor to the Company for a fee of $2,500 per month. The consulting arrangement shall provide the Company with business development services for UAV products and strategic consulting.

In May 2017, the Company extended HowCo’s office lease for 3 years expiring May 30, 2020 with year one monthly payments of $4,860 including base rent plus CAM.

On June 9, 2017, the Company amended its convertible line of credit due to a related party affiliate to extend the maturity date to December 11, 2017. (See note 4)

In June 2017, the Company entered into an agreement with an investment bank to provide placement agent services on an exclusive basis as it relates to a private placement (“the placement”). The agreement calls for the investment bank to receive 9% of the gross proceeds of the placement and 2.5% warrant coverage of the amount raised. The warrants shall entitle the investment bank to purchase securities of the Company at a purchase price equal to 110% of the implied price per share of the placement or 100% of the public market closing price of the Company’s common stock on the date of the placement, whichever is lower. The warrants shall have a term of five years after the closing of the placement. The agreement has a term of five months expires and expires on September 30, 2017.

F-12

DRONE USA, INC. AND SUBSIDIARIES

Condensed Notes to Consolidated Financial Statements

March 31, 2017

In June 2017, the Company signed a term sheet for proposed unsecured convertible note financing of up to $150,000. The note has a term of 12 months and features interest 8% OID and 8% per annum in cash at maturity. The note has convertible and prepayment features as well. In addition to interest, the lender will receive warrant coverage equaling 200% of the conversion shares issuable at closing with an exercise price of two times the closing price of the Company’s common stock on the day prior to the closing of the funding. The warrants will have a five year term and will have full ratchet anti-dilution protection and be cashless exercisable if not registered.

F-13

DRONE USA, INC. AND SUBSIDIARIES

Consolidated Financial Statements

September 30, 2016 and 2015

DRONE USA, INC. AND SUBSIDIARIES

September 30, 2016 and 2015

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Drone USA, Inc.

We have audited the accompanying consolidated balance sheets of Drone USA, Inc. and Subsidiaries at September 30, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year ended September 30, 2016 and for the period from July 20, 2015 (inception) to September 30, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Drone USA, Inc. and Subsidiaries as of September 30, 2016 and 2015, and the consolidated results of its operations and its cash flows for the year ended September 30, 2016 and for the period from July 20, 2015 (inception) to September 30, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net loss and cash used in operating activities of $5,950,441 and $1,059,058 in 2016 and has a working capital deficit, stockholders’ deficit and accumulated deficit of $3,411,962, $739,473 and $6,029,492 respectively, at September 30, 2016. Furthermore, on April 13, 2017 the Company received a default notice on its payment obligations under the senior secured credit facility agreement. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

May 8, 2017

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

F-1

DRONE USA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,
	2016	2015
ASSETS
Current Assets
Cash	$631,020	$-
Accounts receivable	865,775	-
Inventory	1,391,439	-
Prepaid expenses and other current assets	92,047	-
	2,980,281	-
Other Assets
Goodwill	2,410,335	-
Tradename	760,000
Customer list - net	1,045,278	-
	4,215,613	-

Total Assets	$7,195,894	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	2,363,162	$-
Accrued liabilities	239,271	1,385
Income tax payable	50	-
Earnout payable	64,500	-
Customers deposits	78,841	-
Note payable - net of unamortized financing costs of $737,633	1,062,661	-
Note payable - related party seller	900,000	-
Convertible line of credit - related party affiliate	692,126	77,666
Line of credit - bank	49,583	-
Settlement payable - vendor	75,382	-
Contingent liability - advisory fees	850,000	-
Deferred rent	16,667	-
	6,392,243	79,051

Other Liabilities
Note payable - net of unamortized financing costs of $338,082	1,361,624	-
Convertible note payable - related party	117,000	-
Earnout payable, net of current portion	64,500	-
	1,543,124	-

Total Liabilities	7,935,367	79,051

Commitments and Contingencies (Note 18)

Stockholders’ Deficit
Preferred stock, $.0001 par value, 5,000,000 shares authorized Series A preferred stock - 250 shares designated, issued and outstanding	-	-
Common stock - $0.0001 par value, 200,000,000 shares authorized, 41,719,492 and 38,309,321 shares issued and outstanding at September 30, 2016 and 2015, respectively	4,172	3,831
Additional paid-in capital	5,285,847	(3,831)
Accumulated deficit	(6,029,492)	(79,051)

Total Stockholders’ Deficit	(739,473)	(79,051)

Total Liabilities and Stockholders’ Deficit	$7,195,894	$-

See accompanying notes to consolidated financial statements.

F-2

DRONE USA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Year Ended September 30, 2016	For the Period July 20, 2015 (Inception) Through September 30, 2015

Revenues	$1,119,748	$-

Cost of Goods Sold	1,074,673	-

Gross Profit	45,075	-

Selling, General, and Administrative Expenses	6,290,913	77,666
Amortization	14,722	-
Total Operating Expenses	6,305,635	77,666

Loss Before Other Expense	(6,260,560)	(77,666)

Other Expense
Interest and financing costs	150,401	1,385

Net Loss Before Provision for Income Tax	(6,410,961)	(79,051)

Income Tax Benefit	(460,520)	-

Net Loss	$(5,950,441)	$(79,051)

Basic and Diluted Loss Per Share	(0.15)	(0.00)

Weighted Average Number of Common Shares Outstanding - basic and diluted	40,073,391	38,309,321

See accompanying notes to consolidated financial statements.

F-3

DRONE USA, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Deficit

	Series A				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - July 20, 2015 (Inception)	250	$-	38,309,321	$3,831	$(3,831)	$-	$-
Net loss	-	-	-	-	-	(79,051)	(79,051)

Balance - September 30, 2015	250	-	38,309,321	3,831	(3,831)	(79,051)	(79,051)
Deemed issuance of common stock for recapitalization	-	-	2,532,196	253	(253)	-	-
Share-based compensation	-	-	-	-	4,897,499	-	4,897,499
Shares issued for settlement payable conversion	-	-	57,000	6	81,694	-	81,700
Shares issued for services	-	-	11,500	1	30,819	-	30,820
Shares for services subject to make whole provision	-	-	539,204	54	(54)	-	-
Sale of common stock	-	-	270,271	27	99,973	-	100,000
Warrants issued for acquisition	-	-	-	-	180,000	-	180,000
Net loss	-	-	-	-	-	(5,950,441)	(5,950,441)

Balance - September 30, 2016	250	$-	41,719,492	$4,172	$5,285,847	$(6,029,492)	$(739,473)

See accompanying notes to consolidated financial statements.

F-4

DRONE USA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows	Page 1 of 2

	For the Year Ended September 30, 2016	For the Period July 20, 2015 (Inception) Through September 30, 2015

Cash Flows from Operating Activities
Net loss	$(5,950,441)	$(79,051)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Intangibles amortization	14,722	-
Amortization of debt discounts	30,735	-
Accretion of premium to interest expense	54,979	-
Share-based compensation expense	4,928,319	-
Income tax benefit	(460,570)	-
Deferred rent	16,667	-
Changes in operating assets and liabilities:
Accounts receivable	(85,656)	-
Inventory	(827,353)	-
Prepaid expenses and other assets	(91,000)	-
Accounts payable and accrued expenses	1,310,490	1,385
Income tax payable	50	-

Cash Used in Operating Activities	(1,059,058)	(77,666)

Cash Flows from Investing Activities
Cash acquired in acquisition	165,485	-
Acquisition of subsidiary	(2,600,000)	-

Cash Used in Investing Activities	(2,434,515)

Cash Flows from Financing Activities
Proceeds from note payable - acquisition	3,500,000	-
Cash financing costs	(256,450)	-
Proceeds from issuance of common stock	100,000	-
Net proceeds from line of credit - bank	49,583	-
Proceeds from line of credit - related parties	751,460	77,666
Repayment of line of credit - related parties	(20,000)	-

Cash Provided by Financing Activities	4,124,593	77,666

Net Increase in Cash	631,020	-

Cash - beginning of period	-	-

Cash - end of period	$631,020	$-

See accompanying notes to consolidated financial statements.

F-5

DRONE USA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)	Page 2 of 2

	For the Year Ended September 30, 2016	For the Period July 20, 2015 (Inception) Through September 30, 2015

Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest	$1,240	$-
Income taxes	$-	$-

Noncash financing and investing activities:
Issuance of note payable for acquisition of subsidiary	$900,000	$-
Issuance of settlement payable to satisfy accounts payable	$102,103	$-
Issuance of common stock upon conversion of settlement payable	$81,700	$-
Issuance of warrants for acquisition	$180,000	$-
Earn-out liability recorded for acquisition	$129,000	$-
Issuance of common stock for deferred financing costs	$850,000	$-

See accompanying notes to consolidated financial statements.

F-6

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

1 -	Nature of Operations

Headquartered in New York, New York, Drone USA, Inc. (“Drone”) is an Unmanned Aerial Vehicles (“UAV”) and related services and technologies company that intends to engage in the research, design, development, testing, manufacturing, distribution, exportation, and integration of advanced low altitude UAV systems, services and products. Drone also provides procurement, distribution, and logistics services through its wholly-owned subsidiary, HowCo Distributing Co., (“HowCo”) (collectively, the “Company”) to the United States Department of Defense and Defense Logistics Agency. The Company has operations based in New York, New York and Vancouver, Washington. The Company is registered with the U.S. State Department and has met the requirements of the Arms Export Control Act and International Traffic in Arms Regulations (“ITAR”). The registration allows for the company to apply for export, and temporary import, of product, technical data, and services related to defense articles. The Company continues to seek strategic acquisitions and partnerships with UAV firms that offer superior technologies in high-growth markets, as well as acquisitions and partnerships with firms that have complementary technologies and infrastructure.

On January 26, 2016, Texas Wyoming Drilling, Inc., an inactive company trading on the Over-the-Counter Markets, acquired 100% of the outstanding membership interests of Drone USA, LLC pursuant to an Equity Exchange Agreement and Drone USA, LLC paid a $100,000 cash fee which was expensed and included in Selling, General and Administrative expenses. Pursuant to the merger, the sole member of Drone USA, LLC received 38,309,321 shares of Texas Wyoming Drilling, Inc. common stock. As a result of this merger, the former sole member of Drone USA, LLC owned approximately 94% of the outstanding common stock of Texas Wyoming Drilling, Inc. immediately following the merger. In connection with the merger, the name of the company was changed to Drone USA, Inc. In connection with the merger, effective January 26, 2016, the Company accepted the resignation of the former Chief Executive Officer and any remaining former officers and directors, and appointed a new Chief Executive Officer, President, Chairman, and board member and a new Chief Financial Officer, Secretary, Treasurer, and board member. The transaction has been accounted for as a reverse merger in which Drone USA, LLC is considered to be the acquirer of Texas Wyoming Drilling, Inc. Accordingly, the reverse merger was accounted for as a recapitalization of Drone USA, LLC in which (i) the assets and liabilities of Drone USA, LLC were recorded at their historical book values, (ii) the common stock and additional paid-in capital accounts which replaced Drone USA, LLC’s member interests were retroactively restated to give effect to the exchange of the Drone USA, LLC member interests for Texas Wyoming Drilling, Inc. common stock, and (iii) the historical member deficit of Drone USA, LLC was recorded as stockholders’ (deficiency). There were no assets, liabilities, or equity to be accounted for related to the former operations of Texas Wyoming Drilling, Inc. In connection with the merger, Drone USA, Inc. is deemed to have issued 2,532,196 shares of common stock to the shareholders of Texas Wyoming Drilling, Inc. In February 2016 the Company effected a 1 for 150 reverse split of the common stock as contemplated by the Equity Exchange Agreement and in April 2016 effected a 1 for 12 reverse split of the common stock. All share and per share information in the accompanying consolidated financial statements and footnotes has been retroactive restated to reflect both reverse splits.

2 -	Summary of Significant Accounting Policies and Going Concern

a.	Going Concern - The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

Continued

F-7

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

For the year ended September 30, 2016, the Company has incurred losses of approximately $5,950,000 and used cash in operations of approximately $1,059,000. The working capital deficit, stockholders’ deficit and accumulated deficit was $3,411,962, $739,473, and $6,029,492 at September 30, 2016. Furthermore, on April 13, 2017 the Company received a default notice on its payment obligations under the senior secured credit facility agreement (See Notes 10 and 20). These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or debt. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

b.	Use of Estimates - The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt on accounts receivable, reserves on inventory, valuation of non-cash compensation paid in business combinations, fair values of assets acquired and liabilities assumed in business combinations, valuation of goodwill and intangible assets for impairment analysis, valuation of the earn-out liability at balance sheet dates, valuation of stock based compensation and the valuation allowance on deferred tax assets.

c.	Principles of Consolidation - The accompanying consolidated financial statements for the year ended September 30, 2016 and the period July 20, 2015 (inception) through September 30, 2015 include the accounts of Drone USA, Inc., Drone USA, LLC and HowCo. All significant intercompany accounts and transactions have been eliminated in consolidation.

d.	Cash and Cash Equivalents - Cash equivalents consist of liquid investments with maturities of three months or less at the time of purchase. There are no cash equivalents at the balance sheet date.

e.	Accounts Receivable - Trade receivables are recorded at net realizable value consisting of the carrying amount less the allowance for doubtful accounts, as needed. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. The Company may also use the direct write-off method to account for uncollectible accounts that are not received. Using the direct write-off method, trade receivable balances are written off to bad debt expense when an account balance is deemed to be uncollectible.

f.	Inventory - Inventory consists of finished goods, which are purchased directly from manufacturers. The Company utilizes a just in time type of inventory system where products are ordered from the vendor only when the Company has received sales order from its customers. Inventory is stated at the lower of cost and net realizable value on a first-in, first-out basis.

g.	Property and Equipment - Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 7 years. Upon disposition of assets, the related cost and accumulated depreciation and amortization is eliminated, and any gain or loss is included in the statement of operations. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred.

h.	Goodwill and Intangible Assets - The Company’s goodwill and tradename assets are deemed to have indefinite lives and, accordingly, are not amortized, but are evaluated for impairment at least annually, but more often whenever changes in facts and circumstances occur which may indicate that the carrying value may not be recoverable. The customer list was deemed to have a life of 4 years and will be amortized through September 2020.

i.	Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In instances where impairment is determined to exist, the Company writes down the asset to its fair value based on the present value of estimated future cash flows.

Continued

F-8

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

j.	Fair Value Measurements - The Company follows the FASB Fair Value Measurements standard, as they apply to its financial instruments. This standard defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. The standard establishes a hierarchy in determining the fair value of an asset or liability. The fair value hierarchy has three levels of inputs, both observable and unobservable. Level 1 inputs include quoted market prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data. The standard requires the utilization of the lowest possible level of input to determine fair value.

k.	Deferred Financing Costs - All unamortized deferred financing costs related to the Company’s borrowings are presented in the consolidated balance sheets as a direct deduction from the related debt rather than as an asset. Amortization of these costs is reported as interest and financing costs.

l.	Deferred Rent - The Company leases office space in New York City whose operating lease agreements contain provisions for future rent increases, or periods in which rent payments are reduced (abated). In accordance with GAAP, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent, which is reflected as a separate line item on the accompanying consolidated balance sheets.

m.	Revenue Recognition - Sales are recognized upon shipment of product to the customer. Provisions for returns and allowances are recorded in the period the sales occur. Payments received from customers prior to shipment of the product to them, are recorded as customer deposit liabilities.

n.	Stock-Based Compensation - The cost of all share-based payments to employees, including grants of restricted stock and stock options, is recognized in the financial statements based on their fair values measured at the grant date, or the date of any later modification, over the requisite service period. The cost of all share-based payments to non-employees, including grants of restricted stock and stock options, is recognized in the financial statements based on their fair values at each reporting date until measurement date occurs, over the requisite service period. The Company recognizes compensation cost for unvested stock awards on a straight-line basis over the requisite vesting period.

o.	Shipping and Handling Costs - The Company has included freight-out as a component of cost of sales, which amounted to $13,159 and $0 for the periods ended September 9, 2016 and September 30, 2015, respectively.

p.	Income Taxes - The Company’s current provision for income taxes is based upon its estimated taxable income in each of the jurisdictions in which it operates, after considering the impact on taxable income of temporary differences resulting from different treatment of items for tax and financial reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any operating loss or tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those periods in which temporary differences become deductible. Should management determine that it is more likely than not that some portion of the deferred tax assets will not be realized, a valuation allowance against the deferred tax assets would be established in the period such determination was made.

Continued

F-9

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

The Company follows the accounting for uncertainty in income taxes guidance, which clarifies the accounting and disclosures for uncertainty in income taxes recognized in the Company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company currently has no federal or state tax examinations in progress. As of September 30, 2016, the Company’s tax returns for the tax years 2016 and 2015 remain subject to audit, primarily by the Internal Revenue Service.

The Company did not have material unrecognized tax benefits as of September 30, 2016 and 2015 and does not expect this to change significantly over the next 12 months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of provision for income taxes.

q.	Net (Loss) Per Share - Basic loss per share is calculated by dividing the loss attributable to stockholders by the weighted-average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings (loss) of the Company. Diluted loss per share is computed by dividing the loss available to stockholders by the weighted average number of shares outstanding for the period and dilutive potential shares outstanding unless such dilutive potential shares would result in anti-dilution. The assumed exercise of common stock equivalents was not utilized for the year ended September 30, 2016 and the period July 20, 2015 through September 30, 2015, since the effect would have been anti-dilutive. As of September 30, 2016, 26,800,000 options were outstanding of which 24,000,000 were exercisable, 500,000 warrants were outstanding of which 500,000 were exercisable, and convertible debt totaling approximately $809,127 was convertible into approximately 479,551 shares of common stock and $48,998 of vendor settlement payable converted into 460,200 common shares. As of September 30, 2015, there were no options outstanding.

r.	Recent Accounting Pronouncements - In March 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update that will change how companies account for certain aspects of its share-based payments to employees. For public business entities, the amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for any entity in any interim or annual period. The Company has elected to early adopt. As a result, the Company will recognize share-based award forfeitures in the period they occur as a reversal of previously recognized compensation expense. The reduction in compensation expense will be determined based on the specific awards forfeited during that period. There were no forfeitures during the periods presented in the consolidated financial statements.

In May 2014, the FASB issued a new accounting standard that attempts to establish a uniform basis for recording revenue to virtually all industries financial statements, under U.S. GAAP as amended in March 2016 and April 2016. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. In order to accomplish this objective, companies must evaluate the following five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. There are three basic transition methods that are available – full retrospective, retrospective with certain practical expedients, and a cumulative effect approach. Under the third alternative, an entity would apply the new revenue standard only to contracts that are incomplete under legacy U.S. guidance at the date of initial application and recognize the cumulative effect of the new standard as an adjustment to the opening balance of retained earnings. Prior years would not be restated and additional disclosures would be required to enable users of the financial statements to understand the impact of adopting the new standard in the current year compared to prior years that are presented under legacy U.S. guidance. For public business entities, this standard is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is prohibited. The Company is currently evaluating the impact of this new accounting standard on its consolidated financial position and results of operations.

In February 2016, the FASB issued a new accounting standard on leases. The new standard, among other changes, will require lessees to recognize a right-of-use asset and a lease liability on the balance sheet for all leases. The lease liability will be measured at the present value of the lease payments over the lease term. The right-of-use asset will be measured at the lease liability amount, adjusted for lease prepayments, lease incentives received and the lessee’s initial direct costs (e.g. commissions). The new standard is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within those annual reporting periods. The adoption will require a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest period presented. The Company is currently evaluating the impact of this new accounting standard on its consolidated financial position and results of operations.

Continued

F-10

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

The Company does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3 -	Accounts Receivable

The Company’s accounts receivable at September 30, 2016 is as follow:

September 30, 2016
Accounts receivable	$865,775
Reserve for doubtful accounts	-
$865,775

4 -	Inventory

At September 30, 2016, inventory consists primarily of finished goods and was valued at $1,391,439.

5 -	Acquisition of Subsidiary

On September 9, 2016, the Company purchased HowCo a Washington-based entity with customers in the U.S. federal government and Department of Defense. The Company acquired all outstanding shares of stock of this entity. In exchange for these shares, the Company paid $2,600,000 in cash and issued a note payable in the amount of $900,000, bearing interest of 5.5%, with a maturity date of August 26, 2017. In addition to the payment in the form of cash and notes, warrants for 500,000 shares of common stock and additional contingent earn-out payments, with an estimated fair value of $129,000, are also required. The warrants were granted with an exercise price of $0.01 per share, vested immediately, and have a five year term. Assumptions related to the estimated fair value of these warrants on their date of grant, which the Company estimated using the Black-Scholes option pricing model, are as follows: risk-free interest rate of approximately 1.22%; expected divided yield of 0%; expected option life of 2.5 years; and expected volatility of approximately 841%. The aggregate grant date fair value of the warrants amounted to $180,000.

The expected benefits from the purchase of HowCo include immediate revenues and cash flows to the Company. In addition, HowCo’s relationship with the United States Department of Defense and Defense Logistics Agency will help Drone achieve its goal of selling its products to the United States governmental agencies. HowCo may also serve as a supply chain for our future California factory.

Continued

F-11

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

The purchase price exceeded the fair value of net assets acquired by $3,769,765. The Company allocated $1,060,000 to the customer list which will be amortized over a 48 month period. The balance was allocated to goodwill and tradename. The results of operations of HowCo are included in the consolidated results of operations of the Company from the effective date of September 10, 2016. For the period from the effective date of September 10, 2016 to September 30, 2016, revenues and net loss included in the consolidated statements of operations from HowCo amounted to $1,119,748 and $18,664, respectively. Total acquisition related costs expensed were approximately $100,000 for the year ended September 30, 2016.

In connection with the combination, the Company entered into two employment agreements with the former owner/operators of HowCo. The Company determined that the consideration under these employment agreements did not qualify as additional purchase consideration.

The purchase price is summarized as follow:

Cash	$2,600,000
Promissory note	900,000
Warrants	180,000
Earn-out provision	129,000
$3,809,000

At September 9, 2016, the fair value of the assets acquired and liabilities assumed from HowCo are as follows:

Assets Acquired
Cash	$165,485
Accounts receivable	780,119
Inventory	564,086
Goodwill	2,410,335
Tradename	760,000
Customer list	1,060,000
Other	1,047
5,741,072
Liabilities Assumed
Accounts payable	1,392,661
Accrued expenses and other current liabilities	78,841
Deferred tax liability	460,570
1,932,072
Purchase Price	$3,809,000

Goodwill is not expected to be deductible for income tax purposes.

Continued

F-12

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

For the year ended September 30, 2016, the following unaudited pro forma consolidated results of operations have been prepared as if the combination of HowCo had occurred as of October 1, for each period presented.

	Years Ended September 30,
	2016	2015
Approximate Net Revenues	$19,870,000	$24,858,000

Approximate Net Income (Loss)	$(5,500,000)	$934,000

Net Loss Per Share	(0.06)	-

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

6 -	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill are as follows:

Balance - July 20, 2015	$-

Acquisition of Subsidiary - goodwill	2,410,335

Balance - September 30, 2016	$2,410,335

The changes in carrying amount of tradename are as follows:

Balance - July 20, 2015	$-

Acquisition of Subsidiary - tradename	760,000

Balance - September 30, 2016	$760,000

At September 30, 2016, intangible assets other than goodwill consisted of:

Carrying Amount
Balance - July 20, 2015	$-

Acquisition of Subsidiary - Customer List	1,060,000

Accumulated amortization	(14,722)

Balance - September 30, 2016	$1,045,278

The customer list is being amortized over 48 months from the acquisition date.

Amortization expense for the year ended September 30, 2016 was $14,722.

Continued

F-13

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

Future amortization expense of the customer list is as follows:

For the Years Ending December 31,
2017	$265,000
2018	265,000
2019	265,000
2020	250,278

7 -	Line of Credit - Bank

The Company has a revolving line of credit with a financial institution. This revolving line of credit is in the amount of $50,000, and is personally guaranteed by the Company’s Chief Executive Officer (“CEO”). The line bears interest at a fluctuating rate equal to the prime rate, which at September 30, 2016 was 3.50%, plus 4.25%. As of September 30, 2016, the balance of the line of credit was $49,583 with $417 available.

8 -	Settlement Payable - Vendor

During August 2016, the Company entered into a settlement agreement with a third party who had purchased certain payables from the Company’s vendors of $102,103. The agreement provides for the issuance of free trading shares of common stock under the 3(a)(10) exemption as satisfaction of the settlement to this third party. The conversion rate will be based upon a discount of 35% to the lowest intraday price during the ten-day period prior to the request for the shares of common stock. This settlement payable qualifies as stock settled debt under ASC 480 and a debt premium of $54,979 was recorded with a charge to interest expense on the note date. In addition, 11,500 shares were issued as a settlement fee. In connection with this agreement, the Company was required to reserve 2,000,000 shares of common stock related to this transaction. As of September 30, 2016, the balance of this note was $75,382 including remaining premium of $26,384 as a result of the issuance of 57,000 shares to satisfy $81,700 of the debt including premium of $28,595. Subsequent to September 30, 2016, the balance of the loan was satisfied through the issuance of an additional 460,200 shares of common stock. Upon satisfaction of the debt the remaining reserved shares were released.

9 -	Note Payable – Related Party Seller

In connection with the acquisition of HowCo, the Company issued a note payable in the amount of $900,000 to the sellers of HowCo. The note matures on August 26, 2017 and bears interest at 5.50%. The note requires payment of unpaid principal and interest upon maturity. The note is secured by all assets of HowCo Distribution Co. and subordinated to the Senior Secured Credit Facility discussed below.

10 -	Convertible Notes Payable

The Company has an $840,000 convertible note payable (“Note 1”) to a related party entity controlled by the Company’s CEO. Note 1 bears interest at an annual rate of 7% with a maturity date of June 11, 2017, at which time all unpaid principal and interest is due. The holder of Note 1 has the option to convert the outstanding principal and accrued interest, in whole or in part, into shares of common stock at a conversion price equal to the volume weighted average price per share of common stock for the 30-day period prior to conversion. As of September 30, 2016, Note 1 has not been converted and the balance of the note was $692,126 and accrued interest was $28,034. This note is considered a stock settled debt in accordance with ASU 480 and the fixed amount is equal to the principal amount based on the conversion formula.

Continued

F-14

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

The Company has a $117,000 convertible note payable (“Note 2”) with the Company’s CEO. Note 2 bears interest at an annual rate of 7% with a maturity date of December 31, 2017, at which time all unpaid principal and interest is due. The holder of Note 2 has the option to convert the outstanding principal and accrued interest, in whole or in part, into shares of common stock at a conversion price equal to the volume weighted average price per share of common stock for the 30-day period prior to conversion. As of September 30, 2016, Note 2 has not been converted and the balance was $117,000 and accrued interest was $2,093. This note is considered a stock settled debt in accordance with ASU 480 and the fixed amount is equal to the principal amount based on the conversion formula.

Effective September 13, 2016, the Company entered into a senior secured credit facility agreement (the “Agreement”) with an investment fund to provide capital for this acquisition. The Company can borrow up to $6,500,000, with an initial loan at closing of $3,500,000. The Agreement bears interest at a rate of 18%, requires monthly payments of $52,500 which is interest only starting on October 13, 2016 through February 13, 2017, and monthly payments, including interest and principal, of $298,341 starting on March 13, 2017 through maturity on March 13, 2018. Events of default are defined in the Agreement. In the event of default the note balance will bear interest at 25%. In connection with this Agreement, the Company was obligated to pay additional advisory fees of $850,000 payable in the form of cash or common stock in accordance with the terms of the Agreement. The Company was also required to reserve 7,000,000 shares of common stock related to this transaction. The reserved shares will be released upon the satisfaction of the loan. In the event the lender makes additional loans under the Agreement, the Company agrees to pay additional advisory fees under similar terms as the $850,000 fee. As of September 30, 2016, the Company issued 539,204 shares of common stock in satisfaction of the $850,000 in accordance with the terms of the agreement. Based upon the value of the shares, at the time the lender sells the shares, the Company may be required to redeem unsold shares for the difference between the $850,000 and the lender’s sales proceeds. Accordingly the $850,000 has been reflected as a current liability as of September 30, 2016. Notwithstanding anything contained in the Agreement to the contrary, in the event the Lender has not realized net proceeds from the sale of Advisory Fee Shares equal to at least the Advisory Fee by the earlier to occur of: (A) the twelve (12) month anniversary of the Effective Date; (B) the occurrence of an Event of Default; or (C) the Maturity Date, then at any time thereafter, the Lender shall have the right, upon written notice to the Borrower, to require that the Borrower redeem all Advisory Fee Shares then in Lender’s possession for cash equal to the Advisory Fee, less any cash proceeds received by the Lender from any previous sales of Advisory Fee Shares, if any. In the event such redemption notice is given by the Lender, the Borrower shall redeem the then remaining Advisory Fee Shares in Lender’s possession for an amount of Dollars equal to the Advisory Fee, less any cash proceeds received by the Lender from any previous sales of Advisory Fee Shares, if any, payable by wire transfer to an account designated by Lender within five (5) Business Days from the date the Lender delivers such redemption notice to the Borrower. As of September 30, 2016, the note payable has not been converted and the balance of the note was $3,500,000 and accrued interest was $31,500. The note is only convertible upon default or mutual agreement by both parties. Once a default occurs the note will be accounted for as stock settled debt at its fixed monetary value and any shares issued upon conversion are also subject to a make whole provision similar to that described above for the $850,000. (see Note 20)

The note balance and deferred financing costs at September 30, 2016 was as follows:

	Principal	Deferred Financing Cost	Total
Promissory note	$3,500,000	$1,106,450	$2,393,550
Accumulated amortization	-	(30,735)	30,735
	3,500,000	1,075,715	2,424,285
Less: Current portion	(1,800,294)	(737,633)	(1,062,661)
Balance	$1,699,706	$338,082	$1,361,624

11 -	Defined Contribution Plan

In August 2016, Drone established a qualified 401(k) plan with a discretionary employer matching provision. All employees who are at least twenty-one years of age are eligible to participate in the plan. The plan allows participants to defer up to 90% of their annual compensation, up to statutory limits. There was no employer contribution for the year ended September 30, 2016.

Continued

F-15

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

12 -	Related Party Transactions

Company entered into an employment agreement with the Company’s Chief Strategy Officer which provides for annual base compensation of $400,000 for a period of three years and provides for other additional benefits as defined in the agreement including a signing bonus of $100,000 payable during the first year of employment. As of September 30, 2016, the bonus has not been paid and is included in accounts payable and accrued expenses.

In connection with the acquisition of HowCo, the Company entered into two separate employment agreements with both executive vice presidents of HowCo, formerly the owner operators. Each agreement provides for annual base compensation of $125,000 for a period of two years.

The Company has certain convertible notes payable to related parties (see Note 10) and a note payable to the seller of HowCo (see Note 9).

13 -	Exclusive Agreement

On June 1, 2016, the Company entered into an exclusive agreement with a Brazilian entity in the drone technology market. The agreement provides that the Company will acquire exclusive rights to this entity’s UAV technology and intellectual property that includes research and development efforts completed by this entity. The Company will also secure exclusive export and representation rights to this entity’s products along with the non-binding option to acquire full ownership of this entity for $1 million should the companies agree at a later date it would be in the best interest of both businesses. As consideration for this agreement, the Brazilian entity CEO was appointed to the position of Chief Technology Officer of the Company and granted an option for 2,000,000 shares of common stock.

14 -	Common Stock

As of September 30, 2016, the Company is authorized to issue 200,000,000 shares of $0.0001 par value common stock, of which 41,719,492 shares have been issued.

The Company issued 38,309,321 shares of common stock to the Company’s President and CEO as founder shares.

In January 2016, 2,532,196 shares of common stock were deemed issued to existing holders of Texas Wyoming Drilling, Inc. in connection with the recapitalization transaction with Texas Wyoming Drilling, Inc.

The Company issued 57,000 shares of common stock upon conversion of $53,105 of the settlement payable - vendor and $28,595 of the premium was reclassified to equity.

In August 2016, the Company issued 11,500 shares of common stock as payment of the settlement fee related to the settlement payable - vendor. The shares were valued at $2.68 per share based on the quoted trading price on the grant date for total expense of $30,820.

In September 2016, the Company issued 539,204 shares of common stock as payment of an $850,000 advisory fee related to the senior secured credit facility agreement. (see Note 10)

In September 2016, the Company sold 270,271 shares of common stock at $0.37 per share for proceeds of $100,000.

Continued

F-16

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

15 -	Preferred Stock

As of September 30, 2016, the Company has designated 250 shares of $0.0001 par value Series A preferred stock, of which 250 shares have been issued. These preferred shares have voting rights per share equal to the total number of issued and outstanding shares of common stock divided by 0.99.

As of September 30, 2016, the Company is authorized to issue 5,000,000 shares of $.0001 par value preferred stock, with designations, voting, and other rights and preferences to be determined by the Board of Directors of which 4,999,750 remain available for designation and issuance.

16 -	Share Based Payments

The Company established its 2016 Stock Incentive Plan (the “Plan”) that permits the granting of incentive stock options and other common stock awards. The maximum number of shares available under the Plan is 100,000,000 shares. The Plan is open to all employees, officers, directors, and non-employees of the Company.

Options

On July 1, 2016, the Company granted options under the 2016 Stock Incentive Plan to purchase 22,500,000 shares of its common stock to several employees, and an additional 4,300,000 to certain non-employees for services at an exercise price of $0.20 per share. The fair value of the shares of the underlying common stock at the date of grant based on the quoted trading price was $0.20 per share. 20,000,000 of the options issued to certain employees vested immediately and have a ten year term. The remaining 6,800,000 options cliff vest 50% per year over the following two year period and have a ten year term. Assumptions related to the estimated fair value of these stock options on their date of grant, which the Company estimated using the Black-Scholes option pricing model, are as follows: risk-free interest rate of approximately 1.46%; expected divided yield of 0%; expected option life of 5 years for the shares that vest immediately; expected option life of 5.75 years for the shares that vest over a two year period using the simplified method; and expected volatility of approximately 841%. The value of the options granted to non-employees which vested over time are remeasured at each reporting date until vesting occurs. The aggregate grant date fair value of the award amounted to $5,579,990 as of September 30, 2016. The Company recognizes compensation cost for unvested stock-based incentive awards on a straight-line basis over the requisite service period.

The Company recorded $4,897,499 of compensation expense for the year ended September 30, 2016 related to these options. Total unrecognized compensation expense related to unvested stock options at September 30, 2016 amounted to $682,491. The weighted average period over which share-based compensation expense related to these options will be recognized is approximately 2 years.

A summary of the Company’s stock options is as follows:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value
Outstanding at October 1, 2015	-	$-	-	$-	$-

Granted	26,800,000	0.20	-	0.20	-

Outstanding at September 30, 2016	26,800,000	$0.20	9.80	$-	$19,564,000

Exercisable at September 30, 2016	24,000,000	$0.20	9.80	$-	$17,520.000

Continued

F-17

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

As of September 30, 2016, 24,000,000 of the 26,800,000 outstanding stock options were exercisable. The following table summarizes information about stock options at September 30, 2016:

Range of Exercise Prices	Remaining Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price
$0.20	26,800,000	9.8	$0.20

All options were issued at an options price equal to the market price on the date of the grant.

Warrants

A summary of the Company’s warrants is as follows:

Warrants	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value
Outstanding at October 1, 2015	-	$-	-	$-	$-

Issued	500,000	0.01	-	0.36	-

Outstanding at September 30, 2016	500,000	$0.01	9.98	$0.36	$461,650

Exercisable at September 30, 2016	500,000	$0.01	9.98	$0.36	$461,650

On September 9, 2016, 500,000 5-year warrants exercisable at $0.01 per share were issued as part of the consideration for the HowCo acquisition. These warrants was valued at aggregate of $180,000 (see Note 5).

17 -	Income Taxes

Prior to January 26, 2016, Drone USA, LLC was a single member limited liability company. As such, the sole member of the Company is required to include the Company’s taxable income or loss on his individual income tax return. Accordingly, the accompanying consolidated financial statements do not include a provision for federal income taxes for the year ended September 30, 2015.

The Company recognizes deferred tax assets and liabilities for the tax effects of differences between the financial statement and tax basis of assets and liabilities. A valuation allowance is established to reduce the deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

As of September 30, 2016, the Company has net operating loss carryforwards of approximately $1,328,200 to reduce future taxable income through 2036. A valuation allowance for the entire deferred tax benefit has been established as of September 30, 2016.

Continued

F-18

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

The benefit from income taxes consists of the following:

Year Ended September 30, 2016
Current
Federal	$-
State	50
50

Deferred
Federal	(371,000)
State	(89,570)
(460,570)
Total income tax provision (benefit)	$(460,520)

A reconciliation of the provision for income taxes at the federal statutory rate of 35% to the Company’s provision for income tax is as follows:

Year Ended September 30, 2016
U.S. Federal (tax benefit) provision at statutory rate	$(2,243,836)
State (tax benefit) income taxes, net of federal benefit	(500,697)
Permanent differences	169,807
Changes in valuation allowance	2,114,206
Other	-
Total	$(460,520)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities for the periods presented:

Year Ended September 30, 2016
Deferred Tax Assets
Stock compensation	$1,984,035
Net operating losses	577,103
Other	7,242
Total deferred tax assets	2,568,380
Valuation allowance	(2,114,206)
Net deferred tax assets	454,173

Deferred Tax Liabilities
Identifiable intangibles - HowCo Purchase	(454,173)
Total deferred tax liabilities	(454,173)
Net deferred tax	$-

Continued

F-19

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past, the Company believes that it is not more likely than not that all of the deferred tax assets in the U.S. can be realized as of September 30, 2016, accordingly, the Company has recorded a full valuation allowance on its U.S. deferred tax assets.

The following table displays by contributing factor the changes in the valuation allowance for deferred tax assets since October 1. 2015:

Year Ended September 30, 2016
Balance - beginning of period	$-

Net operating loss generated/(utilization, expiration)	577,103

Deferred tax assets decrease/(increase)	1,537,104

Balance - end of period	$2,114,207

The Company files income tax returns in the United States on federal basis and various states. The Company is not currently under any international or any United States federal, state and local income tax examinations for any taxable years. All of the Company’s net operating losses are subject to tax authority adjustment upon examination.

18 -	Commitments and Contingencies

Commitments

In May 2016, the Company entered into a lease agreement for office space in New York, New York. The lease provides for base monthly rent of approximately $5,000 per month with a rent-free period from May 1, 2016 through July 31, 2016. The lease term begins May 1, 2016 and expires April 30, 2017. A security deposit of $10,000 required by this lease agreement is reported as a component of prepaid expenses and other current assets in the accompanying consolidated balance sheets, The Company entered into two additional leases for additional space with rent-free periods through November 1, 2016. Each lease has a term of one year beginning July 1, 2016 and September 1, 2016, requiring monthly lease payments after the rent-free period of approximately $2,500 and $3,500, respectively. An additional security deposit of $6,000 was required for the additional space. At September 30, 2016, net minimum future rental payments pursuant to these leases for the 12 months ending September 30, 2017, is approximately $90,000.

In connection with the acquisition of HowCo on September 9, 2016, the Company assumed a lease agreement for industrial space in Vancouver, Washington. The lease provides for base monthly rent of approximately $4,600 per month. The lease term begins June 1, 2016 and expires May 31, 2017. At September 30, 2016, net minimum future rental payments pursuant to these leases for the 12 months ending September 30, 2017, is approximately $36,800.

Continued

F-20

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

Legal matters

In connection with the merger with Texas Wyoming Drilling, Inc., a vendor has a claim for unpaid bills of approximately $75,000 against the company. The Company and its legal counsel believe the Company is indemnified by Texas Wyoming Drilling, Inc. for the claim pursuant to its indemnification clause in the merger agreement.

19 -	Concentrations

Concentrations of Credit Risk

The Company places its cash with high quality credit institutions. Cash in banks is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per institution. At times, balances may be in excess of the FDIC insurance limit. At September 30, 2016 there were balances in bank of $198,974 in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk. Concentration of risk with respect to trade receivable are limited are to the larger concentration of sales to U.S. federal government and agencies who typically pay timely.

Economic Concentrations

With respect to customer concentration, three customers accounted for approximately 51%, 20% and 12% of total sales for the period ended September 30, 2016.

With respect to accounts receivable concentration, two customers accounted for approximately 51% and 13% of total accounts receivable at September 30, 2016.

With respect to supplier concentration, two suppliers accounted for approximately 50% of total purchases at September 30, 2016.

With respect to accounts payable concentration, three suppliers accounted for approximately 76% of total accounts payable at September 30, 2016.

20 -	Subsequent Events

On October 1, 2016, the Company entered into employment agreements with two of its officers. The employment agreement with the company’s President and CEO provides for annual base compensation of $370,000 for a period of three years, which can, at the Company’s election, be paid in cash or Common Stock or deferred if insufficient cash is available, and provides for other benefits, including a discretionary bonus and equity a provision for the equivalent of 12 months’ base salary, and an additional one-time severance payment of $2,500,000 upon termination under certain circumstances, as defined in the agreement. The employment agreement with the company’s Treasurer and CFO provides for annual base compensation of $250,000 for a period of three years, which can, at the Company’s election, be paid in cash or Company Common Stock or deferred if insufficient cash is available, and provides for other benefits, including a discretionary bonus and equity a provision for the equivalent of 12 months’ base salary and an additional one-time severance payment of $1,500,000 upon termination under certain circumstances, as defined in the agreement.

In October 2016, the Company issued 115,000 shares of common stock to an entity as payment for acquisition-related services valued at $57,500.

Continued

F-21

DRONE USA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2016 and 2015

In October through November 2016, the Company issued 460,200 common shares upon conversion of the remaining settlement payable - vendor of $48,998 and the remaining premium of $26,384 was reclassified to equity.

Subsequent to September 30, 2016, the Company granted options to purchase 14,566,200 and 10,485,000 shares of its common stock at an exercise price ranging from $0.20 to 0.24 per share valued at $2,995,240 and $2,350,290 at grant date, to employees and certain consultants, respectively. The options were valued using a Black-Scholes option pricing model with the following assumptions; risk-free interest rate of 1.46%, expected dividend yield of 0%, expected option life of 5.5 years for the shares that vested immediately and 5.75 to 6.5 years for those with vesting terms using the simplified method, and expected volatility of 841%. In addition, upon mutual agreement between management and one of the board members who resigned in March 2017, options to purchase 1,000,000 shares of common stock were canceled.

Subsequent to September 30, 2016, the Company entered into an agreement with a manufacturer in Pismo Beach, California. The agreement provides for certain services to be provided by the manufacturer as needed by the Company. The agreement has an initial term of three years with one year renewals. In connection with this agreement, the Company has agreed to sublease space based in San Luis Obispo, California from the manufacturer for the purposes of the development and manufacturing of unmanned aerial vehicles. The lease provides for base monthly rent of approximately $15,000 for the initial term to be increased to $16,500 per month upon extension. The lease term begins February 1, 2017 and expires January 31, 2019 with the option to extend the term an additional 24 months.

Effective February 17, 2017, the Company entered into an agreement with a company to receive consulting services, for a period of six months from the effective date. In connection with the agreement, the Company agreed to issue 400,000 vested shares of common stock on February 17, 2017 for a payment of $200, and to pay consulting fees of $10,000 per month. As the shares fee is considered contractually earned upon the execution of the agreement, the shares were valued on the February 17, 2017 measurement date at $0.23 per share or a total of $92,000 based on the quoted trading price which will be recognized over the 6 month service period.

On January 7, 2017, the Company entered into an agreement with a company to receive advisory services for a fee of $22,500 payable over three months. In addition, at the Company’s option, this company could, on an exclusive basis, act as the placement agent or underwriter for the Company in connection with a proposed institutional financing transaction.

On February 13, 2017, the Company entered into an agreement with a company to receive due diligence services for an initial term of 180 days from February 17, 2017. Total fees for these services are $50,000, with $15,000 payable upon signing and the remaining $35,000 payable on May 10, 2017.

Subsequent to February 13, 2017, the Company defaulted on the monthly principal and interest payment of $298,341, to a senior secured credit facility agreement, in March and April of 2017 (see Note 10). On April 13, 2017 we received a default notice from the lender and given a 10-day period to cure the default. The note became convertible upon expiration of the default cure period as the default was not cured. The Company is currently in discussion with the lender to restructure the debt.

On March 28, 2017, the Company entered into an agreement with the senior secured credit facility lender to receive a range of advisory services for a total of $1,200,000 with no definitive term or length of service. If the Company is a quoted company on any listed exchange, the senior secured credit facility lender will accept a single preferred share convertible into common stock never to exceed 4.99%. The number of shares issued will be set at 100% of the amount due up to availability and subject to a make whole provision.

Subsequent to September 30, 2016, the Company received verbal and written demands for non-payment of three months of rent for its New York and California locations, non-payment of past due credit card balances and non-payment of past due amounts for services rendered by a consultant.

Subsequent Events have been evaluated through May 8, 2017, the date the consolidated financial statements were available to be issued.

F-22

HOWCO DISTRIBUTING CO.

Financial Statements

September 9, 2016 and

September 30, 2015

HOWCO DISTRIBUTING CO.

September 9, 2016 and September 30, 2015

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Howco Distributing Co.

We have audited the accompanying balance sheets of Howco Distributing Co. at September 9, 2016 and September 30, 2015, and the related statements of income and retained earnings, and cash flows for the period from October 1, 2015 to September 9, 2016 and for the year ended September 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Howco Distributing Co. as of September 9, 2016 and September 30, 2015, and the results of its operations and its cash flows for the period from October 1, 2015 to September 9, 2016 and for the year ended September 30, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

May 8, 2017

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

F-1

HOWCO DISTRIBUTING CO.

Balance Sheets

	September 9,	September 30,
	2016	2015
ASSETS
Current Assets
Cash	$165,485	$401,076
Accounts receivable	780,119	1,139,121
Inventory	564,086	1,206,848
Total Current Assets	1,509,690	2,747,045

Other Assets
Security deposit	1,047	1,047

	$1,510,737	$2,748,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,392,661	$1,866,177
Customers deposits	78,841	-

Total Current Liabilities	1,471,502	1,866,177

Commitments and Contingencies (Note 8)

Shareholders’ Equity
Common stock - no par value, 10,000 shares authorized, 2,000 shares issued and outstanding	9,000	9,000
Retained earnings	30,235	872,915

Total Shareholders’ Equity	39,235	881,915

	$1,510,737	$2,748,092

See notes to financial statements.

F-2

HOWCO DISTRIBUTING CO.

Statements of Income and Retained Earnings

	For the Periods
	October 1,
	2015
	to	Year Ended
	September 9,	September 30,
	2016	2015

Net Sales	$18,776,872	$24,858,014

Cost of Sales	17,109,774	22,961,643

Gross Profit	1,667,098	1,896,371

Operating Expenses
Payroll and employee benefits	528,833	679,900
Other general and administrative expenses	235,405	203,256

Total Operating Expenses	764,238	883,156

Net Income	902,860	1,013,215

Retained Earnings - beginning of period	872,915	468,900

Shareholders Distributions	(1,745,540)	(609,200)

Retained Earnings - end of period	$30,235	$872,915

See notes to financial statements.

F-3

HOWCO DISTRIBUTING CO.

Statements of Cash Flows

	For the Periods
	October 1,
	2015
	to	Year Ended
	September 9,	September 30,
	2016	2015
Cash Flows from Operating Activities
Net income	$902,860	$1,013,215
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	-	9,153
Increase (decrease) in cash flows as a result of changes in operating assets and liabilities:
Accounts receivable	359,002	450,642
Inventory	642,762	(171,463)
Customer deposits	78,841	-
Accounts payable	(473,516)	(426,881)
Cash Provided by Operating Activities	1,509,949	874,666

Cash Flows from Financing Activities
Proceeds from shareholder loans	-	1,785,000
Repayments of shareholder loans	-	(1,785,000)
Distributions to shareholders	(1,745,540)	(609,200)
Cash Used in Financing Activities	(1,745,540)	(609,200)

Net (Decrease) Increase in Cash	(235,591)	265,466

Cash - beginning of period	401,076	135,610

Cash - end of period	$165,485	$401,076

Supplemental disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-

Taxes	$-	$-

See notes to financial statements.

F-4

HOWCO DISTRIBUTING CO.

Notes to Financial Statements

September 9, 2016 and September 30, 2015

1 -	Organization and Nature of Business

Howco Distributing Co. (the “Company”) is a wholesale distributor based in Vancouver, Washington, which started business in 1990. The Company is incorporated in the state of Washington. The Company supplies spare and replacement parts to various Federal Government agencies, US Military (DOD), Prime Contractors and Commercial customers worldwide.

2 -	Summary of Significant Accounting Policies

a.	Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

b.	Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt on accounts receivable and reserves on inventory.

c.	Accounts Receivable - Trade receivables are recorded at net realizable value consisting of the carrying amount less the allowance for doubtful accounts, as needed. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. The Company may also use the direct write-off method to account for uncollectible accounts that are not received. Using the direct write-off method, trade receivable balances are written off to bad debt expense when an account balance is deemed to be uncollectible. As of September 9, 2016 and September 30. 2015, no allowance was required.

d.	Inventory - Inventory consists of finished goods, which are purchased directly from manufacturers. The Company utilizes a just in time type of inventory system where products are ordered from the vendor only when the Company has received sales order from its customers. Inventory is stated at the lower of cost and net realizable value on a first-in, first-out basis.

e.	Property and Equipment - Equipment is stated at cost and include expenditures for major items. Maintenance, repairs, and minor replacements are charged to operations as incurred. Depreciation is calculated using the straight-line over the estimated useful lives of the respective assets.

f.	Revenue Recognition - Sales are recognized upon shipment of product to the customer. Provisions for returns and allowances are recorded in the period the sales occur. Payments received from customers prior to shipment of the product to them, are recorded as customer deposit liabilities.

g.	Shipping and Handling Costs - The Company has included freight-out as a component of cost of sales, which amounted to $153,973 and $209,934 for the periods ended September 9, 2016 and September 30, 2015, respectively.

h.	Advertising - The Company expenses advertising costs as incurred. Advertising expenses were insignificant and under $1,000 for the periods ended September 9, 2016 and September 30, 2015, respectively.

Continued

F-5

HOWCO DISTRIBUTING CO.

Notes to Financial Statements

September 9, 2016 and September 30, 2015

i.	Income Taxes - The Company, with the consent of its shareholder, has elected to be taxed as an S corporation under the Internal Revenue Code which provides that, in lieu of corporate income taxes, the shareholder is taxed individually on the Company’s taxable income. In certain states, the Company has also elected to be treated as an S corporation. Therefore, no provision or liability for federal income taxes is included in these financial statements. With exceptions, the Company is no longer subject to U.S. federal and state tax audits by tax authorities for years prior to 2013.

The Company follows the accounting for uncertainty in income tax and addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under that guidance, the Company may recognize the tax benefit from an uncertain tax position only it is more likely than not that the tax position will be sustained on examination by taxing authorities based on the technical merits of the position. Tax positions include the S Corporation status of the Company and various other positions. There were no unrecognized tax benefits identified or recorded as liabilities for fiscal year 2016 or 2015.

3 -	Accounts Receivable

The Company’s accounts receivable at September 9, 2016 and September 30, 2015 are as follow:

	September 9,	September 30,
	2016	2015
Accounts receivable	$780,119	$1,139,121
Reserve for doubtful accounts	-	-
	$780,119	$1,139,121

4 -	Inventory

At September 09, 2016 and September 30, 2015, inventory consists of finished goods and was valued at $564,086 and $1,206,848, respectively.

5 -	Property and Equipment

Property and equipment consists of the following:

	September 9,	September 30,
	2016	2015
Computer equipment	$8,959	$41,961
Furniture and fixtures	9,053	42,056
Property plant and equipment	7,000	17,253
Vehicles	17,849	24,849
Leasehold improvements	-	6,555
Other equipment	-	5,798
	42,861	138,472
Less: Accumulated depreciation	(42,861)	(138,472)
	$-	$-

Continued

F-6

HOWCO DISTRIBUTING CO.

Notes to Financial Statements

September 9, 2016 and September 30, 2015

Depreciation expense charged to operations was $0 and $9,153 for the periods ended September 9, 2016 and September 30, 2015, respectively.

During 2016, $95,611 of fully depreciated assets not in service and the related accumulated depreciation was removed from the Company’s records.

6 -	Retirement Plan

The Company is the sponsor of a qualified 401(k) plan with a safe harbor provision. All employees are eligible to enter the plan within one year of the commencement of employment. Total retirement expenses for the periods ended September 9, 2016 and September 30, 2015 were $13,258 and $14,789, respectively.

7 -	Related party transactions

During the year ended September 30, 2015, the shareholders advanced the Company $1,785,000 and it was fully repaid during the year.

8 -	Commitment and Contingencies

The Company originally entered into a lease for office space in Vancouver, Washington on April 28, 2009. The Company has amended the lease commencing June 1, 2016 through May 31, 2017. The amended lease provides for monthly rent of approximately $4,600 per month. Rent expense for the periods ended September 9, 2016 and September 30, 2015 were $50,142 and $53,467, respectively.

9 -	Concentrations

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments. The Company places its temporary cash investments with financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000. At September 9, 2016, cash in the bank exceeded federally insured limited by $556,916. Concentrations of credit risk with respect to trade receivables are limited due to the large concentration of sales to the U.S. Federal government or agencies who typically pay timely. Generally, the Company does not require collateral or other security to support customer receivables. The Company performs periodic credit evaluations of its customers’ financial condition.

Economic Concentrations

With respect to customer concentration, three customers accounted for approximately 51%, 15%, and 15% of total sales for the period ended September 9, 2016 and three customers accounted for approximately 37%, 21%, and 11% of total sales for the period ended September 30, 2015.

With respect to accounts receivable concentration, three customers accounted for approximately 48%, 16% and 11% of total accounts receivable at September 9, 2016 and three customers accounted for approximately 37%, 15%, and 11% of total accounts receivable at September 30, 2015.

Continued

F-7

HOWCO DISTRIBUTING CO.

Notes to Financial Statements

September 9, 2016 and September 30, 2015

With respect to supplier concentration, two suppliers accounted for approximately 39% and 16 % of total purchases for the period ended September 9, 2016 and two suppliers accounted for approximately 44% and 15% of total purchases for the period ended September 30, 2015.

With respect to accounts payable concentration, two suppliers accounted for approximately 65% and 64% of total accounts payable at September 9, 2016 and September 30, 2015, respectively.

With respective to foreign sales, it totaled approximately $337,000 and $837,000 for the periods ended September 9, 2016 and September 30, 2015, respectively.

10 -	Subsequent Events

At the end of business day September 9, 2016, the Company was sold to a New York-based company that trades on the OTC Markets. In connection with the sale, the Company entered into employment agreements with the President and Vice President. Each agreement provides for annual base compensation of $125,000 for a period of two years.

Subsequent events have been evaluated through May 8, 2017, the date the financial statements were available to be issued.

F-8

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 11, 2017	DRONE USA, INC.

	By:	/s/Michael Bannon
Name: Michael Bannon
Title: President, Secretary

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EXHIBIT INDEX

Exhibit	Description

3.1+	Certificate of Incorporation of the Registrant

3.2+	Amended and Restated Bylaws of the Registrant

3.3+	Certificate of Amendment to the Certificate of Incorporation filed April 27, 2016

4.1+	Specimen Stock Certificate evidencing the shares of Common Stock

4.2+	Specimen Stock Certificate evidencing the shares of Series A Preferred Stock

10.1*+	Drone USA, Inc. 2016 Stock Incentive Plan

10.2+	Senior Secured Revolving Credit Facility Agreement (the “Credit Facility”) with TCA Global Credit Master Fund, L.P., dated September 13, 2016

10.3+	Stock Purchase Agreement among Paul Charles Joy II, Trustee of the Paul C. Joy and Kathryn B. Joy Trust-Fund B, Kathryn Blake Joy, Trustee of the Paul C. Joy and Kathryn B. Joy Trust-Fund C, Howco Distributing Co. and Drone USA, LLC, dated August 4, 2016

10.4+	Joint Venture Agreement dated June 1, 2016 between Drone USA, Inc. and BRVANT

10.5+	Convertible Note dated July 1, 2016 issued by Drone USA, Inc. to Michael Bannon

10.6+	Convertible Note dated December 11, 2015 issued by Drone USA, Inc. to AIG

10.7+	World Trade Center Lease Agreement dated April 26, 2016 and Addendum dated May 26, 2016 between Drone USA, Inc. and Servcorp LLC

10.8+	Howco Lease Agreement dated April 28, 2009, as amended

10.9+	TCA Engagement Agreement dated March 28, 2017

10.10+	Ardour Capital Engagement Agreement dated January 7, 2017

10.11+	Caro Engagement Agreement dated December 26, 2016

10.12+	Sublease Agreement dated November 17, 2016 Between Empirical Systems Aerospace, Inc. and Drone USA, Inc.

10.13+	Manufacturing Agreement dated November 2016 between Empirical Systems Aerospace, Inc. and Drone USA, Inc.

80

10.14+	Employment Agreement dated July 1, 2016 between Michael Bannon and Drone USA, Inc.

10.15*+	Employment Agreement dated October 1, 2016 between Dennis Antonelos and Drone USA, Inc.

10.16*+	Employment Agreement dated May 31, 2016 between Paulo Ferro and Drone USA, Inc.

10.17*+	Employment Agreement dated March 29, 2017 between Matthew Wiles and Howco Distributing Co.

10.18*+	Employment Agreement dated September 9, 2016 between Charles Joy and Howco Distributing Co.

10.19*+	Employment Agreement dated September 9, 2016 between Kathy Joy and Howco Distributing Co.

10.20+	Settlement Agreement dated August 18, 2016 between Rockwell Capital Partners, Inc. and Drone USA, Inc.

10.21+	Equity Exchange Agreement dated January 26, 2016 between Texas Wyoming Drilling, Inc., Drone USA, LLC, the members of Drone USA, LLC and Margaret Cadena

10.22+	Agreement dated September 2016 between the Portuguese Government, the National Aviation Authority of Portugal and Aeroportos de Portugal and Drone USA, Inc.

*	Indicates management contract or compensatory plan

+	Previously Filed

81